          As filed with the Securities and Exchange Commission on June 12, 1997
                                                           Registration No. 333-

--------------------------------------------------------------------------------

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               COYOTE SPORTS, INC.
              ----------------------------------------------------
                 (Name of small business issuer in its charter)

           Nevada                           3949                  88-0326730
------------------------------ ----------------------------  -------------------
(State or jurisdiction of      (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

          2291 Arapahoe Avenue, Boulder, Colorado 80302, (303) 417-0942
        -----------------------------------------------------------------
              (Address and telephone number of principal executive
                    offices and principal place of business)

                          Mel S. Stonebraker, President
                               Coyote Sports, Inc.
                              2291 Arapahoe Avenue
                             Boulder, Colorado 80302
                                 (303) 417-0942
         --------------------------------------------------------------
           (Name, address and telephone number of agents for service)

                                   Copies to:
                                   ----------
                               David J. Cook, Esq.
                            Laurie P. Glasscock, Esq.
                             Julie A. Johnson, Esq.
                         Chrisman, Bynum & Johnson, P.C.
                              1900 Fifteenth Street
                             Boulder, Colorado 80302
                                 (303) 546-1300


                            Ward E. Terry, Jr., Esq.
                            Daniel B. Markofsky, Esq.
                   Clanahan, Tanner, Downing & Knowlton, P.C.
                                  1600 Broadway
                                   Suite 2400
                                Denver, CO 80202
                                 (303) 830-9111

                           -------------------------
Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                                     PROPOSED                PROPOSED
                                                                      MAXIMUM                 MAXIMUM
                                               AMOUNT                OFFERING                AGGREGATE            AMOUNT OF
   TITLE OF EACH CLASS OF                      TO BE                 PRICE PER                OFFERING           REGISTRATION
SECURITIES TO BE REGISTERED                  REGISTERED              SHARE /(1)/             PRICE /(1)/              FEE
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                                  1,322,500/(2)/              $ 6.50            $   8,596,250          $  2,578.88
--------------------------------------------------------------------------------------------------------------------------------
Warrants                                      1,322,500/(3)/              $  .20            $     264,500          $     79.35
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, underlying Warrants               661,250/(4)/              $ 9.75            $   6,447,188          $  1,934.16
--------------------------------------------------------------------------------------------------------------------------------
Representative's A Warrants                     115,000/(5)/                 -0-            $         100          $         -
--------------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Representative's        115,000/(6)/              $ 6.50            $     747,500          $    224.25
A Warrants
--------------------------------------------------------------------------------------------------------------------------------
Representative's B Warrants                     115,000/(5)/                 -0-            $         100          $         -
--------------------------------------------------------------------------------------------------------------------------------
Warrants Underlying Representative's B          115,000/(7)/              $  .20            $      23,000          $      6.90
Warrants
--------------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Warrants                 57,500/(8)/              $ 9.75            $     560,625          $    168.19
Underlying Representative's B Warrants
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, Selling Stockholders               50,000/(9)/                 -0-                      -0-         $          -
--------------------------------------------------------------------------------------------------------------------------------
Warrants, Selling Stockholders                  200,000/(9)/                 -0-                      -0-         $          -
--------------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Warrants, Selling       100,000/(9)/              $ 9.75            $    975,000          $     292.50
Stockholders
--------------------------------------------------------------------------------------------------------------------------------

Total                                                 -                        -              $17,614,263           $ 5,284.23
================================================================================================================================

(1) Calculated pursuant to Rule 457 of the rules and regulations promulgated under the Securities Act of 1933, as amended.
(2) These shares will be offered to the public in the registrant's public offering (including 172,500 shares that the representative of the underwriters (the "Representative") has the option of purchasing from the registrant to cover over-allotments, if any).
(3) These Warrants will be offered to the public in the registrant's public offering (including 172,500 Warrants that the Representative has the option of purchasing from the registrant to cover over-allotments, if any.)
(4) These shares of Common Stock are issuable upon exercise of the Warrants. An indeterminate number of additional shares of Common Stock are registered hereunder which may be issued as provided in the Warrants in the event that the provisions against dilution in the Warrants become operative.
(5) The registrant will issue to the Representative at the closing of the registrant's public offering 115,000 warrants to purchase 115,000 shares of Common Stock (the "Representative's A Warrants") and 115,000 warrants to purchase 115,000 Warrants (the "Representative's B Warrants").
(6) These shares of Common Stock are issuable upon exercise of the Representative's A Warrants. An indeterminate number of additional Shares are registered hereunder which may be issued as provided in the Representative's A Warrants in the event that the provisions against dilution in the Representative's A Warrant's become operative.
(7)  These Warrants are issuable upon exercise of the Representative's B
     Warrants.
(8) These shares of Common Stock are issuable upon exercise of the Warrants issuable upon exercise of the Representative's B Warrants. An indeterminate number of additional shares of Common Stock are registered hereunder which may be issued as provided in the Warrants issuable upon exercise of the Representative's B Warrants in the event that the provisions against dilution in such Warrants become operative.
(9) These Shares and Warrants are to be issued upon the effective date of this offering in connection with the 1997 Private Placement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              COYOTE SPORTS INC.
                        Form SB-2 Cross Reference Sheet

            Item Number and Description                                Caption or Location in Prospectus
            ---------------------------                                ---------------------------------
Item 1.   Front of Registration Statement and Outside         Facing Page of Registration Statement; Outside Front
          Front Cover Page of Prospectus.................     Cover Page of Prospectus

Item 2.   Inside Front and Outside Back Cover Pages of
          Prospectus.....................................     Inside Front and Outside Back Cover Pages of Prospectus

Item 3.   Summary Information and Risk Factors...........     Prospectus Summary; Risk Factors

Item 4.   Use of Proceeds................................     Prospectus Summary; Use of Proceeds; Risk Factors

Item 5.   Determination of Offering Price................     Risk Factors; Underwriting

Item 6.   Dilution.......................................     Risk Factors; Dilution

Item 7.   Selling Security Holders.......................     Private Placement

Item 8.   Plan of Distribution...........................     Prospectus Summary; Underwriting

Item 9.   Legal Proceedings..............................     Business - Litigation

Item 10.  Directors, Executive Officers, Promoters and        Management; Principal Shareholders; Certain
          Control Persons................................     Transactions

Item 11.  Security Ownership of Certain Beneficial Owners     Principal Stockholders
          and Management.................................

Item 12.  Description of Securities......................     Description of Securities; Capitalization

Item 13.  Interest of Named Experts and Counsel..........     Experts

Item 14.  Disclosure of Commission Policy on                  Management--Statement as to Indemnification;
          Indemnification for Securities Act Liabilities.     Underwriting

Item 15.  Organization Within Last Five Years............     The Company; Certain Transactions

Item 16.  Description of Business........................     Prospectus Summary; Risk Factors; Business

Item 17.  Management's Discussion and Analysis or Plan of     Management's Discussion and Analysis or Plan of
          Operation......................................     Operation

Item 18.  Description of Property........................     Business - Facilities

Item 19.  Certain Relationships and Related Transactions.     Certain Transactions

Item 20.  Market for Common Equity and Related                Inside Front Cover Page of Prospectus; Risk Factors;
          Stockholder Matters............................     Underwriting; Dividend Policy

Item 21.  Executive Compensation.........................     Management

Item 22.  Financial Statements...........................     Prospectus Summary; Financial Statements; Selected
                                                              Financial Data

Item 23.  Changes in and Disagreements With Accountants
          on Accounting and Financial Disclosure.........     Experts

PRELIMINARY PROSPECTUS
                SUBJECT TO COMPLETION, DATED ___________, 1997

[1 LOGO]           1,150,000 Shares of Common Stock and                [2 LOGOS]
          1,150,000 Warrants to Purchase 575,000 Shares of Common Stock

                              COYOTE SPORTS, INC.

     Coyote Sports, Inc. (the "Company" or "Coyote") is offering 1,150,000 shares of common stock of the Company (the "Shares"), and 1,150,000 redeemable Class A common stock purchase warrants (the "Warrants"). The Shares and Warrants offered hereby (sometimes collectively referred to as the "Securities") may only be purchased together in this offering on the basis of one Share and one Warrant. Two Warrants entitle the holder to purchase one share of Common Stock at a price equal to $________ (between 125 to 150% of the public offering price of the Shares) (the "Warrant Exercise Price") during the three-year period commencing on the date of this Prospectus. The Warrants are subject to redemption by the Company on 45 days prior written notice under certain conditions. See "Description of Securities."

     It is currently anticipated that the offering price of the Shares will be between $4.50 and $6.50 per Share, and that the offering price of the Warrants will be between $.10 and $.20 per Warrant. Prior to the offering of the Company's securities as described herein, there has been no public market for the Shares or the Warrants and there can be no assurance that any such market will develop. The initial offering price has been determined by negotiation between the Company and Cohig & Associates, Inc., the Representative of the Underwriters (the "Representative"). For a discussion of the factors considered in determining the initial public offering price, see "Underwriting." Application has been made to have the Shares and the Warrants approved for quotation on The Nasdaq SmallCap Market.

     THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===============================================================================
                            Price to         Underwriting        Proceeds to
                             Public          Discounts (1)        Company(2)
-------------------------------------------------------------------------------
Per Share.............. $                  $                   $
-------------------------------------------------------------------------------
Per Warrant............ $                  $                   $
-------------------------------------------------------------------------------
Total(3)............... $                  $                   $
===============================================================================

(1) The Company has agreed to pay the Representative a non-accountable expense allowance equal to 3% of the gross offering proceeds, and to issue to it, the Representative's Warrants (as defined herein). The Company has also agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated offering expenses of $630,000, including the non-accountable expense allowance.

(3) The Company has granted the Representative separate options, exercisable within 45 days from the date of this Prospectus, to purchase up to an additional 172,500 Shares and/or 172,500 Warrants on the same terms as set forth above solely to cover over-allotments, if any. If the over-allotment options are exercised in full, the total Price to Public, Underwriting Discounts and Proceeds to Company will be $_________, $_________ and $________ respectively. See "Underwriting."

        The Shares and Warrants are being offered severally by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part and certain other conditions. It is expected that delivery of the certificates representing the Shares and the Warrants will be made on or about ________, 1997.

                           COHIG & ASSOCIATES, INC.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+          The date of this Prospectus is                    , 1997.           +
+                                                                              +
+ Information contained herein is subject to completion or amendment. A        +
+ registration statement relating to these securities has been filed with the + + Securities and Exchange Commission. These securities may not be sold nor may +
+ offers to buy be accepted prior to the time the registration statement       +
+ becomes effective. This prospectus shall not constitute an offer to sell or  +
+ a solicitation of an offer to buy nor shall there be any sale of these       +
+ securities in any State in which such offer, solicitation or sale would be + + unlawful prior to registration or qualification under the laws of such State.+
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   [INSIDE FRONT COVER - ARTWORK TO FOLLOW]






     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AND WARRANTS AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     The Company intends to furnish its security holders with annual reports containing audited financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

     On the effective date of the Registration Statement of which this Prospectus forms a part, the Company will become a "reporting company" under the Exchange Act. The Company intends to register the Common Stock and the Warrants under the Exchange Act as of the effective date of the Registration Statement. The Company is a "small business issuer" as defined under Regulation S-B adopted under the Securities Act of 1933, as amended (the "Securities Act"), and will file reports with the Commission pursuant to the Exchange Act on forms applicable to small business issuers.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and the notes thereto appearing elsewhere in this Prospectus. Coyote conducts all of its operations through its subsidiaries, Apollo Sports Technologies, Limited. ("Apollo"), Apollo Golf, Inc. ("Apollo U.S."), Reynolds Cycle Technology, Limited. ("Reynolds"), ICE*USA LLC ("ICE"), Cape Composites, Inc., a wholly-owned subsidiary of Sierra Materials, LLC (which collectively shall be referred to herein as "Sierra Materials") and Pentiumatics Sdn., Bhd. ("Pentiumatics"). As used in this Prospectus, unless the context otherwise requires, the term Company includes Coyote and all of its subsidiaries. Unless otherwise indicated, all share and per share data and information contained in this Prospectus relating to the number of shares of Common Stock outstanding (i) reflects a 3,450 to one forward stock split effected June 11, 1997; (ii) assumes the issuance upon consummation of this offering of an aggregate of 50,000 Shares and Warrants to purchase 100,000 Shares in connection with a private placement financing in April 1997 (see "Private Placement"); (iii) assumes no exercise of the overallotment option (172,500 Shares and/or 172,500 Warrants); (iv) does not include up to 500,000 shares of Common Stock reserved for issuance upon exercise of options available for grant under the Company's 1997 Stock Option Plan (the "Option Plan") and (v) does not include up to 172,500 Shares reserved for issuance to the Representative pursuant to this offering (the "Representative's Warrants"). See "Description of Securities" and "Underwriting."

                                   The Company


     Coyote Sports, Inc. designs, engineers, manufactures, markets and distributes brand name sports equipment and recreational products worldwide. The Company's products include steel and graphite golf shafts, premium grade cycle tubing, aluminum and composite ski poles and javelins. The Company produces graphite and other advanced composite materials for use in the production of golf shafts, fishing poles, ski poles, hockey sticks and other third party manufactured products. The Company will be producing aluminum extruded alloys for such products as cycle tubing, ski poles and tennis rackets. The Company manufactures its Apollo golf shafts in its manufacturing facility in Oldbury, England, its Reynolds cycle tubing in Tyseley, England, its ICE ski poles and graphite and other advanced composite materials in California and will be manufacturing extruded aluminum alloys in Southeast Asia.

     During the year ended December 31, 1996, the greatest portion of the Company's sales were derived from its Apollo steel golf shafts and Reynolds' cycle tubing. Apollo is the only manufacturer of seamless steel golf shafts in the world. Management believes that the physical integrity of the seamless golf shaft is superior to the welded golf shafts made by its competitors. Seamless tubes can be manufactured using a greater variety of high carbon alloys which the Company believes increase golf shafts strength and consistency and permits greater design versatility. Apollo has a strong OEM customer base, including in alphabetical order, such brand names as Callaway Golf, Inc., Cobra Golf, Inc., Focus Golf, Harris International, Karsten, Knight Golf, MacGregor Golf, Mizuno Golf Company, Northwestern Golf, Titleist and Wilson Sporting Goods Company. Reynolds ranks as one of the leading suppliers of premium brand cycle tubing serving such customers as GT Bicycle, Inc., Kona Bicycles USA, Raleigh Bicycle Company, Ltd. and Trek Bicycle Corp. Twenty-seven of the last 35 Tour de France races were won with bicycles made from Reynolds' tubing.

     Coyote's business objective is to become a leading provider of sports equipment and recreational products. Coyote management intends to build a consolidated group of companies engaged in related and complementary businesses that work together to compete effectively in the sports and recreation industry. The Company intends to continue to purchase undervalued companies within the sports and recreation industry with experienced management, that have well-established brand names and product lines, and strong engineering and design capabilities. Management intends to strengthen and foster the growth of these companies through the introduction of additional manufacturing capabilities and techniques, expanded sales and marketing efforts and vertical integration of company-wide manufacturing and distribution capabilities. Since September 1996, Coyote has acquired sole ownership of four companies and has a controlling interest in two other companies in furtherance of this strategy.

     The Company's strategies to achieve its objective and facilitate its growth is to: (i) continue to evaluate and acquire businesses compatible with the Company's objective; (ii) expand further into the graphite golf shaft market;
(iii) increase the production of steel golf shafts to the optimal manufacturing plant production output so as to realize cost efficiencies; (iv) shift the manufacturing mix to products with higher value to increase per unit profitability;(v) introduce aluminum alloy cycle tubing and other products through a new manufacturing facility in Southeast Asia; (vi) increase the capacity of the Company's graphite and other advanced composite materials manufacturing facility; and (vii) expand product offerings into new and existing markets.

     The Company was incorporated in Nevada on October 24, 1994. The Company's principal offices are located at 2291 Arapahoe Avenue, Boulder, Colorado 80302, and its telephone number is (303) 417-0942.

                                  The Offering


Securities offered ..........................  1,150,000 Shares and Warrants.
                                               Two Warrants will entitle the
                                               holder to purchase one share of
                                               Common Stock at the Warrant
                                               Exercise Price during the
                                               three-year period commencing on
                                               the date of this Prospectus. The
                                               Warrants will be redeemable
                                               under certain circumstances in
                                               the Company's discretion if the
                                               closing high bid price of the
                                               Shares exceeds the Warrant
                                               Exercise Price by at least 50%
                                               during a period of at least 20
                                               of the 30 trading days
                                               immediately preceding notice of
                                               the Company's intent to redeem
                                               the Warrants. See "Description
                                               of Securities."

Common Stock outstanding before offering.....  3,450,000 Shares

Common Stock outstanding after offering......  4,650,000 Shares/(1)/

Warrants to be outstanding after offering....  1,637,500/(2)/

Exercise Price of Warrants...................  $__________ (between 125% to
                                               150%) of the initial public
                                               offering price of the Shares,
                                               subject to adjustment in certain
                                               circumstances. See "Description
                                               of Securities-- Warrants."

Use of Proceeds..............................  Acquisitions, loan repayment, capital equipment for Sierra
                                               Materials and Pentiumatics, debt
                                               repayment for Sierra Materials,
                                               repayment of stockholder notes,
                                               marketing and working capital.
                                               See "Use of Proceeds."

Proposed NASDAQ SmallCap symbols.............

         Common Stock........................  "COYT"

         Warrants............................  "COYTW"

--------------------
(1) Does not include 172,500 shares assuming the exercise of the overallotment option. Does not include (i) up to 659,375 shares issuable upon exercise of the Warrants, (ii) up to 115,000 shares issuable upon exercise of the Representative's A Warrants, and (iii) up to 57,500 shares issuable upon exercise of the Representative's B Warrants (collectively referred to herein as the "Additional Securities"). See "Description of Securities" and "Underwriting".

(2) Includes the (i) 1,322,500 Warrants to be issued in this offering assuming the exercise of the overallotment option; (ii) up to 115,000 Warrants to be issued to the Representative; and (iii) 200,000 Warrants to be issued in connection with the Private Placement.
                                  Risk Factors

     This offering involves a high degree of risk and immediate substantial dilution. Prospective investors should carefully consider the matters set forth under "Risk Factors" and "Dilution."

                       SUMMARY CONSOLIDATED FINANCIAL DATA
                 (In thousands, except per share and share data)

     The following historical summary consolidated statement of operations data for each of the years in the two-year period ended December 31, 1996 and the historical summary balance sheet data as of December 31, 1996 are taken or derived from the historical consolidated financial statements of the Company included elsewhere herein, which were audited by KPMG Peat Marwick LLP as set forth in their report thereon also included herein. The historical summary consolidated statements of operations data for the three months ended March 31, 1996 and 1997 are taken or derived from the unaudited consolidated financial statements of the Company included elsewhere herein. In the opinion of management, such unaudited interim consolidated financial statements reflect all adjustments (including only normal recurring accruals) which in the opinion of management are necessary for a fair presentation of the results for these periods. The operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. The following summary unaudited pro forma financial data are taken or derived from the unaudited pro forma condensed combined financial statements of the Company included elsewhere herein. The pro forma data are not necessarily indicative of the results of the operations or financial position that would have been obtained had the acquisitions occurred as of the beginning of the periods covered thereby nor do they purport to be indicative of the future results of operations or financial position of the Company. The summary financial and operating data should be read in conjunction with the financial statements, including notes thereto, included elsewhere in the Prospectus and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                Year Ended December 31,              Three Months Ended March 31,
                                           --------------------------------        -------------------------------
                                                               Pro forma/(1)/                          Pro forma/(2)/
                                           1995        1996          1996          1996         1997         1997
                                           -----     --------      --------        -----      -------      -------
Consolidated Statement of
Operations Data:
   Net sales..........................     $   -        5,453        23,522           10        5,376        6,309
   Cost of goods sold.................         -       (3,029)      (14,536)         (12)      (3,157)      (3,893)
                                           -----     --------      --------        -----      -------      -------
   Gross profit (loss)................         -        2,424         8,986           (2)       2,219        2,416
   Selling, general and
        administrative expenses.......      (371)      (3,139)       (9,892)         (98)      (2,717)      (2,954)
                                           -----     --------      --------        -----      -------      -------
   Operating loss.....................      (371)        (715)         (906)        (100)        (498)        (538)
   Other income (expense).............         -           92          (106)           -         (116)        (118)
   Income tax benefit (expense).......         -            -          (248)           -          111          111
   Minority interest..................         -           (6)           (6)           -            6           18
                                           -----     --------      --------        -----      -------      -------

   Net loss...........................    $ (371)        (629)                      (100)        (497)
                                          ======       ======                     ======       ======
   Net loss per share.................    $(0.11)      $(0.18)                    $(0.03)      $(0.14)
                                          ======       ======                     ======       ======
   Pro forma net loss.................                               (1,266)                                  (527)
                                                                   ========                                =======
   Pro forma net loss per share/(3)/..                             $  (0.37)                               $ (0.15)
                                                                   ========                                =======
   Shares used in computing
      net loss per share and
      pro forma net loss per
      share/(3)/...................... 3,450,000    3,450,000     3,450,000    3,450,000    3,450,000    3,450,000

                                                              December 31,             March 31, 1997
                                                                             --------------------------------
                                                                  1996          Actual       As Adjusted/(2)(4)/
                                                                  ----          ------       ----------------
Balance Sheet Data:
   Cash..............................................       $      305       $   1,293       $     6,511
   Working capital...................................            2,269           1,660             6,877
   Total assets......................................           12,108          15,463            20,680
   Total liabilities.................................            6,563          10,226             9,813
   Minority interests in net assets of subsidiaries...             210             203               203
   Total stockholders' equity........................            5,335           5,034            10,664

--------------------
(1) Pro forma financial information is based upon the historical consolidated financial statements of the Company for the year ended December 31, 1996, the historical combined financial statements of TI Apollo, Apollo U.S., TI Reynolds and a manufacturing facility for the nine months ended September 30, 1996 (collectively, the "Apollo Entities"), and the historical financial statements of Sierra Materials for the period March 1, 1996 to December 31, 1996.
(2) Pro forma financial information is based upon the historical consolidated financial statements of the Company and the historical financial statements of Sierra Materials.
(3) Calculated as described in Note 1 of Notes to Consolidated Financial Statements.
(4) Pro forma as adjusted amounts reflect the sale of 1,150,000 Shares of Common Stock and 1,150,000 Warrants (excluding any Shares and Warrants which may be sold as a result of the exercise of the overallotment option) as contemplated by this Prospectus at an assumed price of $5.50 per Share of Common Stock, net of $1,279,750 of estimated offering expenses and underwriting discounts and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

     The purchase of the Shares and the Warrants is speculative and involves a high degree of risk and immediate and substantial dilution. Prospective investors should carefully consider all of the information contained in this Prospectus and, in particular, the following factors which could adversely affect the operations and prospects of the Company, before making a decision to purchase any Shares or Warrants.

Risk Factors Related to the Business of the Company
---------------------------------------------------

Forward Looking Statements. The following cautionary statements are made pursuant to the Private Securities Litigation Reform Act of 1995 in order for the Company to avail itself of the "safe harbor" provisions of that Act. The discussions and information in this Prospectus may contain both historical and forward-looking statements. To the extent that the Prospectus contains forward-looking statements regarding the financial condition, operating results, business prospects or any other aspect of the Company, please be advised that the Company's actual financial condition, operating results and business performance may differ materially from that projected or estimated by the Company in forward-looking statements. The Company has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from the Company's current expectations. The differences may be caused by a variety of factors, including but not limited to adverse economic conditions, general decreases in consumer spending for sports equipment and recreational products, intense competition, including entry of new competitors, increased or adverse governmental regulation, inadequate capital, unexpected costs, lower sales and net income than forecasted, loss of significant customers, price increases for raw materials, inability to raise prices, the risk of litigation and administrative proceedings involving the Company and its employees, higher than anticipated labor costs, labor disputes, the possible fluctuation and volatility of the Company's operating results and financial condition, adverse publicity and news coverage, adverse currency exchange rates, inability to carry out marketing and sales plans, loss of key executives, changes in interest rates, inflationary factors, and other specific risks that may be alluded to in this Prospectus.

Recent Operating Losses and Accumulated Deficit. Coyote has acquired an interest in seven companies since inception, one of which was recently dissolved. Of these, Apollo, Apollo U.S., Reynolds and ICE were the only companies with business operations during the year ended December 31, 1996, and which had been acquired as of that date. The Company, on a consolidated historical basis, incurred a net loss of $629,044 for the year ended December 31, 1996. Subsequent to December 31, 1996, the Company acquired two additional entities, Sierra Materials and Pentiumatics, in exchange for cash and the assumption of indebtedness. Sierra Materials operated at a loss for the year ended December 31, 1996. Pentiumatics was acquired by the Company in April 1997 and has had no prior business operations. From inception through March 31, 1997, the Company had an accumulated deficit of $1,513,808. In order to become profitable, the Company must increase sales while effectively managing costs. The Company plans to attain profitability, in part, through more efficient utilization of existing plant capacities at Apollo and Reynolds, expanding manufacturing capacity at Sierra Materials, commencing manufacturing at Pentiumatics following confirmation of the completion of such subsidiary's purchase of land, building, and plant equipment and machinery, and by acquiring companies whose businesses would be complementary to, and compatible with, the existing business of the Company's subsidiaries. There can be no assurance that the Company will be able to achieve these goals or attain profitability. See "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

Expansion Strategy; Acquisitions and their Integration; Additional Capital Requirements. Since inception, the Company has acquired an equity interest in seven companies. In May 1997, the Company and its partner dissolved one of the companies whose objective was to evaluate the business opportunities in marketing and selling sporting apparel. An important part of the Company's growth strategy is to increase sales through product innovation and pursuing growth opportunities in domestic and international markets, including growth through acquisitions. In most cases, the Company will not be required to obtain stockholder approval in order to complete its acquisitions. Acquisitions involve numerous risks, including potential difficulties in the assimilation of acquired operations, diversion of management's attention away from normal operating activities, negative financial impact based on the amortization of any acquired intangible assets, potential loss of key employees of the acquired operation and potential financial risks resulting from pre-acquisition liabilities that may exceed any indemnities provided by the seller of the acquired company. The successful integration of any such acquisition is critical to the future financial performance of the Company. Complete integration of any acquisitions could take several fiscal quarters to accomplish and would require, among other considerations, assimilation of the acquired companies, their management, personnel and procedures as part of the Company's existing consolidated group and coordination of the respective companies' sales and marketing and research and development efforts. There can be no assurance that present and potential customers of the Company and any acquired entity would continue purchasing from the Company. In addition, the process of combining two organizations could cause the interruption of, or loss of momentum in, the activities of either or both companies' businesses, which could have an adverse impact on their combined operations. The Company believes that there may be other acquisition opportunities which could complement its existing businesses. While the Company regularly evaluates acquisition and business combination opportunities, there are no commitments or agreements with respect to any potential additional acquisition as of the date of this Prospectus. There can be no assurance that the recent acquisitions or any other business that the Company may acquire in the future will be effectively and profitably integrated into the Company.

    Although the Company plans to allocate $1,600,000 from the proceeds of this offering for acquisitions, the Company may require additional capital beyond that amount in order to carry out its acquisition strategy. The Company's ability to execute its growth strategy depends to a significant degree on its ability to obtain additional debt or equity financing. Other than the proceeds from this offering, the Company has no commitments for additional borrowings or sales of equity securities, and there can be no assurance that the Company will be successful in consummating any such future financing arrangements on terms favorable to the Company or that any such acquisition will not force the Company to acquire additional debt. Factors which could affect the Company's access to the capital markets, or the cost of such capital, include changes in interest rates, general economic and market conditions, the perception in the capital markets of the Company's present businesses, results of operations, leverage, financial condition and business prospects or concerns in the capital markets regarding the potential for growth in the particular industries in which the Company's subsidiaries conduct their businesses. Expansion or acquisition costs could adversely affect the Company's liquidity and financial stability. See "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

MANAGEMENT OF GROWTH. The Company has experienced significant growth in the past two years and expects such growth to continue. The Company's growth may place significant strains on the Company's future management, staff, working capital, and operating and financial control systems. There can be no assurance that the Company's management, staff, working capital and systems will be adequate to support its future anticipated growth. The failure to continue to upgrade operating and financial control systems, to recruit qualified staff or to respond effectively to difficulties encountered during expansion could have a material adverse effect on the Company's business, results of operations and financial condition.

Dependence on Foreign Manufacturing Operations; Country Risks and Exchange Rate Fluctuations. For the year ended December 31, 1996, and the three months ended March 31, 1997, substantially all of the Company's revenues were from products manufactured in foreign countries. The Company's business is highly dependent upon steel golf shaft and cycle tubing products that are manufactured in England utilizing raw materials furnished by a foreign supplier. In the future, the Company expects that an expanded number of its products will be manufactured in Southeast Asia. The Company's business is subject to the risks generally associated with doing business abroad, such as delays in shipment, foreign governmental regulation, adverse fluctuations in foreign exchange rates, embargoes, tariffs, exchange controls, trade disputes, expropriation, changes in economic conditions and governmental instability in the countries in which the Company's manufacturing plants are located. The Company's business is also subject to the risks associated with the enactment of additional United States or foreign legislation and regulations relating to exports or imports, including quotas, duties, taxes or other charges or restrictions that could be imposed upon the import or export of the Company's products in the future which, if imposed, could have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Dependence on Economic Conditions and Consumer Trends. The Company's business is subject to economic cycles and changing consumer trends. Purchases of discretionary sports equipment and recreational products tend to decline in periods of economic uncertainty. The Company's products are generally used by its customers in manufacturing finished goods for sale. Any significant decline in general economic conditions or uncertainties regarding future economic prospects that affect consumer spending could have a material adverse effect on the Company's business, results of operations and financial condition. In the past ten years, there has been increased consumer spending on golf, cycle and skiing products. There can be no assurance that consumer spending for golf, cycle and skiing products will continue. Any general decline in the size of the market for golf shafts, cycle tubing or ski poles, whether from general economic conditions, or otherwise or any adverse change in the sale of products manufactured for the Company's customers could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business."

Seasonality and Dependence on Customers' Markets. Golf equipment, cycle tubing and ski poles are seasonal products. The Company's results of operations may be materially adversely affected by quarter-to-quarter changes in unit sales to individual customers. Such changes may result from either decisions by the customer to increase or decrease purchases or from the traditional volatility in consumer demand for products. The Company believes that this volatility is likely to continue in the future as customers seek to gain competitive advantage through increased technology, innovation and design. The mix of products may also contribute to quarterly or other periodic fluctuations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Limited Supply of Carbon Fiber. The business of the Company's subsidiary, Sierra Materials, is dependent on the availability of carbon fiber raw materials. There are a limited number of carbon fiber suppliers worldwide. In recent years, carbon fiber has, from time to time, been subject to limited supply. Sierra Materials is, and expects to remain throughout 1997, on allocation from its suppliers for carbon fiber materials used in its products. Although it is anticipated in the future that the supply of carbon fiber will increase, there can be no assurance that the carbon fiber supply currently committed to Sierra Materials will be available when required or that Sierra Materials' allocation will be sufficient to meet currently projected demand or additional opportunities. Because Sierra Materials purchases large volumes of carbon fiber, any decrease in the supply or increase in the cost of Sierra Materials' carbon fiber could have a material adverse effect on the business, results of operations and financial condition of Sierra Materials. See "Business--Sierra Materials."

Dependence on Key Personnel. The Company's success depends to a considerable extent on the performance of its senior management team. The loss of the services of a limited number of key management personnel, particularly Mel S. Stonebraker, Chief Executive Officer, James M. Probst, Chief Operating Officer, or certain key employees of the Company or its subsidiaries, could have a material adverse effect on the Company. Although the Company has employment agreements with Messrs. Stonebraker and Probst which extend through the year 2000, and which contain a non-competition clause prohibiting such employees from competing for nine months after termination, such agreements are difficult to enforce against employees. The Company has key-person life insurance policies in the amounts of $1,000,000 each on the lives of Messrs. Stonebraker and Probst. See "Management- Employment Agreements."

Environmental Considerations. The Company's operations are subject to governmental, environmental and health and safety laws and regulations, including the laws of the United Kingdom and Southeast Asia, that impose workplace standards and limitations on the discharge of pollutants into the environment and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of certain materials, substances and wastes. The environmental laws in the United Kingdom are presently being redrafted and, although no assurance can be given, the Company believes that its facilities in the United Kingdom will be in compliance with the new legislation as anticipated to be enacted. The nature of the Company's heavy industrial manufacturing and assembly operations in Oldbury and Tyseley, England, its manufacturing facility in California and its future operations in Southeast Asia could expose the Company to the risk of claims with respect to environmental matters. Although compliance with governmental requirements relating to the protection of the environment has not had a material adverse effect on the Company's business results of operations or financial condition to date, there can be no assurance that material costs or liabilities will not be incurred in connection with such environmental matters in the future. The Company's Oldbury facility has a permit to discharge waste effluent into a settling pond located on-site. The Company believes it is in compliance with the discharge permit. In addition, expenditures for upgrades to Apollo's effluent treatment system, if required, may be material. The Company holds an indemnity from the seller of this property for certain remediation attributable to the settling pond which is limited to five years and 500,000 Pounds Sterling. The existence of the settling pond on future events, such as changes in existing laws and regulations or enforcement policies or the discovery of contamination on sites owned or operated by the Company, may give rise to additional compliance costs or operational interruptions which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Governmental Regulation."

Financing and Liquidity. The Company's capital requirements have been and will continue to be significant. To date, the Company has funded its capital requirements primarily with equity investments from the Company's founders and the gross proceeds of $1,500,000 obtained by the Company pursuant to the Private Placement. Part of the net proceeds to be received by the Company from this offering will be used to repay the principal amount of $1,500,000 and to repay in full debt of approximately $115,000 to a stockholder. The Company anticipates that the proceeds to the Company from this offering, together with projected cash flows from operations, will be sufficient to satisfy its contemplated cash requirements for at least twelve months following the consummation of this offering. However, the Company's growth strategies include acquisition which, in particular, could create cash requirements beyond those presently contemplated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Competition. The sports equipment and recreational products industry is highly competitive. The Company faces competition, from companies, many of which have greater financial and management resources, research and development facilities and manufacturing and marketing capabilities, including brand name recognition, than the Company. There can be no assurance that technological and other developments by the Company's competitors or potential competitors will not make the Company's products less competitive in the market. The Company's ability to compete effectively will depend upon its ability to attract and retain qualified personnel, innovate its manufacturing techniques and processes, make adequate provision for its raw material requirements and supplies through long-term supply agreements, maintain and expand its technological capabilities, continue the process of vertically integrating its manufacturing and distribution capabilities through further acquisitions of companies whose businesses complement those of the Company, market and sell existing products to new customers, develop new products for existing and new customers, service its products and further develop its sales force. Golf product sales are driven, in significant part, by technological improvements and innovations which will require that the Company maintain its ability to compete in this area. No assurance can be given that the Company will be able to compete effectively. See "Business."

Control by Management and Principal Stockholders. Following the completion of this offering, the Company's executive officers and directors and founding stockholders together will beneficially own 3,450,000 shares (74.2% of the shares outstanding after this offering assuming the overallotment option is not exercised). As a consequence, management and the existing stockholders will be in control of the Company, including the ability to elect all of the persons serving on the Company's Board of Directors, following completion of this offering. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Principal Stockholders."

Labor Unions; Risk of Work Stoppage. The Company's employees at its Oldbury and Tyseley, England facilities are represented by several trade unions for collective bargaining purposes. Approximately 223 of Apollo's employees and approximately 19 additional Reynolds employees are covered by different trade union agreements, representing individual trade unions, regarding such issues as grievance procedures and safety. These union agreements may be renegotiated at various times in the future, depending on a variety of circumstances. Although the Company believes its relations with its employees are good, there can be no assurance that the Company will not experience work stoppages or slowdowns in the future. Any such work stoppage or slowdown could have a material adverse effect on the business results of operations and financial condition of the Company's Apollo and Reynolds subsidiaries. In addition, there is no assurance that the Company's non-union facilities will not at sometime in the future become subject to labor disputes and union organizational efforts. See "Business--Employees."

Dependence on Proprietary Technology. The Company relies primarily on trademark and trade secret laws and confidentiality procedures to protect its proprietary processes and product designs. Although the Company intends to protect its intellectual property, there can be no assurance that the steps that are taken by the Company in this regard will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. Furthermore, litigation may be necessary to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement could have a material adverse effect on the Company's business, results of operations and financial condition. Such litigation could result in substantial costs and diversion of resources and personnel. See "Business --Proprietary Information."

Product Liability Risk; Limited Insurance Coverage and Uninsured Risks. Due to the nature of the Company's golfing, cycling and skiing products, the Company is subject to product liability claims involving personal injuries allegedly related to Apollo's golf shafts, Reynolds' cycle tubing and ICE ski poles. The Company's Apollo, Reynolds and ICE subsidiaries currently carry occurrence-based product liability insurance policies. The Company believes that its insurance has been and continues to be adequate to cover product liability claims. Nevertheless, any future claims are subject to the uncertainties related to litigation, and the ultimate outcome of such proceedings or claims cannot be predicted. Due to the uncertainty with respect to the nature and extent of manufacturers' and distributors' liability for personal injuries, there is no assurance that the product liability insurance of the Company's subsidiaries is or will be adequate to cover such claims. Further, there can be no assurance that insurance will remain available or, if available, that it will not be prohibitively expensive. Although the Company believes it has adequate insurance coverage against hazards and risks which are typical in the businesses conducted by its subsidiaries and that such coverage is in reasonable amounts, there can be no assurance that due to certain unforseen circumstances that such insurance will be adequate in every instance. In addition, certain hazards and risks may be specifically excluded from coverage under the policies maintained by the Company or otherwise may be unavailable to the Company or other companies within the industry. The loss of insurance coverage or claims exceeding that coverage or uninsured risks or hazards could have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Industrial Injuries. The Company is subject to the normal kind of claims from employees in heavy industrial manufacturing operations. Several employees at Apollo's heavy industrial manufacturing facility have filed claims concerning a variety of work related ailments, including a condition which results from prolonged exposure to machinery which vibrates. The Company is intent on remedying this exposure by replacing certain equipment. Apollo's Employers Liability Insurance Policy and related insurance company are involved with processing and settlement of these claims. No assurance can be given that these claims can be settled at reasonable cost to the Company or that repair or replacement of certain machinery will not cost more than expected or be required in a manner other than as contemplated by management. See "Business--Governmental Regulations."

Substantial Purchase Obligation. ICE was formed on September 18, 1996, by the transfer of certain assets from Expedition Trading Company ("Expedition") which also acquired a 20% membership interest in ICE. Expedition is entitled to receive 7% of gross sales from ICE from 1997 through 2002, with a minimum payment of $100,000 per year and a maximum payment of $200,000 per year. In 2003, ICE must pay Expedition $1.5 million less all amounts previously paid to date under the agreement. Expedition retains a security interest in all of the ICE assets. No assurance can be given that ICE can be profitable in the future with the burden of the Expedition payment or that the Company will be able to meet its substantial payment obligation to Expedition in 2003. Failure to meet that obligation would cause a default under the agreement and possible loss of the ICE assets, including its trade name, customer lists, and proprietary information which the Company will have developed over the period of time prior to 2003. (See "Business--ICE" and "Business--Acquisition History.")

Risk Factors Related to this Offering
-------------------------------------

Offering Prices. The offering price of the Shares and Warrants and the Warrant Exercise Price and other terms of the Warrants being offered hereby were determined by negotiation between the Company and the Underwriter and are not necessarily related to the Company's assets, book value or financial condition, and may not be indicative of the actual value of the Company. See
"Underwriting."

Dilution. At March 31, 1997, after giving effect to a 3,450 for 1 forward stock split, the Company had net tangible book value of $4,049,128 or $1.17 per Share based upon 3,450,000 shares of Common Stock outstanding. Net tangible book value per share is determined by dividing the number of outstanding shares of Common Stock into the net tangible book value of the Company (total assets less total liabilities and intangible assets). After giving effect to the receipt of the net proceeds therefrom, the adjusted net tangible book value at March 31, 1997, would have been $9,679,024 or $2.08 per Share. This represents an immediate increase of $0.91 per Share to current stockholders and an immediate dilution of $3.57 per Share or 63% to the investors in this offering. See "Dilution."

Broad Discretion in Application of Proceeds; Unspecified Acquisitions. Of the approximate $5,217,750 net proceeds from this offering, management intends to allocate $1,600,000 to acquisitions, $1,955,000 to debt repayment (including $115,000 to a stockholder) and $1,300,000 to capital equipment purchases. The remaining $362,750 will be used for working capital and other general corporate purposes. Management believes that the availability of proceeds from this would enhance the Company's ability to expand its business more rapidly by taking advantage of opportunities to acquire competitive or complementary businesses, on a favorable basis. Although the Company is not currently a party to any commitment or agreement with respect to any prospective acquisition, it has explored and continues to evaluate, possible opportunities that complement the Company's businesses. Accordingly, management will have broad discretion concerning the exact nature of the application of net proceeds of this offering. In addition, in the future the Company intends to use its Common Stock or Preferred Stock to acquire additional companies which will dilute the ownership interest of public stockholders. See "Use of Proceeds."

Need for Current Prospectus and State Blue Sky Registrations. Holders of
Warrant will have the right to exercise the Warrants for the purchase of shares of the Company's Common Stock (the "shares") only if there is a current and effective registration statement and prospectus covering the Warrants and the shares issuable upon their exercise, and only if the shares are qualified for sale under the securities laws of the applicable state or states. While the Company has undertaken plans to do so, there can be no assurance that a current Registration Statement and Prospectus will be in effect when any of the Warrants are attempted to be exercised. Although the Company will seek to qualify for sale of the shares of Common Stock underlying the Warrants in those states in which the Securities are to be offered, no assurance can be given that such qualifications will be granted. The Warrants may be deprived of any value if a Prospectus covering the shares issuable upon the exercise thereof is not kept effective and current, or if such underlying shares are not, or cannot be, registered in the applicable states. See "Description of Securities."

Potential Adverse Effect of Warrant Redemption. The Warrants may be redeemed by the Company, after 12 months from the date of this Prospectus, at a price of $.10 per Warrant upon 45 days' notice, if (a) the closing high bid price of the Common Stock has equaled or exceeded ____% (between 125% to 150%) of the then current Warrant Exercise Price, for a period of 20 or more of the 30 consecutive trading days immediately preceding such notice, (b) the Company has in effect a current registration statement with the applicable regulatory authorities registering the common stock issuable upon exercise of the Warrants, and (c) the Representative consents in writing to the redemption if the redemption is proposed to occur within the 18 month period immediately following the Effective Date. Warrantholders shall have exercise rights until the close of the business day preceding the date fixed for redemption. Redemption of the Warrants could force the holders to exercise the Warrants and pay the Warrant Exercise Price at a time when it may be disadvantageous for holders to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. In addition, such Warrants may only be redeemed or exercised if the underlying shares have been qualified for sale, or there is an exemption from applicable qualification requirements, under the securities laws of the state of residence of the holder of the Warrant. See "Description of Securities."

Underwriters' Influence on the Market. A significant number of Shares and Warrants may be sold to customers of the Underwriters. Such customers may subsequently engage in transactions for the sale or purchase of such Securities through or with the Underwriters. Although they have no legal obligation to do so, the Underwriters from time to time in the future may make a market in and otherwise effect transactions in the Securities. To the extent the

Underwriters do so, they may be a dominating influence in any market that might develop and the degree of participation by the Underwriters may significantly affect the price and liquidity of the Company's Securities. Such market making activities, if commenced, may be discontinued at any time or from time to time by the Underwriters without obligation or prior notice. Depending on the nature and extent of the Underwriters' market making activities and retail support of the Company's Securities at such time, the Underwriters' discontinuance could adversely affect the price and liquidity of the Company's Securities.

Lack of Dividends. The Company has not paid any dividends since inception.

Possible Loss of NASDAQ Listing. In order to continue to be listed on NASDAQ, the Company must satisfy certain maintenance standards which relate to the Company's assets, capital surplus and public trading price of its Securities. As a result, there can be no assurance that the Company's Securities will continue to be listed on NASDAQ. If the Company's Shares and Warrants are delisted from NASDAQ trading, subsequent trading in those Securities would thereafter be limited to being conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet NASDAQ listing requirements, or which are commonly referred to as the "pink sheets." As a result, an investor would find it substantially more difficult to dispose of, or to obtain accurate quotations as to the price of the Shares and Warrants. The Company's Securities could become subject to the "penny stock" rules as a consequence of any such delisting.

Shares Eligible for Future Sale. As of March 31, 1997, 3,450,000 shares of the Company's Common Stock, were issued and outstanding, all of which are "restricted securities" and under certain circumstances may, in the future, be sold in compliance with Rule 144 adopted under the Securities Act. Holders of 3,450,000 shares of restricted stock, including all officers and directors of the Company who hold such restricted stock, have agreed that they will not, without the written consent of the Representative, offer to sell, contract to sell, or otherwise sell or dispose of their stock for one year following this offering. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted shares of Common Stock for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the total number of outstanding shares of the same class, or (ii) if the Common Stock is quoted on NASDAQ or a stock exchange, the average weekly trading volume during the four calendar weeks immediately preceding the sale. A person who presently is not and who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned the shares of Common Stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the volume limitations described above.

     The Company is authorized to issue an additional options to purchase up to 500,000 shares of Common Stock under the Company's Option Plan. The Company plans to register for sale under the Securities Act all shares issuable upon exercise of options granted under the Option Plan. Following completion of the offering, assuming no exercise of the over-allotment option, the Company will have outstanding Warrants exercisable to purchase, in the aggregate, 675,000 shares of Common Stock at a price of $______ per share, excluding Warrants issuable upon exercise of the Representative's A Warrants and Representative's B Warrants. See also "Underwriter's Warrant" below. The Company has undertaken to register for sale under the Securities Act all shares issuable upon exercise of those Warrants. No prediction can be made to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market in the future may adversely affect prevailing market prices of the Common Stock and could impair the Company's ability to raise capital in the future through the sale of equity securities. Actual sales or the prospect of future sales of shares of Common Stock under Rule 144 may have a depressive effect upon the price of the Common Stock and the market for such securities.

Rights to Acquire Shares. A total of 818,750 shares of Common Stock have been reserved to be issued in connection with the Private Placement and this offering. In addition, the Company's Option Plan includes options to purchase 500,000 shares of Common Stock, none of which are currently exercisable. Holders of options and warrants will have the opportunity to profit from an increase in the market price of the Company's Common Stock with possible dilution to the holders of Common Stock. The existence of such options and warrants may adversely affect the terms upon which the Company can obtain additional financing, and the holders of such options and warrants can be expected to exercise or convert those securities at a time when the Company, in all likelihood, would be able to obtain additional capital by offering shares of its Common Stock on terms more favorable to the Company than those provided by the exercise or conversion of such options or warrants.

Underwriter's Warrants. In connection with the offering, the Company will sell to the Underwriter, for a nominal cost, warrants (the "Representative's Warrants") to purchase up to 115,000 Shares and 115,000 Warrants. The Representative's Warrants will be exercisable commencing one year after the date of this Prospectus and for four years thereafter, at an exercise price equal to the initial public offering price of the Shares and Warrants. Holders of the Representative's Warrants are given the opportunity to profit from a rise in the market price of the Shares and Warrants with a resulting dilution of the percentage ownership of the then stockholders. Furthermore, the Company will grant certain registration rights with respect to the Representative's Warrants and such registration could result in substantial expense to the Company. See "Underwriting--Representative's Warrants."

No Prior Public Market; Determination of Offering Price; Possible Volatility of Stock Price. Prior to this offering, there has been no public market for the Company's Shares or Warrants and there can be no assurance that an active trading market for the Shares or Warrants will develop or be sustained after this offering. In the event that the Company's Shares are thinly traded, stockholders may not be able to sell a significant amount of Shares or Warrants at the price quoted, or at all. The initial public offering price for the Shares and Warrants will be determined by negotiation between the Company and the Representative based on several factors and may bear no relationship to the market price of the Shares and Warrants subsequent to this offering. Following this offering, the market price for the Shares and Warrants may be highly volatile depending on various factors, including the general economy, stock market conditions, announcements by the Company or its competitors and fluctuations in the Company's operating results. In addition, the securities market historically has experienced volatility which has affected the market price of securities of many companies and which has sometimes been unrelated to the operating performance of such companies. The trading price of the Shares or Warrants could also be subject to significant fluctuations in response to variations in quarterly results of operations, announcements of new products by the Company or its competitors, changes in earnings estimates by analysts, governmental regulatory action, other developments or disputes with respect to proprietary rights, general trends in the industry and overall market conditions, and other factors. See "Underwriting."

Anti-takeover Considerations. The Board of Directors, without any action by the Company's stockholders, is authorized under the terms of its Restated Articles of Incorporation, to designate shares of preferred stock in such classes or series as it deems appropriate and to establish the rights, preferences and privileges of such shares, including dividend, liquidation and voting rights. This ability of the Board of Directors would permit the Company to adopt a stockholders' rights plan which would deter a hostile takeover or issue shares which could entrench the Board of Directors and deter an unsolicited tender offer. Either event may deprive current stockholders of the ability to sell shares at a premium over the market price or adversely affect the voting power and other rights of holders of Common Stock. These provisions could have the effect of discouraging, delaying, deferring or preventing a change in control of the Company. See "Description of Securities."

                                USE OF PROCEEDS

     The net proceeds to the Company from this offering, after deduction of estimated offering expenses and underwriting discounts of $1,279,750 will be approximately $5,217,750, assuming a per Share offering price of $5.50 and a per Warrant offering price of $.15 ($6,094,912 if the over-allotment options on the Shares and Warrants are exercised in full). Management anticipates that the net proceeds will be applied with the following priority during the next twelve month period:

               Description of Use                       Amount          Percent
               ------------------                       ------          -------
Acquisitions/(1)/                                     $1,600,000          30.7%
Repayment of  Loan/(2)/                                1,540,000          29.5%
Capital Equipment--Sierra Materials/(3)/               1,000,000          19.2%
Capital Equipment--Reynolds/(4)/                         300,000           5.7%
Repayment of Debt--Sierra Materials/(5)/                 300,000           5.7%
Repayment of notes to stockholder/(6)/                   115,000           2.2%
Working Capital/(7)/                                     362,750           7.0%

--------------------
(1) The Company intends to use a substantial portion of the net proceeds for the acquisition or development of products or businesses which are complementary with the Company's current products and businesses, if such acquisition or development arises. While the Company regularly evaluates acquisition and business combination opportunities, as of the date of this Prospectus, there are no substantive commitments or agreements with respect to any potential acquisition.

(2) In April 1997, as a result of the Private Placement, the Company obtained two loans in the aggregate principal amount of $1,500,000 from unaffiliated third parties. The loans are due on the earlier of December 31, 1997, or five days subsequent to the Company's completion of an initial public offering. The interest rate on each of the loans is 8% per annum. The notes are secured by a Stock Pledge Agreement for the Company's shares in Apollo and Apollo U.S. and by personal guarantees by Mel Stonebraker and James Probst.

(3) The Company intends to purchase certain capital equipment necessary for an additional production line.

(4) The Company intends to use these funds to purchase certain equipment for a new aluminum and steel cycle tubing manufacturing operation in Southeast Asia.

(5) The Company intends to use these funds to repay certain liabilities of Sierra Materials.

(6) The Company has outstanding notes payable to Mel Stonebraker in the amount of $112,861 at December 31, 1996. The notes are unsecured and bear interest at rates ranging from 12% to 25% per annum which approximates Mr. Stonebraker's cost of the money lent to the Company. Interest is payable monthly on the notes and any principal amounts outstanding are due in August 1998.

(7) Part of the working capital may be used for Apollo marketing and sales and for the proposed Pentiumatics manufacturing facility following such time as the Company has confirmed that Pentiumatics has acquired the land, building and plant equipment and machinery pursuant to an existing agreement.

     The amounts set forth above represent the Company's present intentions for the use of the proceeds from this offering. However, actual expenditures could vary considerably depending upon many factors, including, without limitation, changes in the economic conditions, unanticipated complications, delays and expenses, or development of Pentiumatic's manufacturing facility and completion of the acquisition of the land, building, plant equipment and machinery pursuant to an existing agreement. Any reallocation of the net proceeds of this offering will be made at the discretion of the Board of Directors but will be in furtherance of the Company's strategy to achieve growth and profitable operations, including through the acquisition of products or businesses which are complementary to the Company's current products and businesses. Although the Company anticipates that the proceeds from this offering will be sufficient for twelve months, the Company's working capital requirements are a function of its future sales growth and expansion plans, neither of which can be predicted with any reasonable degree of certainty, especially growth resulting from business acquisitions. The Company may need to seek funds through loans or other financing arrangements in the future, and there can be no assurance that the Company will be able to make such arrangements in the future should the need arise. See "Risk Factors."

     Pending use of the net proceeds of the offering, the funds may be invested temporarily in certificates of deposit, short-term government securities or similar investments. Any income from these short-term investments will be used for working capital.

                                CAPITALIZATION

     The following table sets forth, cash, short term debt and capitalization of the Company as of March 31, 1997, (i) giving effect to the 3,450 to 1 forward stock split and pro forma to give effect to the sale of the Shares and Warrants offered hereby and the initial application of the estimated net proceeds therefrom. See "Use of Proceeds." For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and thereto included in this Prospectus.


                                                                            March 31, 1997
                                                                   -------------------------------
                                                                     Actual             Pro forma
                                                                   (Unaudited)         (Unaudited)
                                                                   ----------          -----------
Cash...........................................................    $   1,293,212          6,510,962
Short term debt and current portion of long term debt/(1)/.....        3,360,700          3,360,700
                                                                     ===========         ==========
Long term debt, excluding current portion/(3)/.................        1,216,662            804,516
Minority interests in net assets of subsidiaries...............          203,356            203,356
Stockholders' equity:
   Preferred stock, $.001 par value, 4,000,000
      shares authorized, no shares issued or
      outstanding..............................................                -                  -
   Common Stock, $.001 par value,
      25,000,000 shares authorized, 3,450,000
      shares issued and outstanding; 4,650,000 shares
      issued and outstanding, as adjusted......................            3,450              4,650
Additional paid-in capital.....................................        6,342,211         11,970,907
Accumulated deficit............................................       (1,513,808)        (1,513,808)
Foreign currency translation adjustment........................          202,000            202,000
                                                                     -----------         ----------
Total stockholders' equity.....................................        5,033,853         10,663,749
                                                                     -----------         ----------
Total capitalization...........................................     $  6,453,871         11,671,621
                                                                     ===========         ==========

/(1)/ Does not include two notes in the total principal amount of $1,500,000 which were issued by the Company in April, 1997. See disucssion under "Private Placement".

/(2)/ Such obligations are in connection with the Company's acquisition of intangible assets by ICE. See Financial Statements included herein.

/(3)/ Notes payable to stockholder and partial repayment of Sierra Material's indebtedness.
                                DIVIDEND POLICY

     The Company has paid no dividends since inception. The payment of dividends on the Shares rests with the discretion of the Board of Directors. There are no restrictions on payment of dividends under any agreements to which the Company is a party. Payment of dividends is contingent upon, among other things, future earnings, if any, and the financial condition of the Company, capital requirements, general business conditions, and other factors which cannot now be predicted. There can be no assurance that the future operations of the Company will be profitable or that dividends will ever be paid by the Company.

                                   DILUTION

     The following gives effect to the issuance of the Shares and Warrants offered hereby at an assumed Price to Public of $5.50 for the Shares and $.15 for the Warrants. The net tangible book value of the Company's Common Stock at March 31, 1997 was $4,049,128 or $1.17 per share. "Net tangible book value" represents the tangible assets less total liabilities of the Company, and "net tangible book value per share" was determined by dividing the net tangible book value of the Company by the number of shares of Common Stock outstanding on March 31, 1997, as adjusted for the June 11, 1997 stock split. See "Capitalization." "Pro forma net tangible book value dilution per share" represents the difference between the Price to Public per Share and Warrant and the net tangible book value per share after this offering. Without taking into account any changes in the Company's net tangible book value per share after March 31, 1997 other than to give effect to the sale of the Shares offered hereby (net of underwriting discounts and estimated offering expenses of $1,279,750), the net tangible book value of the Company at March 31, 1997 would have been $9,679,024 or $2.08 per share. This represents an immediate increase in net tangible book value to the existing stockholders of $0.91 per share and an immediate net tangible book value dilution to purchasers of the Shares of $3.57 per share, as illustrated by the following table:

Assumed Price to Public per Share and Warrant.....................                     $5.65

Net tangible book value per share of Common Stock before
offering(1).......................................................        $1.17

Increase per share of Common Stock attributable to new
investors.........................................................         0.91

Adjusted net tangible book value per Share of Common Stock
after offering....................................................         2.08

Dilution in net tangible book value per Share of Common Stock
to new investors..................................................                     $3.57
                                                                                       =====

Dilution per share of Common Stock as a percentage of offering
price.............................................................                       63%

--------------------
(1) Assumes no exercise of the Warrants, the Representative's Warrants or the warrants to be issued in connection with the Private Placement.

     The following table summarizes as of March 31, 1997, the difference between existing stockholders and the new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price paid per share to the Company hereby (before deducting underwriting discounts and estimated offering expenses):


                                                  Shares Purchased                           Total Consideration
                                     ------------------------------------------  -------------------------------------------
                                          Number                 Percent               Amount                  Percent
                                     -----------------     --------------------  -------------------     -------------------
Existing stockholders............          3,450,000                    74.2%          $    1,000                   -%
New stockholders/(1)/............          1,200,000                    25.8%           6,325,000                 100
                                     -----------------     --------------------  -------------------     -------------------
Total............................          4,650,000                   100.0%           6,326,000                 100
                                     =================     ====================  ===================     ===================

                                       Average
                                      Price per
                                   Share and Warrant
                                   -----------------

Existing stockholders............     $   -
New stockholders/(1)/............      5.65

Total............................

--------------------
(1) Assumes Price to Public of $5.50 per Share and $0.15 per Warrant with 1,150,000 Shares sold and 50,000 Shares which will be issued in connection with this offering in connection with the 1997 Private Placement.

                            SELECTED FINANCIAL DATA
                (In thousands, except per share and share data)

     The following historical selected consolidated statement of operations data for each of the years in the two-year period ended December 31, 1996 and the historical selected balance sheet data as of December 31, 1996 are taken or derived from the historical consolidated financial statements of the Company included elsewhere herein, which were audited by KPMG Peat Marwick LLP as set forth in their report thereon also included herein. The historical selected consolidated statement of operations data for the three months ended March 31, 1996 and 1997 are taken or derived from the unaudited consolidated financial statements of the Company included elsewhere herein. In the opinion of management, such unaudited interim consolidated financial statements reflect all adjustments (including only normal recurring accruals) which in the opinion of management are necessary for a fair presentation of the results for these periods. The operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. The following selected unaudited pro forma financial data are taken or derived from the unaudited pro forma combined financial statements of the Company included elsewhere herein. The pro forma data are not necessarily indicative of the results of the operations or financial position that would have been obtained had the acquisitions occurred as of the beginning of the periods covered thereby nor do they purport to be indicative of the future results of operations or financial position of the Company. The selected financial and operating data should be read in conjunction with the financial statements, including notes thereto, included elsewhere in the Prospectus and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                    Year Ended December 31,                      Three Months Ended March 31,
                                          -------------------------------------------    -------------------------------------------
                                                                       Pro forma/(1)/                                 Pro forma/(2)/
                                           1995           1996            1996            1996           1997            1997
                                           ----           ----            ----            ----           ----            ----
Consolidated Statement of
Operations Data:
   Net sales........................      $       -          5,453           23,522             10          5,376            6,309
   Cost of goods sold...............              -         (3,029)         (14,536)           (12)        (3,157)          (3,893)
                                          ---------        -------         --------        -------        -------          -------
   Gross profit (loss)..............              -          2,424            8,986             (2)         2,219            2,416
   Selling, general and
        administrative expenses.....           (371)        (3,139)          (9,892)           (98)        (2,717)          (2,954)
                                          ---------        -------         --------        -------        -------          -------
   Operating loss...................           (371)          (715)            (906)          (100)          (498)            (538)
   Other income (expense)...........              -             92             (106)             -           (116)            (118)
   Income tax benefit (expense).....              -              -             (248)             -            111              111
   Minority interest................              -             (6)              (6)             -              6               18
                                          ---------        -------         --------        -------        -------          -------

   Net loss.........................      $    (371)          (629)                          ( 100)          (497)
                                          =========        =======                         =======        =======
   Net loss per share...............      $   (0.11)       $ (0.18)                         $(0.03)        $(0.14)
                                           =========        =======                         =======        =======
   Pro forma net loss...............                                         (1,266)                                          (527)
                                                                           ========                                        =======
   Pro forma net loss per share(3)..                                       $  (0.37)                                       $ (0.15)
                                                                           ========                                        =======
   Shares used in computing
      net loss per share and
      pro forma net loss per
      share(3)......................      3,450,000      3,450,000        3,450,000      3,450,000      3,450,000        3,450,000


                                                                              March 31, 1997
                                                      December 31,     ------------------------------
                                                          1996           Actual   As Adjusted/(2)(4)/
                                                          ----         ---------  -------------------
Balance Sheet Data:
  Cash ...............................................         305         1,293         6,511
  Working capital ....................................       2,269         1,660         6,877
  Total assets .......................................      12,108        15,463        20,680
  Total liabilities ..................................       6,563        10,226         9,813
  Minority interests in net assets of subsidiaries ...         210           203           203
  Total stockholders' equity..........................       5,335         5,034        10,664

---------
(1) Pro forma financial information is based upon the historical consolidated financial statements of the Company for the year ended December 31, 1996, the historical combined financial statements of TI Apollo Limited, Apollo Golf, Inc., TI Reynolds 531 Limited and a manufacturing facility for the nine months ended September 30, 1996 (collectively, the "Apollo entities"), and the historical financial statements of Sierra Materials for the period March 1, 1996 to December 31, 1996.

(2) Pro forma financial information is based upon the historical consolidated financial statements of the Company and the historical financial statements of Sierra Materials.

(3)  Calculated as described in Note 1 to Consolidated Financial Statements.

(4) Pro forma as adjusted amounts reflect the sale of 1,150,000 Shares of Common Stock as contemplated by this Prospectus at an assumed price of $5.50 per Share of Common Stock and $0.15 per Warrant, net of $1,279,750 of estimated offering expenses and underwriting discounts and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and the Pro Forma Consolidated Statements of Operations and Notes thereto, which appear elsewhere in this Prospectus. Certain statements contained in this Prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, competitive pressures, changing economic conditions and other factors, some of which may be outside of the control of the Company. See "Risk Factors."

Overview

     Coyote designs, engineers, manufactures, markets and distributes brand name sports equipment and recreational products. The Company's products include steel and graphite golf shafts, premium grade cycle tubing, aluminum and composite ski poles and javelins. The Company produces graphite and other advanced composite materials for use in the production of golf shafts, fishing poles, ski poles, hockey sticks and other third party manufactured products. The Company will be producing aluminum extruded alloys for such products as cycle tubing, ski poles and tennis rackets. The Company manufactures its Apollo golf shafts in its manufacturing facility in Oldbury, England, its Reynolds cycle tubing in Tyseley, England, its ICE ski poles and graphite and other advanced composite materials in California and intends to manufacture extruded aluminum alloys in Southeast Asia.

     During the year ended December 31, 1996, the greatest portion of the Company's sales were derived from its Apollo steel golf shafts and Reynolds' cycle tubing. Apollo is the only manufacturer of seamless steel golf shafts in the world. Management believes that the physical integrity of the seamless golf shaft is superior to a welded golf shaft made by its competitors. Seamless tubes can be manufactured using a greater variety of high carbon alloys which the Company believes increase golf shaft strength and consistency and permits greater design versatility. Apollo has a strong OEM customer base, including in alphabetical order, such brand names as Callaway Golf, Inc., Cobra Golf, Inc., Focus Golf, Harris International, Karsten, Knight Golf, MacGregor Golf Company, Mizuno Golf Company, Northwestern Golf, Titleist and Wilson Sporting Goods Company. Reynolds ranks as one of the leading suppliers of premium brand cycle tubing serving such customers as GT Bicycle, Inc., Kona Bicycles USA, Raleigh Bicycle Company, Ltd. and Trek Bicycle Corp. Twenty-seven of the last 35 Tour de France races were won with bikes made from Reynolds' tubing.

Source of Sales

     Apollo's steel golf shaft business and Reynold's cycle tubing business accounted for approximately 91% of the Company's sales for the year ended December 31, 1996. In March 1997, the Company acquired an 80% interest in Sierra Materials which manufactures advanced composite materials. In April 1997, the Company purchased all of the outstanding stock of Pentiumatics, a Southeast Asian company which expects to manufacture extruded aluminum alloys. The combination of these two acquisitions are anticipated to lessen the Company's dependence on the sale of golf and cycle products as its principal source of its sales. During the year ended December 31, 1997 and thereafter, management believes that the golf and cycle businesses will represent a progressively lower percentage of its total sales. The Company's future acquisitions strategy is to focus on the sports equipment and recreation industry with no single product line representing a majority of its total sales.

Apollo Golf Shafts

     The steel golf shaft market has three significant manufacturers: True Temper (U.S.A.), Apollo (UK) and FM Precision (U.S.A.). Nippon Steel has progressively withdrawn from the market and Apollo has purchased equipment from Nippon Steel at favorable prices. There are large capital entry barriers associated with the manufacturing of steel golf shafts and the Company does not anticipate additional capacity coming on line from any new competitors. The Company's assets in the UK used to manufacture steel golf shafts have been appraised in excess of the book value reflected in the Company's financial statements. Currently, Apollo has a small market share of the graphite golf shaft business. The Company's future plans are to increase sales in the graphite golf shaft business utilizing Apollo's strong sales and distribution channels. Initially, the Company plans to expand its presence in the graphite golf shaft business by purchasing finished graphite golf shafts from an independent graphite manufacturer for resale to the retail after market. Additionally, the Company will act as sales agent for this same third party manufacturer for sales to original equipment manufacturers ("OEMs"). The Company has signed a long-term supply agreement for graphite golf shafts with a Southeast Asian company and believes that with Apollo's established sales and distribution channel that it will increase sales in this segment by providing competitive pricing, quality and service.

     Graphite golf shafts are manufactured by approximately 30 companies worldwide and competition is intense. The industry is maturing and management anticipates a consolidation will occur and as such, the number of competitors will be reduced. Management anticipates that technology, price, quality and service will be determining factors in effectively competing in this market. The major competitors today are Aldila, UST, Unifiber, Fujikura, Grafalloy and True Temper.

     The Company's results of operations could be materially adversely affected by the traditional volatility in consumer demand for specific golf club brands. The Company also believes that while it will often be impossible to predict such shifts in advance, the Company's broad range of customers should reduce the extent of the impact on the Company's financial results. Traditionally, the Company has focused its attention on the OEM market. The Company plans to continue devoting a majority of its research and development efforts on developing new innovations for the OEM market which today represents a large portion of the Company's sales. The Company believes that its strong presence in the OEM market has helped to position it as a leader in the design, development and manufacture of golf shafts. The Company believes that its strong historical position with respect to OEM manufacturers gives it credibility in the retail after market as well. Expanding the Company's market share in the retail after market is a significant component of its growth strategy.

     Apollo has a strong OEM customer base, including in alphabetical order, such brand names as Callaway Golf, Inc., Cobra Golf, Inc., Focus Golf, Harris International, Karsten, Knight Golf, MacGregor Golf Company, Mizuno Golf Company, Northwestern Golf, Titleist and Wilson Sporting Goods Company. For the year ended December 31, 1996, Apollo had approximately 730 customers in the U.S.A. and 70 in Europe. No one customer accounted for more than 10% of the Company's sales for the year ended December 31, 1996. Accordingly, the Company is not economically dependent on any one key customer.

Reynolds Cycle Tubing

     The Reynolds cycle tubing business is seasonal and had only a small impact on the financial results of the Company for the period from acquisition (September 18, 1996) through December 31, 1996. The Company plans to expand the Reynolds cycle tubing business through its proposed investment in a manufacturing operation in Southeast Asia and the introduction of an aluminum cycle tubing product line. The cycle industry has been targeted for future possible acquisitions. See "Use of Proceeds."

ICE Ski Poles

     The ICE ski pole business represented approximately 7% of the Company's total sales during the period from acquisition (September 18, 1996) through December 31, 1996. In the future, the Company expects winter sports products to become a larger portion of its business and as such, ICE expects that its products will be in greater demand. By expanding its product line of winter sports products, management expects more even cash flows throughout the year.

Effects on Results of Operations

     The acquisition of Apollo and Sierra Materials, both of which require significant machinery and equipment to manufacture their respective products, will result in depreciated charges to operations of approximately $600,000 per year.

     ICE's intangible assets were recorded at approximately $815,000, net of the minority interest in ICE. The Company is amortizing these assets, using the straight-line method, over a 15-year period which will result in a non-cash charge to operations of approximately $55,000 per year.

Results of Operations

     Prior to 1996, the Company was a development stage enterprise as it was devoting most of its activities to financial planning and identifying and evaluating acquisitions. Management's Discussion and Analysis includes primarily discussions of operations subsequent to the acquisition of Apollo, Reynolds, Apollo U.S., and ICE. Accordingly, as discussed in greater detail below, these acquisitions have resulted in material increases in the Company's net sales, cost of goods sold and selling, general and administrative costs for the three months ended March 31, 1997 in comparison to the three months ended March 31, 1996 and for the year ended December 31, 1996 compared to the year ended December 31, 1995. The businesses were acquired in September 1996. The operating results of these acquired entities are reflected only in the three months ended March 31, 1997 and not for the three months ended March 31,1996 and from October 1, 1996 to December 31, 1996 for the year ended December 31, 1996. The Company also made an acquisition on March 27, 1997, of Sierra Materials, a manufacturer of graphite and other advanced composite materials for use in the sports equipment and recreation industries. The effects of this acquisition are included in the interim consolidated balance sheet of the Company as of March 31, 1997. The results of operations of Sierra Materials is not reflected in the interim consolidated statement of operations for the three months ended March 31, 1997.

     For the three months ended March 31, 1997 compared to the three months ended March 31, 1996.

     During the three months ended March 31, 1997, the Company's net sales totaled $5,375,918 with a gross profit of $2,218,577 (41%).

     During the three months ended March 31, 1997, the Company's selling, general and administrative expenses increased to $2,716,666 from $98,217 for the three months ended March 31, 1996. This increase resulted from the acquisition of Apollo, Reynolds and Apollo U.S. (91%), the acquisition of ICE (5%) and an increase in corporate expenses associated with the acquisitions (4%).

     During the three months ended March 31, 1997, the Company recorded interest expense of $93,368. The increase in interest expense is principally the result of the Company's credit facilities in the United States and the United Kingdom. The Company has increased its outstanding debt during the three months ended March 31, 1997, to meet its working capital needs for the 1997 golf season.

     During the three months ended March 31, 1997, the Company recorded an income tax benefit of $111,000 generated by an operating loss in the United Kingdom.

     For the year ended December 31, 1996 compared to year ended December 31, 1995.

     During the year ended December 31, 1996, the Company's net sales totaled $5,453,117 with a gross margin of $2,424,361 (44%). The Company's net sales and gross margin included the following product mix: Apollo (primarily golf shafts) (91%), ICE ski poles (7%) and other sporting goods (2%).

     During the year ended December 31, 1996, the Company's selling, general and administrative expenses increased to $3,139,140 from $370,873 for the year ended December 31, 1995, or $2,768,267. This increase resulted from the acquisition of Apollo, Reynolds and Apollo U.S., (91%) and the acquisition of ICE (5%) and an increase in corporate expenses associated with the acquisitions (4%).

     During the year ended December 31, 1996, the Company recorded interest expense of $34,897. This interest expense resulted from a bank credit facility arrangement which bears interest at 1.5% over the bank's prime rate and a line of credit that was repaid prior to December 31, 1996, which bore interest at 12%. Given the variable nature of the Company's debt facilities, the amount of interest fluctuates as rates change.

     During the year ended December 31, 1996, the Company recorded a net gain on forward exchange contracts of $126,570. This gain resulted from movements in the respective exchange rates of the United States Dollar and the British Pound Sterling, relative to the Company's underlying forward exchange contracts. Management may or may not continue to execute forward exchange contracts in the function currency of countries in which the Company does business and the financial impact of such contracts cannot be estimated by management.

         Inflation has not had a significant impact on the Company's operations during the two year period ended December 31, 1996.

     The following table sets forth, for the periods indicated, certain statement of operations data as a percentage of net sales. The 1996 data is attributable to Apollo, Reynolds and Apollo U.S. and the pro forma 1996 data reflects the pro forma combined results of the Company and Apollo, Reynolds, and Apollo U.S. as though the acquisitions were effective January 1, 1996. The 1997 data is attributable to Apollo, Reynolds, Apollo U.S., and ICE and the pro forma 1997 data reflects the combined results of the Company and Sierra Materials as though the acquisition was effective January 1, 1997.

                                                      Year Ended December 31, 1996      Three Months Ended March 31, 1997
                                                      ----------------------------      ---------------------------------
                                                         Historical    Pro Forma            Historical       Pro Forma
                                                         ----------    ---------            ----------       ---------
Net sales...........................................        100%         100%                100%              100%
Cost of goods sold..................................        (56)         (62)                (59)              (61)
     Gross profit...................................         44           38                  41                39
Selling, general and administrative expenses........        (57)         (42)                (50)              (47)
Operating loss......................................        (13)          (4)                 (9)               (8)
Interest expense....................................         (1)          (1)                 (2)               (2)
Gains on forward exchange contracts, net............          2            1                   -                 -
Loss before income taxes and minority interest......        (12)          (4)                (11)              (10)
Income tax benefit (expense)........................          -           (1)                  2                 2
Minority interest...................................          -            -                   -                 -
     Net loss.......................................        (12)%         (5)%                (9)%              (8)%

Recent Accounting Pronouncements

     In February of 1997, the Financial Accounting Standards Board (the "FASB") issued Statements of Financial Accounting Standards, No.128, Earnings per Share, (Statement No. 128) and No. 129, Disclosure of Information about Capital Structure, (Statement No. 129), effective for years ending after December 15, 1997. Statement No. 128 specifies the computation, presentation, and disclosure requirements for earnings per share ("EPS") for entities with publicly held common stock or potential common stock. The Company has adopted Statement No.
128. The effect of such adoption did not have a significant impact on the earnings per share of the Company. Statement No. 129 specifies and aggregates various disclosures which were previously required for certain entities. The Company has adopted the disclosure requirements under this statement.

Seasonality

     Because the Company's customers have historically built inventory in anticipation of purchases by golfers in the spring and summer, the principal selling season for golf shafts, the Company's primary product, the Company's operating results have been affected by seasonal demand for golf clubs, which has generally resulted in higher sales in the spring and summer months. The success of certain customers' products, patterns of product introduction, and customer acceptance thereof, coupled with a generally increasing overall demand for golf shafts, may mitigate the impact of this seasonality. The Company acquisitions strategy will in part be driven by its intention to moderate seasonality and balanced cash flows.

Liquidity and Capital Resources

     The Company incurred a loss of $629,044 in the year ended December 31, 1996 and $370,873 in the year ended December 31, 1995. Notes payable to banks as of December 31, 1996 contractually terminated at March 31, 1997 and May 31, 1997 and were subsequently extended by such lenders. Subsequent to December 31, 1996, the Company acquired two additional entities in exchange for the assumption of indebtedness and entered into two new debt agreements which contractually terminate in 1997. Management believes that the combination of positive cash flows from operations, extending the due dates of debt agreements and the sale of the Shares will provide sufficient cash to meet its obligations as they come due. However, there can be no assurance that operations will generate positive cash flows, that the debt agreements will be extended, and that the Shares will be sold. If the Company is unable to secure additional financing or refinance existing debt, cash flows from operations might not be sufficient to cover the Company's financial obligations during 1997.

     As of December 31, 1996, the Company had $305,006 in cash. Working capital as of December 31, 1996, totaled $2,268,507.

     Net cash used in operating activities was $344,954 and $1,117,303 in 1995 and 1996, respectively. The primary uses of cash was to fund the Company's losses, to fund the build-up of inventory for the 1997 golf season, and to reduce outstanding payables and accruals. Cash received from the collection of receivables from sales prior to acquisition was also used to fund these uses of cash.

     Net cash used in investing activities of $5,045,652 was principally the acquisition of businesses in 1996. Capital expenditures in 1997 are expected to be approximately $1,750,000 and will be primarily used for the acquisition of businesses which meet the Company's business objective. See "Use of Proceeds."

     Net cash provided by financing activities was $350,555 and $6,226,044 in 1995 and 1996, respectively. The primary source of cash was capital contributions by one of the Company's stockholders. The Company also increased certain amounts payable to banks to finance its seasonal fluctuations in working capital demand.

     The Company continues to consider the acquisition of additional businesses complementary to the Company's business. The Company could require additional debt or equity financing, if it were to engage in a material acquisition in the future.

                                   BUSINESS

Overview

     Coyote designs, engineers, manufactures, markets and distributes brand name sports equipment and recreational products. The Company's products include steel and graphite golf shafts, premium grade cycle tubing, aluminum and composite ski poles and javelins. The Company produces graphite and other advanced composite materials for use in the production of golf shafts, fishing poles, ski poles, hockey sticks and other manufactured third party products. The Company intends to produce aluminum extruded alloys for such products as cycle tubing, ski poles and tennis rackets. The Company manufactures its Apollo golf shafts in its manufacturing facility in Oldbury, England, its Reynolds cycle tubing in Tyseley, England, its ICE ski poles and graphite and other advanced composite materials in California and intends to manufacture extruded aluminum alloys in Southeast Asia.

     During the year ended December 31, 1996, the greatest portion of the Company's sales were derived from its Apollo steel golf shafts and Reynold's cycle tubing. Apollo is the only manufacturer of seamless steel golf shafts in the world. Management believes that the physical integrity of the seamless golf shaft is superior to a welded golf shaft made by its competitors. Seamless tubes can be manufactured using a greater variety of high carbon alloys which the Company believes increase golf shaft strength and consistency and permits greater design versatility. Apollo has a strong OEM customer base, including in alphabetical order, such brand names as Callaway Golf, Inc., Cobra Golf, Inc., Focus Golf, Harris International, Karsten, Knight Golf, MacGregor Golf,
Mizuno Golf Company, Northwestern Golf, Titleist and Wilson Sporting Goods Company. Reynolds ranks as one of the leading suppliers of premium brand cycle tubing serving such customers as GT Bicycle, Inc., Kona Bicycles USA, Raleigh Bicycle Company, Ltd. and Trek Bicycle Corp. Twenty-seven of the last 35 Tour de France races were won with bikes made from Reynolds' tubing.

     Coyote's business objective is to become a leading provider of sports equipment and recreational products. Coyote management intends to build a consolidated group of companies engaged in related and complementary businesses that work together to compete effectively in the sports and recreation industry. The Company intends to purchase companies which it believes are undervalued within the sports and recreation industry with experienced management, that have well-established brand names and product lines, and strong engineering and design capabilities. Management intends to strengthen and foster the growth of these companies through the introduction of additional manufacturing capabilities and techniques, expanded sales and marketing efforts and vertical integration of company wide manufacturing and distribution capabilities. Since September 1996, Coyote has acquired sole ownership of four companies and a controlling interest in two other companies in furtherance of this strategy.

The Apollo Group--Golf Products

Acquisition Opportunities
-------------------------

     Management perceives that the acquisition of Apollo presents the Company with a number of opportunities: (i) to be a participant in the growing market for golf equipment spawned by the recent popularity in this sport; (ii) to capture a larger share of the golf shaft market by concentrating its marketing efforts on the unique features and advantages of the seamless golf shaft in comparison to its competitors' welded golf shafts which historically has not been well communicated to its customers; (iii) to increase manufacturing capability and profitability through more efficient utilization of plant capacity; and (iv) to penetrate the growing graphite golf shaft business by using its strong OEM customer base, its well recognized brand name and established sales and distribution channels to increase sales and profitability.

History and Market
------------------

     In 1913, Accles and Pollock of England, the predecessor to Apollo, secured the first patent for seamless tapered steel golf shafts. Unfortunately, the Royal and Ancient, golf's governing body in the United Kingdom, banned the use of steel golf shafts and Accles and Pollock had to sell overseas. As steel golf shafts grew in popularity, the future King of England agreed to play a round with them in 1929. Subsequently, the Royal and Ancient found the golf shafts to be acceptable after all. Apollo remains the only steel golf shaft manufacturer using a seamless tube, preferring its strength, versatility and consistency.

     Most golf clubs have golf shafts constructed from steel or graphite. Although some other materials are used, they represent an insignificant percent of the total world-wide market. Apollo sells its golf shafts to golf club manufacturers, after market catalogs and custom club makers. According to management estimates, based on invitations to bid, steel golf shafts represent a total worldwide wholesale market of approximately 31 million units, representing $74 million in gross sales. The market for steel golf shafts has decreased over the last ten years due to the introduction of graphite golf shafts. In spite of this market decrease, Apollo's unit sales have remained relatively constant, and as a result management believes that Apollo's market share has significantly increased. Management believes that the decline in the steel golf shaft market has stopped and that both the size and the overall value of the steel golf shaft segment will grow over the next few years. This is largely due to the introduction of new innovative steel golf shaft products.

     Graphite golf shafts were introduced in the early 1970's as the first major change in golf shaft technology since steel replaced wood in the 1930's. According to the Company's internally prepared market study, graphite golf shafts accounted for approximately 44% of all golf shaft unit sales in calendar 1996. Management believes that the exploitation of the graphite golf shaft market segment is a major opportunity for Apollo. According to management estimates, graphite golf shafts represent a total worldwide wholesale market of approximately 25 million units, representing approximately $164 million in gross revenues.

     Apollo manufactures, in its 132,000 square foot Oldbury, England facility, seven to eight million steel golf shafts a year, representing, in management's estimate, approximately 23% of the world's supply of steel golf shafts by units. Approximately 58% of Apollo's steel golf shaft products are sold in the United States through Apollo U.S., which management believes represents approximately 15% of the U.S. market. Approximately 42% are sold in Europe and the rest of the world, which management believes represents approximately 66% of the steel golf shaft market in Europe and the rest of the world.

     Sales of golf equipment is highly seasonal with models traditionally introduced in October and phased out by September of the following year. Selling concentration is weighted towards the first half of the year, when component purchase decisions are made for the following season. Larger manufacturers place orders by schedule for future delivery, but as much as 40% of Apollo
U.S.'s sales can be generated by spot sales for immediate delivery to small and medium sized assemblers.

     Historically, Apollo focused almost exclusively on the steel golf shaft market. Today, Apollo is positioning itself to penetrate the larger, in sales, graphite golf shaft market. To leverage its sales and distribution channels, Apollo has contracted with a third party manufacturer to supply graphite golf shafts made and engineered to Apollo's specifications and under Apollo's supervision and quality control.

     According to the National Golf Foundation, U.S. golfers spend more than $15 billion a year on equipment, related merchandise and playing fees. World demand for golf shafts is forecast to grow from 55.6 million golf shafts in 1996 to
59.0 million golf shafts in 1998 in line with the increase in golfer population in the U.S.A. The European golfer population has grown 56% from 1.6 million in 1988 to 2.5 million in 1995) and is forecast to grow to 2.9 million by 1998. According to the United States Golf Association, golf is played today by people from all walks of life. Approximately, 43% of all golfers come from households headed by professionals or managers and another approximately 38% come from homes headed by blue-collar and clerical workers. The remaining approximately 19% consists of retirees and other persons. The U.S. golfer population currently stands at approximately 25 million players, of which approximately 11 million are core golfers, those that play 8 or more rounds per year. Of these core golfers, approximately 5 million play 25 or more rounds per year. Approximately 48% of all golfers are between the ages of 18 and 39. Senior golfers (over age
50) make up approximately 26% of the golf population.

Apollo Products
---------------

     Apollo is the only manufacturer of seamless steel golf shafts in the world. Management believes that the physical integrity and consistency of the golf shaft is superior using a seamless tube. For this reason, a seamless tube is usually specified for safety-critical applications, such as power generation plants. Seamless tubes provide a more homogeneous shaft which produces a more consistent product and reduces the potential for structural defects. Seamless tubing also gives more opportunities to use a greater variety of high carbon, high strength alloy steels as compared to welded shafts. Apollo also uses high carbon alloys to maximize strength for golf shafts which are not obtainable in a welded form.

     Apollo manufactures a variety of unique steel golf shafts tailored to each customer's needs and specifications. Its golf shafts are used by some of the most well known golf club manufacturers. The Company's steel golf shafts are generally designed and engineered by Apollo in partnership with its club manufacturer customers. Although the majority of the Company's sales have been concentrated among its top ten golf club manufacturer customers, no one customer accounted for more than 10% of the Company's sales for the year ended December 31, 1996.

     Apollo also manufactures unique products to meet the needs of the after market catalog and custom club maker market. For this market, Apollo manufactures eleven varieties of steel golf shafts and markets five varieties of graphite golf shafts. Each variety is available in differing flexes, kick points, torques and weights. Apollo provides a range of innovative, high-quality products designed to maximize the performance of golfers at every skill level. Apollo supplies high performance alloy steel tubing for use by Reynolds in the manufacture of cycle frame tubesets and specialized tubing for other uses, such as wheelchairs and javelins.

Apollo Engineering, Design and Manufacturing
--------------------------------------------

     The larger golf club manufacturers each require exclusively designed golf shafts for their club systems which comprise golf shafts, heads and grips designed to work together. Apollo also designs specialty putter golf shafts which involve a high level of manufacturing complexity. Apollo's activities in the areas of product and process development are managed by an industry recognized expert, Graeme Horwood, Technical Director. Apollo has an advanced test and inspection facility, which uses "in-house" designed test equipment and a computer aided design package for golf shaft design. Apollo U.S. has its own test and inspection laboratory which is located alongside the graphite golf shaft finishing line. Apollo takes raw graphite shafts manufactured to Apollo's specifications and paints and labels the golf shafts at its graphite shaft finishing facility to meet the customers' specifications. Considerable technical support is provided to sales by product development engineers, involving frequent customer visits and presentations. Development of manufacturing processes is crucial to new product initiatives and is carried out by a senior development engineer with the support of two development engineers and a design engineer. The Company's manufacturing processes involves a number of specialized processes requiring specific know-how.

     Apollo manufactures its steel golf shafts in a 132,000 sq. ft. facility in Oldbury, England. The Company owns the land, building and equipment used in manufacturing its steel golf shafts. In the manufacturing process, the tube is drawn down to produce the blank for forming the golf shaft through a series of highly productive draw benches. Intermediate heat treatment, lubrication and cleaning processes are crucial to achievement of final golf shaft characteristics. High quality golf shafts are subjected to a final draw pass on benches customized by Apollo's own engineers to guarantee close control of weight and weight distribution. Premium golf shafts are manufactured to within weight tolerance of +/- 2 grams. Tube lengths are precision cut to produce blanks for step forming. Sophisticated heat treatment is conducted in a furnace, which creates the resilience required for the application, while keeping the component straight. Golf shaft straightness is crucial and automatic straightening machines are an important feature of the process. Final production operations include polishing, nickel/chromium plating, inspection and packing.

     All other manufacturers of steel golf shafts in the world produce steel golf shafts using a weld mill. A weld mill starts with a flat sheet of steel which is then rolled into the shape of a tube which is then welded, producing a tube shaped product with a seam. Management believes that Apollo's seamless golf shaft production methods provides a more uniform and consistent product.

Apollo Sales and Marketing
--------------------------

     Apollo ranks as one of the three leading steel golf shaft manufacturers in the world and is the only one which has a manufacturing facility located in Europe. Management believes that Apollo dominates the European market for steel golf shafts. The market for golf clubs, and therefore golf shafts, is driven not only by the growth in the golfing population, but also by the frequency of club purchases, which is determined principally by product innovation. In the United States and Europe, the Company sells and market its steel golf shafts through a salaried sales force directly to golf club manufacturers and custom club makers. Apollo U.S., responsible for U.S. sales, has expanded its sales force to strengthen its sales and marketing efforts for steel golf shafts and to expand into the marketing and sale of graphite golf shafts. Apollo's investment in promotional activities has succeeded in strengthening its image with new products. Current strategy focuses on the use of Apollo golf shafts by European and U.S. Tour professionals. Apollo's Tour professional conversion program includes one European consultant and two U.S. consultants who follow the professional circuits in order to promote the use of Apollo golf shafts.

Competition
-----------

     The steel golf shaft market has three significant competitors consisting of True Temper (U.S.A.), FM Precision (U.S.A.) and Apollo (UK). Nippon Golf Shaft has progressively withdrawn from the market and Apollo has purchased from it equipment at economical prices. There are large capital entry barriers associated with the manufacture of steel golf shafts and Apollo does not anticipate additional capacity coming on line.

     Graphite golf shafts are manufactured by approximately 30 companies worldwide and competition is intense. The industry is maturing and management anticipates a consolidation will occur over the next three years. In the end, management believes that the number of competitors will be reduced significantly as consolidation within the industry takes place. Technology, price, quality and service will be determining factors. The major competitors today are Aldila, UST, Unifiber, Fujikura, Grafalloy and True Temper.

Reynolds Cycle Technology Limited--Cycle Products

Acquisition Opportunities
-------------------------

     Management perceives that the acquisition of Reynolds presents the Company with a number of opportunities. Reynolds is one of the oldest established premium brands in cycling and its name recognition provides an opportunity to introduce new products, principally aluminum and steel cycle tubesets, priced for the Asian market, into new and existing markets.

History and Market
------------------

     Reynolds has been manufacturing steel tubing for high end bicycle frames for 99 years. Reynolds' origins date back to 1841 when it was established as the Patent Butted Tube Company. Since then, Reynolds' cycle tubing has been used in the winning bike in 27 of the last 35 Tour De France races. Currently, Reynolds' has under contract the U.S.A. National Road Racing Team (U.S.A. Olympic Team), the Saturn Racing Team and the Shaklee Racing Team. Using Reynolds' cycle tubing, these teams have consistently finished within the top five places in the U.S.A. and within the top ten places worldwide. Through Reynolds' strong brand name recognition and reputation for innovation Reynolds has established itself as a supplier to many major OEM customers including, alphabetically, such brands as GT Bicycle, Inc., Kona Bicycles USA, Raleigh Bicycle Company, Ltd., and Trek Bicycle Corp.

     According to the 1995 Interbike industry report, more than 100 million Americans of all ages rode bicycles in 1993, which was up from approximately 72 million in 1983. The worldwide cycle industry produces approximately

108 million bicycles annually. Of those, 86% (93 million) are utility, low price point bikes sold primarily in low income countries for transportation at under $200 per cycle. Approximately 9% (10 million) of all bicycles sold are in the $200 to $400 range. While in general these bikes use lower cost steel and are sold through mass merchants for recreational use, there are some examples of branded components appearing on the higher end of these models. Approximately 5% (5 million) of all bicycles sold are sold for greater than $400, mainly through specialist dealer networks. The latter models are Reynolds' targeted market since these bikes are sold on a combination of performance, tensile strength, endurance, brand and price to sports and recreation enthusiasts with above average income and education levels. Both bicycle brands and branded components tend to predominate in this segment, as potential purchasers will research competing specifications. In addition, the specialist dealer network also sells high margin aftermarket accessories (for example, stems, seat posts, and wheels). These items often provide over 40% of the cycle revenue to the specialist dealer and is an area that Reynolds can extend its brand to other specialty components. Geographically, the major markets for the top 5% of bicycles sold are Western Europe and the U.S., while the largest producers are physically are in Taiwan and Italy. Based on average values, management believes that the tubeset market has annual revenue of approximately $50 to $100 million worldwide. This includes steel, aluminum, titanium and carbon fiber. Steel and aluminum tubesets account for approximately 90% of such annual revenues.

Reynolds' Products
------------------

     Reynolds produces cycle tubing for a wide variety of cycle applications. The tubing is used for road racing bicycles, road track bicycles and time trial bicycles, competition touring bicycles, all-terrain bicycles and tandems. Reynolds shares its research and development function with its main steel tubing supplier, Apollo. Through this joint effort, the Reynolds' 853(TM) "Air Hardened" product was developed. This product gives an exceptional weight to strength and stiffness ratio not normally seen with conventional steel alloys achieved by a unique air hardening process that concentrates the strength and stiffness in the frame geometry, the joint, where it is most needed. Reynolds' cycle tubes are all manufactured from high quality alloy steels, which also contributes to the high strength and stiffness to weight ratio. In addition to the 853(TM) product, Reynolds' also manufactures its 531(TM) range, 753(TM) and 653(TM) all-terrain bicycles, Reynolds produces the chrome molybdenum 501(TM) and 500(TM) series tubesets. The higher the number the higher the tensile strength and stiffness to weight ratio. As a consequence, the 853(TM) gives the greatest tensile strength and stiffness to weight ratio and the greatest performance features to other tubesets in Reynolds' product line.

Reynolds' Engineering, Design and Manufacturing
-----------------------------------------------

     Reynolds' currently manufactures its tubesets in a 20,000 square foot facility in Tyseley, England. The Company designs unique tubesets or various pieces of a frame set to the specifications of its customers. Typically, the tubesets are bid and specified twelve months before the actual production of the cycle takes place. For example, in early 1997, the design and engineering team at Reynolds' was prototyping tubes sets for 1998 models. Once specified into a specific bike model, manufacturing the tubeset is accomplished by a series of cold forming, butting, heat treating and manipulations. The engineers at Reynolds work closely with the design teams of its customers to ensure compliance with tight tolerances and quality specifications.

     In the future, through use of proceeds, the Company plans to expand its manufacturing into Southeast Asia for both aluminum and steel. This will provide a competitive platform to increase market share with the U.S. OEM customers and the Taiwanese frame makers.

Reynolds' Sales and Marketing
-----------------------------

     In the U.S. and Europe, sales and marketing is accomplished using a salaried sales force located in Elk Grove Village, Illinois for its U.S. sales and in its Tyseley, England factory for its European sales. The design engineers work closely with the Reynolds' sales staff and the OEM customers. Reynolds markets its product line through advertising in several cycling trade journals. Reynolds plans to introduce a line of aluminum cycle tubes in

1998, through the Company's Southeast Asia facility, which it proposes to acquire, targeting its marketing at the premium branded aluminum cycle tube market. The sales and marketing for Taiwan will be done from the Company's proposed Southeast Asia facility.

     Reynolds ranks as one of the leading suppliers of premium branded cycle tubing. Twenty-seven of the last 35 Tour De France races were won with bikes made from Reynolds' tubing. Currently, Reynolds' has under contract the U.S.A. National Road Racing Team (U.S.A. Olympic Team), the Saturn Racing Team and the Shaklee Racing Team. Using Reynolds' cycle tubing these teams have consistently finished within the top five places in the U.S.A. and within the top ten places worldwide.

Reynolds Competition
--------------------

     The majority of branded cycle tubing is supplied by six manufacturers worldwide. Easton is a U.S. based manufacturer, specializing in aluminum; Columbus is an Italian-based manufacturer, primarily using steel; Dedacciai is an Italian-based manufacturer, primarily using steel; True Temper, is a U.S. based manufacturer, primarily using steel; Tange, is a Japanese based manufacturer, primarily using steel; and Reynolds, a U.K. based manufacturer primarily using steel and is planning to introduce an aluminum cycle tubing product line.

Sierra Materials--Advanced Composite Materials

Acquisition Opportunities
-------------------------

     Management perceives that the acquisition of Sierra Materials presents the Company with a number of opportunities. Sierra Materials as a manufacturer of graphite and other advanced composite materials as a supplier of a product that is essential to ever expanding uses by manufacturers. The entire production capacity of Sierra Materials is currently being sold and management believes that the additional manufacturing capacity planned will result in increased sales and profitability.

Overview and Markets
--------------------

     Sierra Materials is a supplier of graphite and other advanced composite materials for use in the sports and recreational markets. A composite material is a structural system comprised of different types or forms of materials. In common usage today, the term "composite" refers to a matrix of one type of material, such as an epoxy resin, reinforced with a fibrous form of another material, such as carbon fiber, fiberglass, or Kevlar(TM). Nature has successfully used this structural concept in its own composite structural material - wood. Wood is comprised of a fibrous material (cellulose) which reinforces a matrix of lignin (sap). The most common type of composite used commercially today is glass fiber reinforced plastic ("GFRP"). Commonly referred to as fiberglass, GFRP has been used for decades in boats, pickup truck caps and sporting goods, among other items.

     Advanced composites is a term given to high performance fibers and polymers (resins). Fibers which fall into this category include carbon fiber, boron, Kevlar(TM) and Spectra(TM), along with high strength glass fibers and some ceramics. Sierra Materials is a manufacturer of unidirectional pre-impregnated tape (pre-preg) made primarily from carbon fiber and fiberglass; solvent coated fabrics, primarily woven fiberglass and Kevlar(TM); and carbon fiber laminates and molded products. The Company's finished composite materials are principally sold in rolls, sheets or in granular or chopped forms and are subsequently incorporated by Sierra Materials' customers into manufactured components.

     Advanced composites have been used for years in military and aerospace applications. Now that these advanced materials have been proven in the demanding environments of military and aerospace applications, an increasing number of manufacturers are implementing composite materials in their products. Commercial aircraft, including the new Boeing 777, are using composite materials in primary structural elements such as the tail wings and floor beams.

     Sierra Materials' composite materials are capable of being incorporated in a wide range of recreational product applications. Uses of advanced composites currently being employed include fishing rods, hockey sticks, skis, ski poles, snow boards, water skis, surfboards, sailboats, and tennis racquets. Commercial applications other than sporting goods include automotive components such as drive shafts and body panels; medical devices, such as prosthetics; industrial uses, such as tanks and containers; electronic components, such as circuit boards and antennae; infrastructure projects such as reinforcements; and security systems, such as body armor and armored vehicles.

     Over the last two decades, there has been significant growth in the use of graphite and other advanced composite materials as a result of improvements in applications engineering, advances in composites technology and declining costs to the customer in manufacturing final products.

Sierra Materials Products
-------------------------

     Sierra Materials produces three primary types of finished advanced composite materials, consisting of unidirectional pre-impregnated tape, made primarily from carbon fiber and fiberglass; solvent coated impregnated tape, primarily woven fiberglass and Kevlar(TM); and carbon fiber laminates and molded products. Sierra Materials' current customer base is comprised exclusively of commercial product manufacturers. The majority of Sierra Materials' customers are manufacturers of sporting goods. Because carbon fiber is as strong and durable as metal but much lighter and more versatile, it is used in many sporting goods applications where weight and performance are critical factors. Some typical uses for products made of carbon fiber which combine the features of strength, durability and lightness, include backpack frames, snowshoes, sailboat masts, golf shafts, bicycles, hockey sticks, ski poles, tennis rackets, tent poles, and other products where weight and strength are primary concerns.

Sierra Materials Engineering, Design and Manufacturing
------------------------------------------------------

     The most common method of advanced composites fabrication involves the use of "prepreg." This is a term given to preimpregnated materials, either unidirectional fiber tape or woven fabrics impregnated with uncured resins. The raw graphite comes into the factory in the form of a spool of yarn, where each strand of yarn has between 12,000 to 50,000 fibers, depending on the specifications ordered. The unidirectional fiber tape is manufactured by spreading these thousands of fibers (carbon or fiberglass) onto a resin coated paper then by using pressure and heat, impregnating the fibers with the resin. The resin impregnated fibers (pre-preg) are left on the paper and rolled to meet specific customer requirements for size and weight. The solvent coated impregnated tape is manufactured by starting with a woven fabric material, made primarily of fiberglass, carbon fiber or Kevlar(TM). The woven material is then impregnated with a solvent based resin, using pressure and heat, and put into rolls sized to meet specific customer needs for size and weight.

     In 1997, the limiting factor affecting Sierra Materials' revenue growth and earnings potential is expected to be the availability of carbon fiber yarn. In 1995, recreational products companies were fully embracing carbon fiber as the material of choice. Aircraft orders were up significantly, and signs of an impending shortage of fiber began to appear. However, the fiber manufacturers which had been burdened by overcapacity in the past were hesitant to invest once again in new plant and equipment. No plans for additional capacity were announced until late 1996. At present, most of the new capacity will not be available to meet anticipated customer demand for carbon fiber until sometime in 1998.

     In 1997, management estimates that up to 30% of total carbon fiber demand will go unfilled. Aerospace programs which command higher margins are being supplied first, with any remaining capacity going to commercial and recreational suppliers.

     In December 1996, Sierra Materials negotiated a purchase order with Akzo Nobel Fortafil Fibers for 250,000 pounds of carbon fiber for delivery in 1997. Additionally, Hexcel Corp. (which acquired the Hercules fiber manufacturing operations in 1996) has agreed to supply 50,000 pounds of carbon fiber in 1997. Between these two suppliers, Sierra Materials anticipates that there should be sufficient material to meet 1997 sales projections, although there can be no assurance that this will be the case if Sierra Materials experiences stronger demand for its material than it anticipates.

Sierra Materials Sales and Marketing
------------------------------------

     According to Company management, in 1993, sales of carbon fiber prepreg were valued at approximately $190 million in the United States, with annual growth estimates averaging 15% over the next 5 years. This growth is being fueled by two primary industries; the aerospace industry which accounts for approximately 78% of total sales, and sporting goods manufacturers which account for approximately 18% of total sales. The remaining sales were divided between a variety of developmental projects, including automotive, medical, and infrastructure applications.

     The composite materials market can be broken down into three segments: raw materials suppliers, such as carbon fiber and resins; converters (pre-preggers), such as Sierra Materials, which convert the raw materials into a useable state; and end users, such as golf club shaft manufacturers, which form the pre-preg into a finished product. While some companies, such as the golf shaft manufacturer Aldila, have integrated into producing its own pre-preg materials, very few companies have fully integrated from basic materials to end product.

     Sierra Materials' marketing efforts are primarily accomplished by word of mouth and industry reputation. As of March 31, 1997, backlog of unfulfilled orders exceeded $4.5 million.

Sierra Materials Competition
----------------------------

     There are approximately 24 suppliers of carbon fiber prepreg in the United States. Of the top 10 suppliers, one company, ICI Fiberite, Inc. accounts for over 35% of U.S. pre-preg shipments. Other large suppliers include Toray Composites America, Hexcel Corp., Cytec Engineered Materials, Inc. and Newport Adhesive and Composites, Inc. Currently, Hexcel Corp. and Newport Adhesives and Composites, Inc. all have parent companies which own fiber manufacturing facilities.

ICE--Ski Products

Acquisition Opportunities
-------------------------

     Management perceives that the acquisition of ICE presents the Company with a number of opportunities. ICE is a recognized brand name in the composite ski pole market that is sold through a large number of specialty shops selling premium high end sports equipment. The ICE brand name can be expanded to other premium products for distribution through this unique channel.

     ICE is a manufacturer and marketer of premium composite and aluminum ski poles. ICE markets its ski poles in the United States directly to approximately 600 speciality shops nationwide and in Canada and Japan through independent distributors. During the 1996-1997 ski season, ICE had approximately 6% of the unit market share and approximately 11% of the dollar market share for specialty shops in the United States according to the March 1997 U.S. Ski and Snowboard
                                                       ----------------------
Industry Report. ICE has a limited presence in chain stores.
---------------

     Most ski poles are manufactured from extruded aluminum alloys. In recent years, graphite ski poles have been introduced and have grown in unit sales each year. As in most sporting goods categories, the use of carbon fiber composites is growing due primarily to lighter weight, superior strength and greater versatility.

     In 1996-1997, ICE introduced a line of ski helmets and a line of aluminum ski poles to the market. The new aluminum line may eventually be manufactured at Pentiumatics, a subsidiary of Coyote, provided Pentiumatics successfully consumates an agreement to acquire its proposed Southeast Asia facility. See "Business--Pentiumatics-- Extruded Aluminum Alloys."

     The key strategy for ICE is to expand its existing product line. Over the past few years, the use of helmets in the ski industry has increased dramatically. Management believes that this trend will continue and that in the next few years helmets will be the single fastest growing segment in ski equipment. During the 1996-1997 season and in response to this increased demand, ICE introduced a new line of Department of Transportation approved helmets which it purchases for resale. Aluminum poles have historically been the largest single segment of the ski pole business. Previously, ICE has not manufactured a ski pole for this market. During the 1997-1998 season, ICE introduced a line of high end aluminum poles to augment its traditional composite product. In an effort to provide the ICE customer with more comfort and protection, a line of high impact body armor was introduced during the 1997-1998 season. This product is intended for the high performance skier and is typically used in racing situations. Management feels that this product will continue the ICE tradition of quality, performance and style.

ICE Industry
------------

     According to the February 1996 issue of American Demographics Magazine,
                                             ------------------------------
more than 10 million Americans aged seven and older participated in downhill skiing in 1994, making it the nation's most popular winter sport. The period between 1988 and 1994 was not a good one for the ski industry with both the number of skiers and the percent who ski at least once a year, declining. However the introduction of the new "shaped" ski's in 1995-1996 has had a very positive impact on the industry as a whole. As a consequence, the sale of Alpine skis rose 36.6% during the 1996-1997 season compared against 1995-1996. Total retail spending on snow sports rose 17.4% to approximately $2,000,000,000 (source Sporting Goods Intelligence-- May 12, 1997).

     The Company employs independent sales representatives to sell and promote its products to 600 specialty shops nationwide. The ICE brand of ski poles has one of the highest average retail prices in the industry. The ICE ski pole is a premium product and is marketed as such.

     The Company is moving aggressively toward vertical integration and by the end of 1998, the Company plans to be manufacturing aluminum ski poles and have contractual control over the manufacture of composite poles through the Company's proposed Southeast Asian facility (see "Business --Apollo" and "Business--Pentiumatics Extruded Aluminum Alloys"). This manufacturing capability will give ICE greater control over quality, cost and innovation which management believes will create opportunities in the OEM market as well. The Company believes this kind of vertical integration will allow it to have a competitive cost structure and better control over the quality of the finished product.

ICE Competition
---------------

     Major competitors, in alphabetical order, are Goede Ski Technologies, Kerma Ski Poles, Leki USA, Scott USA and Smith Sport Optics, Inc. Of these, the Company views Leki and Kerma as its major competitors in the high technology, high priced composite ski pole market.

Pentiumatics--Proposed Extruded Aluminum Alloys Facility

     Pentiumatics is in the process of completing the purchase of land, buildings, plant equipment and machinery from a third party. The Company is currently awaiting confirmation from Southeast Asian counsel as to the final amount of the purchase price and other terms of purchase and whether and when the transaction has been or will be completed. If and when such purchase is completed, it is Pentiumatics' plan to open an aluminum extrusion factory on the land in Southeast Asia. Subject to the consummation of the proposed purchase of such land, it is the Company's expectation that construction will be completed in the fourth quarter of 1997 and the complex will include three 30,000 square foot buildings. It is planned that one building will be used to manufacture extruded aluminum parts for the sports and recreation industry. The Company anticipates that a significant percentage of this new plant's output will eventually be used by Reynolds and ICE. In addition, the Company plans to produce other extruded aluminum parts for regional manufacturers of sports equipment.

     The addition of Pentiumatics and its proposed acquisition of land, buildings, plan equipment and machinery and construction of the buildings is expected to enhance the Company's strategy by adding extruded aluminum alloy to its manufacturing base. The Company now produces steel tubing, graphite and other advanced composite pre-preg and extruded aluminum alloy. These are the main materials used in most sporting goods products worldwide. If the Company is successful in acquiring the land, plant equipment and machinery and is able to complete the construction of the factory building, the Company would be in a position to be vertically integrated in all the main materials used in the manufacturing of golf shafts, cycle tubing and ski poles, the main businesses of the Company.

Governmental Regulations
     United Kingdom

     Apollo and Reynolds are established in England and are, accordingly, subject to the laws of the European Community and those of England and Wales with regard to their activities generally. These laws relate to employment, including, for example, employee rights against unfair dismissal and discrimination on the basis of race, sex or disability, taxation, company administration, consumer protection and planning matters. Specific regulations which apply to Apollo and Reynolds as manufacturing companies include:

     Environment. The activities of Apollo and Reynolds are regulated by the Environmental Protection Act of 1990. This Act requires Apollo to obtain licenses to carry out its nickel coating process for golf shafts and to produce, store and dispose of industrial waste of various descriptions. In addition, consent is required from the local rivers authority under the Water Resources Act of 1991 and The Water Industry Act of 1991 regarding discharge of overflow water from its property into the public sewers. The Company believes that it is currently in compliance with all licenses and consents. When the Environment Act of 1995 is fully implemented, the relevant authority will have significantly increased powers to order persons and companies to clean contaminated land. However, these increased powers may only be exercised if the contamination poses a serious risk to health or property. No cleanup proceedings have been threatened against Apollo and Reynolds, nor are such proceedings anticipated.

     Health and Safety. The principal United Kingdom statute is the Health and Safety At Work Act of 1974 ("Health and Safety Act"), which imposes a duty on employers to maintain a "a safe system of work." This obligation is supplemented by various regulations requiring employers to establish procedures for assessing hazards to safety and for reducing or eliminating risk. Apollo and Reynolds have regular contact with the Factory Inspectorate, the statutory body which administers the Health and Safety Act. No proceedings are in existence or threatened against the United Kingdom companies by the Factory Inspectorate.

     Although management believes it is currently in compliance with the above regulations, the Company's future operations could expose it to the risk of claims with respect to environmental or health and safety matters. Although compliance with governmental requirements relating to the protection of the environment or health and safety has not had a material adverse effect on the Company's financial condition or results of operations to date, there can be no assurance that material costs or liabilities will not be incurred in connection with such environmental or health and safety matters in the future.

     United States

     Environmental Regulations. The Company's operations which are located in the United States, including ICE, Sierra Materials and Apollo U.S., are subject to governmental, environmental and health and safety laws and regulations that impose workplace standards and limitations on the discharge of pollutants into the environment and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of certain materials, substances and wastes. These laws include, for example, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Clean Air Act, as amended, and the Resource Conservation and Recovery Act of 1976, as amended. Management believes the Company is in compliance with United States environmental laws and regulations. Although compliance with governmental requirements relating to the protection of the environment has not had a material adverse effect on the Company's financial condition or results of operations to date, there can be no assurance that material costs or liabilities will not be incurred in connection with such environmental matters in the future.

Employees and Consultants

     The Company has 317 full time employees and no part time employees. The Company will hire additional employees as may be required to support expansion of the Company's operations.

     There are three different unions that have collective bargaining agreements with Apollo and Reynolds. All hourly paid Apollo employees and 18 hourly paid Reynolds employees are members of a union. Several union agreements apply to all hourly employees of both companies:

     Except for the Hourly Paid Agreement, which is negotiated annually, there are no termination dates to the above agreements. The above agreements continue to apply until otherwise renegotiated between the parties. Management believes that the relationship with its employees is good.

Research and Development

     Expenditures relating to the development of new products and processes, including significant improvements and refinements to existing products amounted to $0 and approximately $220,000 for the time period from September 18, 1996, the date that Apollo and Reynolds were acquired by Coyote to December 31, 1996 for the years ended December 31, 1995 and 1996 respectively.

Facilities

     The Company's executive offices are located in Boulder, Colorado pursuant to a month to month lease. Apollo operates its golf shaft manufacturing in a facility in Oldbury, England, which is a heavy industrial area. The Company owns the land, building and equipment used in manufacturing its steel golf shafts. Deere Park Capital Management, Inc. has a lien against this property pursuant to an Amended and Restated Secured Promissory Note dated May 4, 1997. Apollo U.S. operates a 8,153 square foot facility in Elk Grove, Illinois, pursuant to a lease which expires January 31, 2000. Apollo U.S. also operates a 6,480 square foot warehouse and office area in El Cajon, California pursuant to a lease which expires in December 1998. ICE and Sierra conduct their manufacturing operations out of a 10,284 sq. ft. facility in San Diego, California, pursuant to a sublease which expires in February 1999.

Litigation

     The Company is not currently subject to any material litigation nor, to the Company's knowledge, is any material litigation threatened against the Company.

Acquisition History

     On September 18, 1996, the Company through a wholly-owned subsidiary, acquired three affiliated entities, TI Apollo Limited, a company registered in England and Wales, TI Reynolds 531 Limited, a company registered in England and Wales, and Apollo Golf, Inc., a New Jersey corporation (collectively, the "Apollo Entities"), and purchased certain properties from the Apollo Entities for a total purchase price of U.S. $5,135,305. In addition, on September 18, 1996, the Company formed ICE to acquire certain intangible assets, consisting primarily of registered trademarks and certain other intangible assets, owned by Expedition Trading Company, L.L.C., a Utah limited liability company ("Expedition"). The Company acquired an 80% interest in ICE. This purchase was consummated on September 18, 1996 and resulted in ICE acquiring the intangible assets from Expedition in exchange for ICE's promissory note in the amount of $1,500,000 payable to Expedition over a six year period and the issuance to Expedition of a 20% interest in ICE.

     On March 27, 1997, the Company formed Sierra Materials LLC, a Colorado limited liability company. In consideration of the Company's agreement to assume liabilities of Cape Composites, Inc. ("Cape") in the amount of $778,088, the Company acquired an 80% interest in Sierra. In turn, Sierra acquired all of Cape's outstanding common stock.

     On April 1, 1997, the Company acquired all of the outstanding stock of Pentiumatics Sdn. Bhd., a Malaysian corporation. As of the date hereof, Pentiumatics has not commenced operations. See "Pentiumatics - Proposed Extruded Aluminum Alloys Facility".

                                  MANAGEMENT

Directors and Executive Officers

     The names, ages and positions of the officers, directors and certain key employees of the Company are as follows:


              Name                                    Age                           Position
----------------------------------                   -----       -----------------------------------------------
Mel S. Stonebraker/(2)/......................         45         Chief Executive Officer, President and Chairman
                                                                 of the Board

James M. Probst/(1)/.........................         39         Chief Financial Officer, Chief Operating Officer,
                                                                 Secretary/Treasurer and Director

James A. Pfeil...............................         42         Vice President


Jeffrey T. Kates/(1)(2)/.....................         36         Director

----------------
(1)  Member of the Audit Committee
(2)  Member of the Compensation Committee

     Mel S. Stonebraker, co-founder of the Company, has been an officer and director of the Company since its incorporation in 1994 and is currently President, Chief Executive Officer and Chairman of the Board. From 1983 to 1994, Mr. Stonebraker was International Business Development Manager for Schuller International Corporation, a wholly owned subsidiary of Manville Corporation. In that position, he was responsible for corporate activities throughout the Pacific Rim countries. He was a resident in Singapore from 1984 to 1989. Mr. Stonebraker received a B.A. degree from the University of Colorado in 1977 and a Masters of International Administration from the American Graduate School for International Management (Thunderbird) in 1983.

     James M. Probst, co-founder of the Company, has been an officer of the Company since February 1995 and is currently Chief Financial Officer, Chief Operating Officer, Secretary/Treasurer and a Director. From 1986 to 1995, Mr. Probst was employed by Schuller International Corporation, a wholly owned subsidiary of Manville Corporation. During that time, Mr. Probst held several positions ranging from research and development Engineer to Business Manager of a unit with approximately $30 million in revenues. Mr. Probst received a B.S. degree in Mechanical Engineering from the University of Colorado, Denver in 1986 and an M.B.A. from the University of Denver in 1990.

     James A. Pfeil joined the Company in May 1997 as Vice President, primarily responsible for overseeing ICE, Sierra Materials and Pentiumatics. From May 1995 to May 1997, Mr. Pfeil was Vice President of Operations of Cobra Golf, Inc., a wholly-owned subsidiary of American Brands. From May 1992 to May 1995, he was Vice President, General Manager of West Coast Composites, a wholly owned subsidiary of Cobra Golf, Inc. West Coast Composites manufactures all of the graphite golf shafts used by Cobra Golf, Inc. From May 1990 to May 1992 he was Materials Manager for Cobra Golf, Inc. From 1985 to 1990 he worked as a consultant with over 100 clients dealing with manufacturing issues and assisting in materials requirement planning ("MRP") system implementations. Mr. Pfeil received a B.S. in Business from San Diego State University in 1980.

     Jeffrey T. Kates became a director of the Company in May 1997. From August 1996 to the present, Mr. Kates has been the Chief Operating Officer of Plastics Research Corp. a firm with annual revenues of $35 million. From October 1994 to August 1996, Mr. Kates was President and a director of Harloc Incorporated, a subsidiary of the Tesa Group in Irun, Spain, which attained annual revenues of $150 million. Mr. Kates received a B.S. degree in Agricultural Engineering from the University of Illinois in 1984 and an M.B.A. from the University of Denver in 1988.

     Executive officers of the Company are appointed by, and serve at the discretion of, the Board of Directors and are elected annually. There is no family relationship between any director of the Company and any other director or officer of the Company.

     The Company has agreed, for a period of two years from the date of this Prospectus, if so requested by the Underwriter, to nominate and use its best efforts to elect a designee of the Underwriter as a director of the Company or, at the Underwriter's option, to appoint such designee as a non-voting adviser to the Company's Board of Directors. The Company's officers, directors and controlling stockholders have agreed to vote their shares of Common Stock in favor of such designee. The Underwriter has not yet exercised its right to designate such a person.

     The following persons are key employees of the Company's subsidiaries:

     Paul Andy Taylor, 49, has been the Managing Director of Apollo and Reynolds since September 1990 and is responsible for all strategic and operational activities of those companies. Mr. Taylor joined Apollo as Sales and Marketing Director in August 1986 as part of a new management team which dramatically expanded the company's activities through the late 1980s. Prior to joining Apollo, he was engaged in international sales and marketing for the TI Group, a United Kingdom owned global conglomerate. Key areas of activity included Europe, Comecon, China/Far East and North America. Mr. Taylor received a B.A. degree with honors in Russian Studies from Nottingham University, England in 1968 and holds a management diploma from London Business School.

     David Nelson, 43, has been the Financial Director of Apollo and Reynolds since 1993 and is responsible for the financial control of Apollo and Reynolds, managing relationships with external providers of finance and ensuring statutory compliance. Mr. Nelson's previous positions were as divisional Financial Director within United Kingdom quoted companies. He previously worked for Ernst & Young in Kuwait, and Peat Marwick in Zambia. He received a B.S. Degree with honors in Civil Engineering from Loughborough University in 1975, and is a chartered accountant (FCA).

     Graeme Horwood, 52, has been the Technology Director of Apollo and Reynolds since July 1986 and is responsible for Product and Process development in the Company's golf shaft, cycle and athletic divisions. He is the focus of Apollo's relationship on new product development with key customers. Prior to joining the Company, Mr. Horwood was Engineering Design Manager at the Raleigh Bicycle Co. Nottingham, England, Group leader in a research and development team at TI Groups' Research facility at Cambridge, England. He served a Technical Apprenticeship with GEC, England and received a B.S. Degree in Mechanical Engineering from Rugby College of Engineering, Rugby, England in 1968.

     Keith Noronha, 41, has been the Director and General Manager of Reynolds since September 1996 and is responsible for the strategic and operational growth of the Reynolds cycle subsidiary. Mr. Noronha joined Apollo in November 1988 as Financial Director until 1993 when he transferred to the U.S. to be Vice President and General Manager of Apollo U.S., which he successfully repositioned and grew through 1996. Mr. Noronha returned to the United Kingdom in August 1996 to develop and implement an aggressive global strategy. Prior to joining Apollo in 1988 he worked as Financial Director at several United Kingdom companies notably BKB Electricals, BSR and was an engineering graduate with the Rover Group, after obtaining an B.S. Degree with honors in Mechanical Engineering at Queen Mary College, London University in 1978. He holds the FCMA Professional Management Accounting qualifications.

     Stewart Tibbatts, 49, has been the Manufacturing Director of Apollo and Reynolds since January 1996 and is responsible for the effective operation of the Company's manufacturing activities in golf shafts, cycle tubing and athletic products. Mr. Tibbatts joined Apollo in 1995 having previously been Director and General Manager of Reynolds at Tyseley for six years. Mr. Tibbatts began his career as an apprentice at Reynolds in 1965 and successfully worked his way up through the company. He also received an HNC in Mechanical Engineering from North Birmingham Poly in 1969, and Diploma in Management Studies from the University of Central England in 1983.

     David B. Abrams, 32, has been the President, Chief Financial Officer, Treasurer and a director of Sierra Materials since March 1996. His current responsibilities include overseeing all of the subsidiary's activities and operations, with specific responsibility for corporate finances, including profit and loss management, materials procurement, sales and marketing and long term strategic planning. From December 1992 to March 1996, Mr. Abrams was the Senior Associate for acquisitions at Zimmerman Holdings, Inc., a private investment firm. Previously, he was Manager of Business Development at Westech Gear Corporation, a Zimmerman subsidiary. Mr. Abrams received his B.A. degree from the University of Rochester in 1987 and his M.B.A. from the University of Southern California in 1996. Mr. Abrams owns 10% of Sierra Materials.

     Mark H. Snyder, 30, has been the Executive Vice President, Secretary and a director of Sierra Materials since March 1996. His current responsibilities include overseeing all of the subsidiary's manufacturing operations, research and development and legal and regulatory affairs. From May 1992 to March 1996, he was a Senior Associate with Sheridan Ross and McIntosh, a Denver intellectual property law firm. Mr. Snyder received his B.S. in Chemical Engineering from the University of Rochester in 1988 and his J.D. and M.B.A. degrees from Boston College in 1992. Mr. Synder owns 10% of Sierra Materials.

Committees of the Board of Directors

     The Company has an Audit Committee and a Compensation Committee. The Board of Directors does not have a Nominating Committee and the functions of such a committee are performed by the Board of Directors.

     Audit Committee. The functions of the Audit Committee include recommendations to the Board of Directors with respect to the engagement of the Company's independent certified public accountants and the review of the scope and effect of the audit engagement. Messrs. Kates and Probst are the current members of the Company's Audit Committee.

     Compensation Committee. The function of the Compensation Committee is to make recommendations to the Board with respect to compensation of management employees. The Compensation Committee also administers plans and programs relating to stock options, pension and other retirement plans, employees benefits, incentives and compensation and determines the persons to whom options should be granted under the Company's Option Plan and the number of options to be granted to each person. Messrs. Kates and Stonebraker are the current members of the Company's Compensation Committee.

Indemnification of Officers and Directors

     The Company's Articles of Incorporation authorizes the Company to indemnify its directors for certain breach of fiduciary duty to the Company and its stockholders, and other liabilities, subject to certain limitations. Such indemnification does not apply to acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or the payment of unlawful distributions to stockholders.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Summary Compensation

     The following table sets forth certain information regarding compensation earned or awarded to the Chief Executive Officer and certain key employees of the Company who received in excess of $100,000 of salary and bonus from the Company during the year ended December 31, 1996 (the "Named Executive Officers"):


                                                                                                             Long Term
                                                          Annual Compensation                           Compensation Awards
                                      --------------------------------------------------------         ------------------------

                                                                                  Other Annual         Securities Underlying
Name and Principal Position           Year      Salary ($)       Bonus($)         Compensation         Options/# of Shares/(1)/
---------------------------           ----      ----------       --------         ------------         ------------------------
                                                                                       ($)
                                                                                       ---
Mel S. Stonebraker                    1996       $115,000          -0-             $ 6,529(1)                   -0-
Chief Executive Officer               1995       $115,000          -0-             $ 6,805(1)                   -0-
                                      1994         -0-             -0-             $   572(1)                   -0-

Paul Andrew Taylor                    1996       $111,300        $35,200           $11,390                      -0-
Managing Director                     1995       $111,300        $44,690           $11,390(2)                   -0-
Apollo & Reynolds                     1994       $111,300        $32,250           $12,820(2)                   -0-

------------
(1)  Includes the annual cost of a company car.
(2) Includes the annual cost of a company car and pension plan benefits and private health insurance and an educational grant earned by Mr. Taylor.

Compensation of Directors

     Directors are not currently paid fees for attending meetings, although they may be paid annual retainer fees in cash or options in the future. Directors are reimbursed for their out-of-pocket expenses for attending Board meetings.

Employment Agreements

     The Company has entered into employment agreements with Messrs. Stonebraker and Probst expiring on May 31, 2000, pursuant to which they are employed as Officers of the Company. The agreements may be renewed upon sixty days notice for additional two year periods. The employment agreements provide for employment of Messrs. Stonebraker and Probst on a full-time basis at annual salaries of $150,000 and $125,000, respectively, beginning September 1, 1997. The officers are entitled to receive a bonus based on certain objectives to be established by the Board of Directors and incentive stock options to purchase 45,000 shares each over a seven year term to be granted on the effective date of this offering at the Price to Public. The options will vest over a three year period if the Company achieves 90% of its targeted EBITDA as established by the Board of Directors. The officers have the right to purchase their pro-rata share of any new offerings of the Company's equity securities after December 31, 1997. Messrs. Stonebraker and Probst may be terminated by the Company for cause, which is defined as excessive unauthorized absenteeism, actual fraud or material acts of dishonesty, destruction of material Company property; willful disclosure of Company proprietary information, or a material violation of internal controls or procedures. If the officers voluntarily terminate prior to the end of the original contract term, they are required to reimburse the Company up to $62,500 each, on a pro-rata basis depending on the date of termination. If the Company terminates Messrs. Stonebraker or Probst without cause, they are each entitled to 18 months' salary as a severance payment. If termination occurs after the end of the original contract term, they are each entitled to 12 months' salary. The employment agreements provide that the officers may not compete with the Company for a period of the greater of (i) nine months subsequent to their termination date, or (ii) the severance pay period. The officers also have a Change of Control Agreement with the Company.

     Apollo has an employment agreement with Paul Andrew Taylor pursuant to which he serves as Managing Director of Apollo. The agreement provides for a salary of 65,000 pounds per year ($111,300 based upon the conversion rate on December 31, 1996). Mr. Taylor also participates in an executive bonus program at Apollo for 1997 with maximum bonus potential of 150% of annual salary. The executive bonus program at Apollo is based upon operating cash flow for the steel golf shaft business. During the year ended December 31, 1996, Mr. Taylor earned a $35,200 bonus based upon this program. Mr. Taylor's employment agreement is subject to termination by the Company upon twelve months notice or by Mr. Taylor upon six months notice. Mr. Taylor may be terminated by the Company for gross default or misconduct and other breaches of conduct. His agreement provides that he will not compete with Apollo within the United Kingdom or the United States for a period of six months after termination of employment. Mr. Taylor is provided life insurance equal to four times annual base salary and has the use of a company car.

1997 Stock Option Plan

     The Company's 1997 Stock Option Plan (the "Option Plan") was adopted by the Board of Directors and stockholders on June 10, 1997. The Plan provides for the grant of options to purchase up to 500,000 shares of the Company's Common Stock that are intended to qualify as either incentive stock options within the meaning of Section 422 of the Internal Revenue Code or as options that are not intended to meet the requirements of such section ("Nonstatutory Stock Options"). Options to purchase shares may be granted under the Plan to persons who, in the case of Incentive Stock Options, are employees (including officers of the Company or its subsidiaries), or, in the case of Nonstatutory Stock Options, are employees (including officers of the Company or its subsidiaries), non-employee directors or consultants of the Company.

     The Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has full discretionary authority, subject to certain restrictions, to determine the number of shares for which Incentive Stock Options and Nonstatutory Stock Options may be granted and the individuals to whom, and the times at which, and the exercise prices for which options will be granted.

Pension Plan Benefits

     The employees of Apollo and Reynolds participate in a multi-employer defined benefit pension plan. The plan provides defined benefits to substantially all salaried and hourly employees of Apollo and Reynolds. The Company contributed $208,000 during the year ended December 31, 1996, to this plan. The Company is required to implement its own defined benefit plan during 1997.

                             CERTAIN TRANSACTIONS

     Mr. Stonebraker has loaned approximately $113,000 to the Company during the years ended December 31, 1996 and 1995. The notes are unsecured and bear interest rates ranging from 12% to 25% per annum. Interest is payable monthly on the notes and any principal amounts outstanding are due in August 1998. The Company intends to repay these notes from the proceeds of this offering.

     The above-referenced transaction was made based on Mr. Stonebraker's actual cost. All future transactions by the Company with officers, directors, 5% stockholders and their affiliates will be entered into only if the Company believes that such transactions are reasonably expected to benefit the Company and the terms of such transactions are no less favorable to the Company than could be obtained from unaffiliated third parties. Furthermore, any loans made in the future to officers, affiliates or stockholders will be approved by a majority of disinterested directors.

                               PRIVATE PLACEMENT

     On April 4, 1997, the Company entered into two secured promissory notes with lenders in the aggregate amount of $1,500,000. The notes are due on the earlier of December 31, 1997, or five days subsequent to the Company completing an initial public offering. The interest rate on the notes is 8% per annum. Such notes are referred to as the "8% Notes." As additional consideration for the lenders making the 8% Notes, the Company will also issue shares of its Common Stock and Warrants at the time of the Company's initial public offering, if any, of its Common Stock. The terms and quantities of the shares and warrants vary depending on the timing of the Company's public offering. The notes are secured by a Stock Pledge Agreement whereby the entire interest of the Company in Apollo and Apollo U.S. are pledged as collateral. In addition, the notes are secured by the personal guaranty of two of the Company's stockholders. The Shares and Warrants are being registered in this offering and the Warrants will be sold in the future in negotiated transactions.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth as of March 31, 1997, and as adjusted to reflect the sale of the Shares of Common Stock offered hereby, certain information regarding beneficial ownership of the Company's Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer, and (iv) all executive officers and directors of the Company as a group. The following information assumes that the named individuals will not be purchasing any Shares of Common Stock in this offering.

                                                            Amount and Nature           Percent of Class
                                                             of Beneficial              ----------------
                                                               Ownership
Name and Address                                               ---------          Before                After
of Beneficial Owner                                            Shares/(1)/      Offering/(1)/        Offering/(1)/
-------------------                                            -----------      -------------        -------------
Mel S. Stonebraker...........................                   907,500/(1)/        25.6%                  19.3%
   2291 Arapahoe Avenue
   Boulder, CO 80302

James M. Probst..............................                   562,500/(1)/        15.9%                  12.0%
   2291 Arapahoe Avenue
   Boulder, CO 80302

Jeffrey T. Kates.............................                            0            -                       -
   8165 Woodview
   Clarkston, MI 48348

All executive officers and directors as a                     1,470,000/(1)/        41.5%                  31.0%
group (5 Persons)............................

Other Stockholders holding
   5% or more:

Oon Hock-Chye................................                    2,070,000          58.5%                  45.7%
   52 Tingkat Jelntong
   Georgetown, Penang 11600
   West Malaysia

-------------------
* Less than one percent.

(1) Includes seven year options to purchase up to 45,000 shares each granted to Messrs. Stonebraker and Probst to be issued on the effective date of this offering at the fair market value of the shares on that date. The options vest in three annual equal increments commencing one year from the date of grant if the Company achieves 75% of its targeted net sales plan as established by the Board of Directors.

                            DESCRIPTION OF SECURITIES

     The following description of the Company's securities is qualified in its entirety by reference to the Company's Articles of Incorporation and Bylaws and the form of Warrant, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. As of March 31, 1997, the Common Stock was held of record by three stockholders. See "Additional Information."

     Upon the closing of this offering, the authorized capital stock of the Company will consist of 29,000,000 shares of capital stock, $.001 par value, of which 25,000,000 shares are designated as Common Stock and of which 4,000,000 shares are designated as Preferred Stock.

Common Stock

     As of the date of this Prospectus, the Company had 3,450,000 shares of Common Stock issued and outstanding. The holders of the Common Stock (i) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all the assets of the Company available for distribution to holders of the Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive rights; and (iv) are entitled to one vote per share on all matters which stockholders may vote on at all meetings of stockholders.

     Holders of Common Stock do not have cumulative voting rights, which means that the holders of a majority of such outstanding shares voting for the election of directors can elect all of the directors of the Company to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of the Company's directors.

Preferred Stock

     As of the date of this Prospectus, no shares of Preferred Stock were outstanding. Under governing Nevada law and the Company's Articles of Incorporation, no action by the Company's stockholders is necessary, and only action of the Board of Directors is required, to authorize the issuance of any of the Preferred Stock. The Board of Directors is empowered to establish and to designate the name of, each class or series of the shares and to set the terms of such shares (including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion and voting rights and preferences). Accordingly, the Board of Directors, without stockholder approval, may issue preferred stock with terms (including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion and voting rights and preferences) that could adversely affect the voting power and other rights of holders of the Common Stock.

     The existence of Preferred Stock may have the effect of discouraging an attempt, through acquisition of a substantial number of shares of Common Stock, to acquire control of the Company with a view to effecting a merger, sale or exchange of assets or a similar transaction. The anti-takeover effects of the Preferred Stock may deny stockholders the receipt of a premium on their Common Stock and may also have a depressive effect on the market price of the Common Stock.

Warrants

     The Board of Directors has authorized the issuance of up to 1,637,500 Warrants in connection with this offering, comprised of 1,150,000 Warrants offered hereby, 172,500 Warrants subject to the over-allotment option, 115,000 Warrants subject to the Representative's Securities, and 200,000 Warrants to be issued to two investors in connection with the Private Placement. Two Warrants entitle the holder thereof to purchase one share of Common Stock at a price equal to $________ (between 125% to 150%) of the price to the public of the Shares (the "Warrant Exercise Price"). The Warrant Exercise Price is subject to adjustment upon certain events such as stock splits, stock dividends and similar transactions. The Warrants are subject to redemption by the Company, as described below. The exercise period for the Warrants expires at 5:00 p.m., Denver time, on the date that is three years from the date of this Prospectus (the "Warrant Term"), at which time the Warrants will expire automatically. The Company may at any time and from time to time extend the Warrant Term or reduce the Warrant Exercise Price, provided written notice of such extension or reduction is given to the registered holders of the Warrants prior to the expiration date then in effect. Such notice may be given by publication, press release or other means of general distribution. The Company does not presently contemplate any extension of the Warrant Term or reduction in the Warrant Exercise Price.

     Subject to compliance with applicable securities laws, Warrant certificates may be transferred or exchanged for new certificates of different denominations at the offices of the Warrant Agent described below. The holders of Warrants as such, are not entitled to vote, to receive dividends or to exercise any of the rights of stockholders for any purpose. The Warrants may be transferred separately from the Common Stock with which they will be issued.

     Exercise. The Warrants may be exercised during the Warrant Term only upon surrender of the Warrant certificate at the offices of the Warrant Agent with the form of "Election to Purchase on the reverse side of the Warrant certificate completed and signed, accompanied by payment of the full exercise price for the number of Warrants being exercised. Warrant holders will receive on share of Common Stock for each two Warrants exercised, subject to any adjustment required by the Warrant Agreement. For a holder to exercise Warrants, there must be a current registration statement in effect with the Commission and various state securities authorities registering the shares of Common Stock underlying the Warrants or, in the sole determination of the Company and its counsel, there must be a valid exemption therefrom. The Company has undertaken, and intends, to maintain a current registration statement with the Commission and state qualifications which will permit the exercise of the Warrants during the Warrant Term. Maintaining a current effective registration statement could result in substantial expense to the Company, and there is no assurance that the Company will be able to maintain a current Registration Statement covering the shares issuable upon exercise of the Warrants. Holders of Warrants will have the right to exercise the Warrants included therein for the purchase of shares of Common Stock only if a registration statement is then in effect and only if the shares are qualified for sale under securities laws of the state in which the exercising warrant holder resides or if the Company, in its and its counsel's sole discretion, is able to obtain valid exemptions form the foregoing requirements. Although the Company believes that it will be able to register or qualify the shares of Common Stock underlying the Warrants for sales in those states where the Securities are offered by this Prospectus, there can be no guarantee that such registration or qualification, or an exemption therefrom, can be accomplished without undue hardship or expense to the Company. The Warrants may be deprived of any value if a registration statement covering the shares issuable upon exercise thereof or an exemption therefrom cannot be filed or obtained without undue expense or hardship or if such underlying shares are not qualified or exempted from such registration in the states in which the holder of a Warrant resides. In the latter event, the only option available to a holder of a Warrant may be to attempt to sell his or her Warrants into the market, if a market then exists and only then in compliance with applicable securities laws and restrictions on transfer.

     Redemption. The Company shall have the right, at its discretion, to call all of the Warrants for redemption on 45 days' prior written notice at a redemption price of $.10 per Warrant if: (i) the closing high bid price of the Company's Common Stock exceeds the Warrant Exercise Price by at least 50% during a period of at least 20 of the 30 trading days immediately preceding the notice of redemption; (ii) the Company gives notice of redemption within five business days of the satisfaction of the condition referenced in (i) above; (iii) the Company has in effect a current registration statement covering the Common Stock issuable upon exercise of the Warrants; and (iv) the expiration of the 45-day notice period is within the Warrant Term. If the Company elects to exercise its redemption right, holders of Warrants may either exercise their Warrants, sell such Warrants in the market or tender their Warrants to the Company for redemption. Within five business days after the end of the 45-day period, the Company will mail a redemption check to each registered holder of a Warrant who holds unexercised Warrants and the end of the 45-day period, whether or not such holder has surrendered the Warrant certificates for redemption. The Warrants may not be exercised after the end of such 45-day period. The Representative must consent to any proposed redemption occurring within 12 months from the date of this Prospectus. The Company expects to call the Warrants for redemption if the conditions are satisfied because the Company believes that most holders will elect to exercise their Warrants if the condition referenced in (i) above is satisfied. If all holders exercised their Warrants, the Company would receive, at minimal expense to the Company, $______ based on an assumed Warrant Exercise Price of $8.25 per share.

8% Notes

     In April 1997, the Company issued $1,500,000 aggregate principal amount of the 8% Notes. Interest on the 8% Notes, and the aggregate outstanding principal amount of the 8% Notes, are payable on the maturity date, which is the earlier of December 31, 1997, or five days after the Company's initial public offering.

Registration Rights

     The Company has agreed to grant to two holders of 50,000 shares of the Common Stock and warrants to purchase an additional 100,000 shares of Common Stock (the "Rights Holders") certain rights with respect to the registration of such shares under the Securities Act. Under the terms of agreements between the Company and these holders, if the Company proposes to register any of its Common Stock under the Securities Act for its own account or for the account of other security holders (other than pursuant to this offering an certain excluded registration forms), the Rights Holders are entitled to notice of such registration and to include in such registration shares of a Common Stock that they hold, subject to cutback limitations that may be imposed by the underwriter of any underwritten public offering of the Common Stock. The Rights holders are not required to bear any expenses incurred by the Company in connection with registering the Rights Holders' shares, but underwriting fees, discounts, or commissions relating to the sale of each Rights Holder's shares are borne by the applicable Rights Holder. The Company is not required to include any of the shares with registration rights in a registration if the holders of such shares would be able to sell such shares without registration pursuant to Rule 144 for the Securities Act or otherwise. None of the Rights Holders will participate in this offering.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have 4,650,000 Shares of Common Stock outstanding (4,822,500 shares if the Representative's over-allotment option with respect to the Shares is exercised in full). The 1,150,000 Shares sold in this offering will be freely transferable and tradeable without restriction or further registration under the Securities Act except for any shares purchased or held by any "affiliate" of the Company, which will be subject to the resale limitation of Rule 144 promulgated under the Securities Act.

     Of the Company's 3,450,000 shares of Common Stock outstanding immediately prior to the date of this Prospectus, all are "restricted securities" as that term is defined under Rule 144 of the Securities Act. Restricted securities may be sold in open market transactions in compliance with Rule 144 if the condition of such rule are satisfied. Under Rule 144 as amended effective April 29, 1997, any person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Company's Common Stock (46,500 shares immediately after this offering) or (ii) the average weekly trading volume during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales pursuant to Rule 144 are also subject to certain requirements relating to the manner of sale, notice and availability of current public information about the Company. A person who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and whose restricted shares have been fully paid for two years since the later of the date they were acquired from the Company or the date they were acquired from an affiliate of the Company may sell such restricted shares under Rule 144(k) without regard to the limitations described above.

     Up to 732,500 shares (818,750 Shares if the Representative's over-allotment option with respect to the Warrants is exercised in full) may be issued upon exercise of the Warrants, including the exercise of the Representatives Warrants and the Warrants granted in connection with the Private Placement.

     Up to 115,000 additional Shares and 115,000 Warrants may be purchased by the Representative after the first anniversary date of this Prospectus through the exercise of the Representative's Warrants. Any and all Shares purchased upon exercise of the Representative's Warrant may be freely tradeable, provided that the Company satisfies certain securities registration and qualification requirements in accordance with the terms of the Representative's Warrants. See "Underwriting."

     The Company, its officers and directors and greater than 5% stockholders and certain persons who participated in the Private Placement, who will beneficially own 3,500,000 shares as of the date of this Prospectus, have agreed not, directly or indirectly, to sell, offer to sell, contract to sell, grant any option for the sale of, otherwise dispose of, or register or announce the sale or offering of any shares of capital stock of the Company beneficially owned by them or any securities beneficially owned by them convertible into, or exercisable or exchangeable for capital stock of the Company for a period of one year after the date of the Prospectus without the prior written consent of the Representative.

     Sales of substantial numbers of Shares and Shares issuable upon exercise of the Warrants pursuant to Rule 144 or otherwise could adversely affect the market price of the Common Stock, should any such market develop.

Transfer and Warrant Agent and Registrar

     The Transfer Agent and Registrar with respect to the Company's Common Stock and the Warrant Agent with respect to the Company's Warrants is American Securities Transfer & Trust, Inc., 938 Quail Street, Suite 101, Lakewood, Colorado 80215.

                                 UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, the Underwriters named below (the "Underwriters"), have severally agreed through Cohig & Associates, Inc., the Representative, to purchase and the Company has agreed to sell the Underwriters the aggregate number of Shares and Warrants as set forth opposite their respective names below:


   Underwriters                                      Number of Shares         Number of Warrants
   ------------                                      ----------------         ------------------
   Cohig & Associates, Inc........................







            TOTAL.................................        1,150,000                1,150,000
                                                          =========                =========



     The Shares and Warrants are being offered by the several Underwriters, subject to prior sale, when, as, and if delivered to and accepted by the Underwriters and subject to their rights to reject orders in whole or in part and subject to approval of certain legal matters by counsel and to various other conditions. The nature of the Underwriters' obligation is such that they must purchase all of the Shares and Warrants offered hereby if any are purchased.

     The Company has granted the Representative separate options, each exercisable within 45 days from the effective date of the Registration Statement, to purchase up to an additional number of Shares and Warrants as will be equal to not more than 15% each of the total number of Shares and Warrants initially offered at the initial public offering price less the underwriting discount of $_______ per share of Common Stock and $_______ per Warrant. The Representative may exercise such options only for the purpose of covering any over-allotment in the sale of the Shares and Warrants offered hereby.

     The Underwriters have advised the Company that the Underwriters propose to offer the Shares and Warrants directly to the public at the initial public offering prices set forth on the cover page of this Prospectus, and to selected dealers at the price, less a concession of not more than $_____ per share of Share and $______ per Warrant. After the initial public offering, the price to the public and the concession may be changed by the Underwriters.

     The Underwriters have informed the Company that they do not expect to sell any Shares or Warrants offered hereby to accounts over which they exercise discretionary authority.

     The Company will pay the Representative a non-accountable expense allowance of 3% of the offering proceeds, which will include proceeds from over-allotment options to the extent exercised. The Company has paid to the Representative $_______ against the non-accountable expense allowance. The Representative's expenses in excess of the non-accountable expense allowance will be borne by the Representative. To the extent that the expenses of the Representative are less than the non-accountable expense allowance, the excess shall be deemed to be compensation to the Representative.

     The Company has granted the Representative a right of first refusal with respect to additional public or private offerings proposed to be undertaken by the Company for a period of 18 months after the date of this Prospectus.

     The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the 1933 Act, and, if such indemnifications are unavailable or insufficient, the Company and the Underwriters have agreed to damage contribution agreements between them based upon relative benefits received from this offering and relative fault resulting in such damages. The Company has also agreed with the Underwriters that the Company will use its best efforts to cause a registration statement pursuant to
Section 12(g) of the Exchange Act to become effective no later than the date of this Prospectus.

     Although there is not contractual agreement or other obligation, officers, directors and affiliates of the Company might be sold a portion of the Shares and Warrants, but only on the same terms and conditions as will be offered to the public. Such persons will be required to represent that purchases by such persons, if any, will be for investment purposes only with no present intent to sell.

     The foregoing does not purport to be a complete statement of the terms and conditions of the Underwriting Agreement, copies of which are on file at the offices of the Representative, the Company and the Commission. See "Additional Information."

Representative's Securities

     At the closing of the offering, the Company will sell and deliver to the Representative for an aggregate purchase price of $100, warrants (the "Representative's Warrants"), consisting of 115,000 warrants to purchase 115,000 shares of Common Stock (the "Representative's A Warrants") and 115,000 warrants to purchase 115,000 Warrants (the "Representative's B Warrants") (collectively with the Representative's A Warrants, the "Representative's Securities") at a price that is equal to the respective initial public offering prices for the Common Stock and Warrants. The Warrants issuable upon exercise of the Representative's B Warrants have the same exercise prices as the Warrants offered to the public hereby.

     The Representative's Securities will be non-transferable for a period of one year following the date of this Prospectus except to the Underwriters, other selling group members, and their respective officers or partners. The Representative's Securities will also contain anti-dilution provisions for stock splits, recombinations and reogranizations, a one-time demand registration provision (at the Company's expense), piggyback registration rights (both of which expire five years from the date of the Prospectus), a cashless exercise provision, and will otherwise be in form and substance satisfactory to the Representative. The Representative's Warrants will be exercisable during the four-year period commencing one year after the date of this Prospectus. The warrants included in the Representative's B Warrants will be exercisable during the period provided in the Warrants offered to the public hereby, commencing one year after the date of this Prospectus.


                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Chrisman, Bynum & Johnson, P.C., Boulder, Colorado 80302. Certain legal matters will be passed upon by counsel for the Underwriters, Clanahan, Tanner, Downing & Knowlton, P.C., 1600 Broadway, Suite 2400, Denver, Colorado 80202.

                                    EXPERTS

     The financial statements for the Company as of December 31, 1995 and 1996 included in this Prospectus and elsewhere in the Registration Statement have been audited by KPMG Peat Marwick LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as accounting and auditing experts in giving said reports.

                             AVAILABLE INFORMATION

     Prior to this offering, the Company has not been subject to the reporting requirements of the Securities Exchange Act of 1934. The Company has filed with the Denver Regional Office of the Commission a Registration Statement under the Securities Act of 1933, as amended, with respect to the sale of the Shares of Common Stock. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Shares of Common Stock, reference is hereby made to such Registration Statement, including the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. The Registration Statement and exhibits thereto may be inspected by anyone without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W, Washington, D.C. 20549, or at one of the Commission's regional offices: Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048, or on the SEC website: http://www.sec.gov. Copies of all or any part of such material may be obtained, upon payment of the prescribed fees, from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C.

                         INDEX TO FINANCIAL STATEMENTS


COYOTE SPORTS, INC. AND SUBSIDIARIES
PRO FORMA COMBINED FINANCIAL STATEMENTS (UNAUDITED)
     Pro Forma Condensed Combined Balance Sheet as of March 31, 1997.................................................  F-2
     Pro Forma Condensed  Combined Statements of Operations for the year ended December 31, 1996.....................  F-4
     Pro Forma Condensed Combined Statements of Operations for three months ended March 31, 1997.....................  F-5
     Notes to Pro Forma Condensed Combined Financial Statements......................................................  F-6

HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS
     Independent Auditors' Report....................................................................................  F-7
     Consolidated Balance Sheets as of December 31, 1995 and 1996 and March 31, 1997 (unaudited).....................  F-8
     Consolidated Statements of Operations for the years ended December 31, 1995 and 1996 and three months ended
            March 31, 1996 and 1997 (unaudited)......................................................................  F-10
     Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1995 and 1996 and three months ended March 31, 1997 (unaudited)........................................................  F-11
     Consolidated Statements of Cash Flows for the years ended December 31, 1995 and 1996 and three months ended
            March 31, 1996 and 1997 (unaudited)......................................................................  F-12
     Notes to Consolidated Financial Statements......................................................................  F-13

TI APOLLO LIMITED, APOLLO GOLF, INC. AND TI REYNOLDS 531 LIMITED

HISTORICAL COMBINED FINANCIAL STATEMENTS
     Independent Auditors' Report....................................................................................  F-23
     Combined Balance Sheets as of December 31, 1995 and September 30, 1996..........................................  F-24
     Combined Statements of Operations for the year ended December 31, 1995 and the nine months ended
            September 30, 1996.......................................................................................  F-26
     Combined Statements of Stockholders' Equity for the year ended December 31, 1995 and the nine months ended September 30, 1996..........................................................................  F-27
     Combined Statements of Cash Flows for the year ended December 31, 1995 and the nine months ended
            September 30, 1996.......................................................................................  F-28
     Notes to Combined Financial Statements..........................................................................  F-29

COYOTE SPORTS, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)
--------------------------------------------------------------------------------

The following unaudited pro forma condensed consolidated financial statements have been prepared to give effect to the completion of the offering and the acquisitions of the entities described below.

On September 18, 1996, Coyote Sports, Inc. (the "Company" or "Coyote") acquired three affiliated entities, TI Apollo Limited, TI Reynolds 531 Limited and Apollo Golf, Inc., (collectively, the "Apollo Entities") and a manufacturing facility. The transaction has been accounted for as a purchase and the results of operations of the Apollo Entities are included in the operations of the Company beginning October 1, 1996. The pro forma condensed combined statements of operations for the year ended December 31, 1996 assume the offering and the acquisition were consummated on January 1, 1996.

On March 27, 1997, the Company established a new entity, Sierra Materials, LLC ("Sierra"). Sierra is 80% owned by the Company and 20% owned by two individuals not previously related to the Company. Sierra was established to acquire Cape Composites, Inc. (d/b/a Sierra Materials). Sierra Materials is a supplier of graphite and other advanced composite materials for use in the sports and recreational markets. This acquisition of Sierra Materials coincided with the formation of Sierra on March 27, 1997. The shares of Sierra Materials are pledged as collateral for certain outstanding debt of Sierra Materials which must be paid by or personal guarantees of the previous owners of indebtedness existing on March 27, 1997 removed by the Company prior to September 30, 1997 or the shares of Sierra Materials will revert back to the previous owners of Sierra Materials. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1996 and the three months ended March 31, 1997 of the Company assume the offering and acquisition occurred on January 1, 1996 and January 1, 1997, respectively.

The accompanying pro forma condensed consolidated balance sheet assumes the offering and related debt repayments was completed on March 31, 1997.

In management's opinion, all material adjustments necessary to reflect the transactions are presented in the pro forma adjustments for the year ended December 31, 1996 and the three months ended March 31, 1997 which are based upon available information. The pro forma statements do not purport to be the Company's results of operations or financial position that would have resulted had the transactions to which pro forma effect is given been consummated as of the dates or for the periods indicated and do not purport to project the Company's financial position or results of operations at any future date or for any future period, and should be read in conjunction with the Company's consolidated financial statements and the combined financial statements of the Apollo Entities.

COYOTE SPORTS, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED COMBINED BALANCE SHEET

March 31, 1997

(UNAUDITED)
--------------------------------------------------------------------------------

                                           HISTORICAL
                                            COYOTE
                                           MARCH 31,       PRO FORMA       PRO FORMA
ASSETS                                       1997         ADJUSTMENTS      COMBINED
------                                    -----------     -----------     ----------
Current Assets:
     Cash                                 $ 1,293,212       5,217,750(a)   6,510,962
     Receivables, net                       3,969,805                      3,969,805
     Inventories                            4,607,230                      4,607,230
     Prepaid expenses and other
      current assets                          374,343                        374,343
                                          -----------                     ----------

           Total current assets            10,244,590                     15,462,340
                                          -----------                     ----------

Property, plant and equipment,  net         4,233,414                      4,233,414

Intangible assets, net                        984,725                        984,725
                                          -----------     -----------     ----------

                                          $15,462,729       5,217,750     20,680,479
                                          ===========     ===========     ==========

                                                                     (Continued)

COYOTE SPORTS, INC. AND SUBSIDIARIES

MARCH 31, 1997

(UNAUDITED)

------------------------------------------------------------------------------------------------------------------------------------
                                                    HISTORICAL
                                                      COYOTE
                                                    MARCH 31,                  PRO FORMA                PRO FORMA
                                                       1997                   ADJUSTMENTS                COMBINED
                                                   ------------               ------------              ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
     Notes payable to banks                         $ 3,203,753                                          3,203,753
     Current portion of long term debt                   69,947                                             69,947
     Current portion of obligation payable
       under purchase agreement                          87,000                                             87,000
     Payables to related parties                         22,291                                             22,291
     Accounts payable                                 3,108,209                                          3,108,209
     Taxes payable                                      401,000                                            401,000
     Accrued expenses                                 1,692,658                                          1,692,658
                                                   ------------                                         ----------

     Total current liabilities                        8,584,858                                          8,584,858
                                                   ------------                                         ----------

Obligation payable under purchase agreement,
 net of current portion                                 688,754                                            688,754
Notes payable to stockholder                            112,146                  (112,146)(a)                    -
Long term debt, less current portion                    415,762                  (300,000)(a)              115,762
Deferred tax liability                                  424,000                                            424,000
                                                   ------------                                         ----------

     Total liabilities                               10,225,520                                          9,813,374

Minority interests in net assets of subsidiaries        203,356                                            203,356

Stockholders' equity:
   Common stock                                           3,450                     1,200 (a)                4,650
   Additional paid-in capital                         6,342,211                 5,628,696 (a)           11,970,907
   Accumulated deficit                               (1,513,808)                                        (1,513,808)
   Foreign currency translation adjustment              202,000                                            202,000
                                                   ------------                                         ----------

     Total stockholders' equity                       5,033,853                                         10,663,749
                                                   ------------              ------------               ----------


                                                    $15,462,729                 5,217,750               20,680,479
                                                   ============              ============               ==========

See accompanying notes to pro forma condensed combined financial statements.

COYOTE SPORTS, INC.  AND SUBSIDIARIES

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 1996

(UNAUDITED)

--------------------------------------------------------------------------------

                                                                   HISTORICAL
                                                    APOLLO           SIERRA
                                                   ENTITIES        MATERIALS
                                                  PERIOD FROM     PERIOD FROM
                                   HISTORICAL      JANUARY 1,     MARCH 1, 1996
                                     COYOTE         1996 TO            TO
                                  DECEMBER 31,     SEPTEMBER      DECEMBER 31,     PRO FORMA        PRO FORMA
                                      1996          30, 1996          1996        ADJUSTMENTS       COMBINED
                                  -----------     -----------     -----------     -----------      -----------
DECEMBER 31, 1996
Net sales                         $ 5,453,117      14,787,052       3,281,936                       23,522,105
Cost of goods sold                 (3,028,756)     (8,914,428)     (2,592,758)                     (14,535,942)
                                  -----------     -----------     -----------                      -----------

     Gross profit                   2,424,361       5,872,624         689,178                        8,986,163

Selling, general, and
  administrative expenses          (3,139,140)     (5,872,959)       (893,179)         13,000(b)    (9,892,278)
                                  -----------     -----------     -----------                      -----------

     Operating loss                  (714,779)           (335)       (204,001)                        (906,115)
                                  -----------     -----------     -----------                      -----------

Other income (expense):
     Interest expense                 (34,897)       (238,677)        (48,781)         36,000(c)      (286,355)
     Gains on forward
       exchange contracts,
       net                            126,570          54,000              --                          180,570
                                  -----------     -----------     -----------                      -----------
                                       91,673        (184,677)        (48,781)                        (105,785)
                                  -----------     -----------     -----------                      -----------

     Loss before income
       taxes and minority
       interest                      (623,106)       (185,012)       (252,782)                      (1,011,900)

Income tax expense                         --        (248,000)             --                         (248,000)

Minority interest                      (5,938)             --              --                           (5,938)
                                  -----------     -----------     -----------     -----------      -----------

     Net loss                     $  (629,044)       (433,012)       (252,782)         49,000       (1,265,838)
                                  ===========     ===========     ===========     ===========      ===========

Net loss per share                $     (0.18)                                                           (0.37)
                                  ===========                                                      ===========
Weighted average shares
  outstanding                       3,450,000                                                        3,450,000
                                  ===========                                                      ===========

See accompanying notes to pro forma condensed combined financial statements.

COYOTE SPORTS, INC.  AND SUBSIDIARIES

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(UNAUDITED)

THREE MONTHS ENDED MARCH 31, 1997

--------------------------------------------------------------------------------


                                                                        SIERRA
                                                      COYOTE           MATERIALS
                                                  THREE MONTHS        THREE MONTHS
                                                      ENDED              ENDED          PRO FORMA        PRO FORMA
                                                  MARCH 31, 1997     MARCH 31, 1997   ADJUSTMENTS        COMBINED
                                                  --------------     --------------   -----------      -----------
Net sales                                         $   5,375,918          932,948                         6,308,866
Cost of goods sold                                   (3,157,341)        (743,196)           8,000 (b)   (3,892,537)
                                                  --------------     --------------                    -----------

     Gross profit                                     2,218,577          189,752                         2,416,329

Selling, general, and administrative expenses        (2,716,666)        (237,861)                       (2,954,527)
                                                  --------------     --------------                    -----------

     Operating loss                                    (498,089)         (48,109)                         (538,198)
                                                  --------------     --------------                    -----------

Other income (expense):
     Interest expense                                   (93,368)         (14,028)          12,000 (c)      (95,396)
     Loss on forward exchange contracts, net            (23,000)              --                           (23,000)
                                                  --------------     --------------                    -----------
                                                       (116,368)         (14,028)                         (118,396)
                                                  --------------     --------------                    -----------

     Loss before taxes and minority interest           (614,457)         (62,137)                         (656,594)

Income tax benefit                                      111,000               --                           111,000

Minority interests in losses of subsidiaries              6,332               --           12,427 (d)       18,759
                                                  --------------     --------------   -----------      -----------

     Net loss                                     $    (497,125)         (62,137)          32,427         (526,835)
                                                  ==============     ==============   ===========      ===========

     Net loss per share                           $       (0.14)                                             (0.15)
                                                  =============                                        ===========

     Weighted average shares outstanding              3,450,000                                          3,450,000
                                                  =============                                        ===========

See accompanying notes to pro forma condensed combined financial statements.

COYOTE SPORTS, INC.  AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(UNAUDITED)

--------------------------------------------------------------------------------

(1)  BASIS OF PRESENTATION

     On September 18, 1996, Coyote acquired all of the outstanding common stock of TI Apollo Limited, Apollo Golf, Inc. and TI Reynolds 531 Limited. In addition, the Company acquired a manufacturing facility located in Oldbury, U.K. (the "Oldbury property"). These entities and manufacturing facility are collectively referred to as the Apollo Entities. Consideration paid for the Apollo Entities was $5,135,305 in cash.

     On March 27, 1997, the Company and two previously unrelated stockholders established Sierra Materials which acquired all of the outstanding common stock of Cape Composites, Inc. (d/b/a "Sierra Materials"). Consideration for Sierra Materials was the assumption of all liabilities which approximated $1,400,000. The Company is obligated to repay or the personal guarantees of the prior stockholders of Sierra Materials must be removed prior to September 30, 1997 or the shares of Sierra Materials will revert to the previous owners of Sierra Materials in the amount of approximately $775,000.

(2)  PRO FORMA ADJUSTMENTS

     The following pro forma adjustments give effect to the offering and acquisition of the Apollo Entities, and Sierra Materials as of the beginning of each period presented for the statement of operations and the effect of the offering as of March 31, 1997 for the balance sheet.

     (a) Reflects the estimated net proceeds of the offering, repayment of notes payable to stockholder of $112,146 and other debt of $300,000.


     (b) Reflects the net decrease in depreciation expense for the Apollo Entities, based on the lower carrying values of property, plant and equipment. The lower carrying values resulted from the allocation of purchase price to monetary assets and liabilities based on their fair value with the amount remaining to allocate to long lived assets being less than historical carrying values.

     (c) Reflects the decrease in interest expense due to pay down of the Sierra indebtedness and repayment of the stockholder notes payable.

     (d) Reflects the adjustment for minority interest in Sierra Materials for the three months ended March 31, 1997.

(3)  PENTIUMATICS SDN., BHD.

     Coyote entered into an agreement dated April 4, 1997 to purchase Pentiumatics Sdn., Bhd. The Company is awaiting confirmation that this purchase has been completed. No assets, liabilities or operating items are included for this transaction in the historical or pro forma information herein.

                         INDEPENDENT AUDITORS' REPORT
                         ----------------------------



THE BOARD OF DIRECTORS
COYOTE SPORTS, INC.:

We have audited the accompanying consolidated balance sheets of Coyote Sports, Inc. and subsidiaries (the "Company") as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material, respects the financial position of Coyote Sports, Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                                   KPMG PEAT MARWICK LLP

Boulder, Colorado
May 19, 1997, except
for note 8 which
is as of June 11, 1997

COYOTE SPORTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 1995 AND 1996 AND MARCH 31, 1997(unaudited)

--------------------------------------------------------------------------------

                                                                         December 31,
                                                                     --------------------         March 31,
                                                                       1995        1996             1997
                                                                     -------    ---------       -----------
                                                                                                (unaudited)
ASSETS
------
Current assets:
     Cash                                                            $29,497      305,006         1,293,212
     Trade receivables, less allowance for doubtful
       accounts of $340,000 in 1996 and $360,000 in 1997                   -    2,681,626         3,897,519
     Receivables from related parties                                      -       91,418            72,286
     Inventories                                                           -    4,240,627         4,607,230
     Prepaid expenses and other assets                                     -      245,624           374,343
                                                                     -------    ---------       -----------

          Total current assets                                        29,497    7,564,301        10,244,590
                                                                     -------    ---------       -----------

Property, plant and equipment:
     Land                                                                  -      816,000           783,000
     Building                                                              -      110,000           248,173
     Machinery and equipment                                           7,195    2,628,301         3,369,838
     Furniture and fixtures                                            2,122       19,122            16,000
                                                                     -------    ---------       -----------
                                                                       9,317    3,573,423         4,417,011
     Less accumulated depreciation                                    (2,477)     (31,677)         (183,597)
                                                                     -------    ---------       -----------

          Net property, plant and equipment                            6,840    3,541,746         4,233,414
                                                                     -------    ---------       -----------
Intangible assets, net of accumulated amortization
of $16,979 in 1996 and $34,025 in 1997                                     -    1,001,771           984,725
                                                                     -------    ---------       -----------

                                                                     $36,337   12,107,818        15,462,729
                                                                     =======   ==========       ===========

                                                                                        (Continued)

COYOTE SPORTS, INC. AND SUBSIDIARIES

DECEMBER 31, 1995 AND 1996 AND MARCH 31, 1997(unaudited)
--------------------------------------------------------------------------------

                                                                                      December 31
                                                                           ---------------------------------         March 31,
                                                                              1995                  1996               1997
                                                                           -----------           -----------        -----------
                                                                                                                    (unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
----------------------------------------------
Current liabilities:
      Notes payable to banks                                               $         -             1,038,000          3,203,753
      Current portion of long term debt                                              -                     -             69,947
      Current portion of obligation payable under purchase agreement                 -                87,000             87,000
      Payables to related parties                                               17,817                22,291             22,291
      Accounts payable                                                               -             2,687,427          3,108,209
      Taxes payable                                                                  -               638,000            401,000
      Accrued expenses                                                           4,604               823,076          1,692,658
                                                                           -----------           -----------        -----------

          Total current liabilities                                             22,421             5,295,794          8,584,858
                                                                           -----------           -----------        -----------

Obligation payable under purchase agreement, net of current portion                  -               728,000            688,754
Long term debt, net of current portion                                               -                     -            415,762
Notes payable to stockholder                                                    45,632               112,861            112,146
Deferred tax liability                                                               -               426,000            424,000
                                                                           -----------           -----------        -----------

          Total liabilities                                                     68,053             6,562,655         10,225,520

Minority interests in net assets of subsidiaries                                     -               209,688            203,356

Stockholders' equity (deficit):
      Preferred stock, $.001 par value.  Authorized 4,000,000 shares,
        none issued or outstanding                                                   -                     -                  -
      Common stock, $.001 par value.  Authorized 25,000,000  shares,
        3,450,000 shares issued and outstanding                                  3,450                 3,450              3,450
      Additional paid-in capital                                               352,473             6,136,288          6,342,211
      Accumulated deficit                                                     (387,639)           (1,016,683)        (1,513,808)
      Foreign currency translation adjustment                                        -               212,420            202,000
                                                                           -----------           -----------        -----------

          Total stockholders' equity (deficit)                                 (31,716)            5,335,475          5,033,853
                                                                           -----------           -----------        -----------
Commitments and contingencies (notes 1, 2, 5, 6, 9, 12 and 13)
                                                                           $    36,337            12,107,818         15,462,729
                                                                           ===========           ===========        ===========

See accompanying notes to consolidated financial statements.

COYOTE SPORTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1995 AND 1996 AND THREE MONTHS ENDED MARCH 31, 1996 AND 1997(unaudited)


--------------------------------------------------------------------------------------------------------
                                                                                      Three months
                                                                                          ended
                                                     Years ended December 31,            March 31,
                                                     ------------------------    -----------------------
                                                         1995         1996          1996        1997
                                                     ----------    ----------    ----------   ----------
                                                                                       (unaudited)
Net sales                                            $        -     5,453,117        10,362    5,375,918
Cost of goods sold                                            -    (3,028,756)      (11,882)  (3,157,341)
                                                     ----------    -----------   ----------   ----------

     Gross profit                                             -     2,424,361        (1,520)   2,218,577

Selling, general and administrative expenses           (370,873)   (3,139,140)      (98,217)  (2,716,666)
                                                     ----------    ----------    ----------   ----------

     Operating loss                                    (370,873)     (714,779)      (99,737)    (498,089)
                                                     ----------    ----------    ----------   ----------

Other income (expense):
     Interest expense                                         -       (34,897)            -      (93,368)
     Gain (loss) on forward exchange contracts, net           -       126,570             -      (23,000)
                                                     ----------    ----------    ----------   ----------
                                                              -        91,673             -     (116,368)
                                                     ----------    ----------    ----------   ----------

     Loss before income taxes and minority interest    (370,873)     (623,106)      (99,737)    (614,457)

Income tax benefit                                                                        -      111,000
Minority interests                                            -        (5,938)            -        6,332
                                                     ----------    ----------    ----------   ----------

     Net loss                                        $ (370,873)     (629,044)      (99,737)    (497,125)
                                                     ==========    ==========    ==========   ==========

Net loss per share                                   $    (0.11)        (0.18)        (0.03)       (0.14)
                                                     ==========    ==========    ==========   ==========
Weighted average shares outstanding                   3,450,000     3,450,000     3,450,000    3,450,000
                                                     ==========    ==========    ==========   ==========

See accompanying notes to consolidated financial statements.

COYOTE SPORTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

YEARS ENDED DECEMBER 31, 1995 AND 1996 AND THREE MONTHS ENDED MARCH 31, 1997(unaudited), AS ADJUSTED
--------------------------------------------------------------------------------

                                                                                                      Foreign       Total
                                                                        Additional                    currency    stockholders'
                                                                         paid-in      Accumulated    translation   equity
                             Preferred stock       Common stock          captial        deficit      adjustment   (deficit)
                             ---------------    ------------------      ---------     ----------      -------     ---------
                             Shares   Amount      Shares    Amount
                             ------   ------    ---------   ------
BALANCES AT JANUARY 1, 1995       -   $    -    3,450,000  $ 3,450         47,550        (16,766)           -        34,234

Contributed capital               -        -            -        -        304,923              -            -       304,923
Net loss                          -        -            -        -              -       (370,873)           -      (370,873)
                             ------   ------    ---------   ------      ---------     ----------      -------     ---------

BALANCES AT DECEMBER 31, 1995     -        -    3,450,000    3,450        352,473       (387,639)           -       (31,716)

Contributed capital               -        -            -        -      5,783,815              -            -     5,783,815
Net loss                          -        -            -        -              -       (629,044)           -      (629,044)
Foreign currency
 translation adjustment           -        -            -        -              -              -      212,420       212,420
                             ------   ------    ---------   ------      ---------     ----------      -------     ---------

BALANCES AT DECEMBER 31, 1996     -        -    3,450,000  $ 3,450      6,136,288     (1,016,683)     212,420     5,335,475
                             ------   ------    ---------   ------      ---------     ----------      -------     ---------

Contributed capital               -        -            -        -        205,923              -            -       205,923
Net loss                          -        -            -        -              -       (497,125)           -      (497,125)
Foreign currency
 translation adjustment           -        -            -        -              -              -      (10,420)      (10,420)
                             ------   ------    ---------   ------      ---------     ----------      -------     ---------

BALANCES AT MARCH 31, 1997        -   $    -            -        -      6,342,211     (1,513,808)     202,000     5,033,853
                             ======   ======    =========  =======      =========     ==========      =======     =========

See accompanying notes to consolidated financial statements.

COYOTE SPORTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 1995 AND 1996 AND THREE MONTHS ENDED MARCH 31, 1996 AND 1997(unaudited)
--------------------------------------------------------------------------------

                                                                                      December 31,                March 31,
                                                                              --------------------------   ------------------------
                                                                                 1995            1996        1996         1997
                                                                                 ----            ----        ----         ----
                                                                                                                 (unaudited)
Cash flows from operating activities:
  Net loss                                                                    $(370,873)        (629,044)    $(99,737)     (497,125)
  Adjustments to reconcile net loss to net cash used in operating activities:
        Depreciation and amortization                                             2,477           46,179            -       107,929
        Deferred taxes                                                                -                -            -        (2,000)
        Minority interest in net earnings of subsidiary                               -            5,938            -        (6,332)
        Changes in operating assets and liabilities (net of acquisitions):
         Trade receivables and receivables from related parties                       -        1,640,801            -      (895,215)
         Inventories                                                                  -       (1,131,565)           -        62,360
         Prepaid expenses and other assets                                          900         (215,860)        (200)     (100,134)
         Payables to related parties                                             17,817            4,474      (42,483)            -
         Accounts payable                                                         4,725         (137,696)      81,775      (276,451)
         Taxes payable                                                                -           63,000            -      (237,000)
         Accrued expenses                                                             -         (763,530)       1,801       843,408
                                                                            -----------   --------------  -----------  ------------
              Net cash used in operating activities                            (344,954)      (1,117,303)     (58,844)   (1,000,560)
                                                                            -----------   --------------  -----------  ------------
Cash flows from investing activities:
  Purchase of property, plant and equipment                                      (3,140)         (25,106)           -      (169,776)
  Acquisitions of businesses, net of cash acquired of $114,759                        -       (5,020,546)           -             -
                                                                            -----------   --------------  -----------  ------------
              Net cash used in investing activities                              (3,140)      (5,045,652)           -      (169,776)
                                                                            -----------   --------------  -----------  ------------
Cash flows from financing activities:
  Borrowings (repayments) on notes payable to stockholder                        45,632           67,229            -          (715)
  Proceeds from notes payable to banks                                                -          375,000            -     2,003,000
  Capital contributions                                                         304,923        5,783,815      115,766       205,923
  Payments on purchase obligation                                                     -                -            -       (39,246)
                                                                            -----------   --------------  -----------  ------------
              Net cash provided by financing activities                         350,555        6,226,044      115,766     2,168,962
                                                                            -----------   --------------  -----------  ------------
Effect of exchange rate changes on cash                                              -          212,420            -        (10,420)
                                                                            -----------   --------------  -----------  ------------
              Increase in cash                                                    2,461          275,509       56,922       988,206
Cash at beginning of period                                                      27,036           29,497       29,497       305,006
                                                                            -----------   --------------  -----------  ------------
Cash at end of period                                                       $    29,497          305,006  $    86,419     1,293,212
                                                                            ===========   ==============  ===========  ============
Supplemental disclosures of cash flow information
  Cash paid during the period for:
        Interest                                                            $         -           23,000       16,845        37,690
                                                                            ===========   ==============  ===========  ============
        Income taxes                                                        $         -                -            -             -
                                                                            ===========   ==============  ===========  ============
Noncash transactions - acquisition of a business in exchange for 20% of the stock in a subsidiary and future cash payments (note 2)

See accompanying notes to consolidated financial statements.

COYOTE SPORTS, INC.  AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

(Information as of March 31, 1997 and for the three months ended March 31, 1996 and 1997 is unaudited)
--------------------------------------------------------------------------------

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

     NATURE OF BUSINESS

     Coyote Sports, Inc. and subsidiaries (the Company), is engaged in the manufacture and sale of sporting good products. These sporting good products include steel golf shafts (under the name Apollo), bicycle frame tubes (under the name Reynolds), and high-end ski poles (under the name
     ICE). The Company sells its golf shafts and bicycle frame tubes in wholesale markets and to assemblers of finished products, and its ski poles to retail shops throughout the United States. The Company's golf shaft and cycle tubing businesses accounted for approximately 91% of the Company's revenue for the year ended December 31, 1996. If the demand for golf products were to experience a significant change it could have a significant impact on the Company's financial performance.

     The Company, in addition to the businesses described above, plans to expand its existing product lines into other sporting good product lines in the future. The Company plans to develop some of these products internally, as well as, acquiring companies with existing products lines that complement the Company's product lines.

     Prior to 1996, the Company was a development stage enterprise as it was devoting most of its activities to financial planning and identifying acquisitions.

     UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

     The unaudited interim consolidated as of March 31, 1997 and for the three months ended March 31, 1996 and 1997, are unaudited but, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, which are necessary for a fair presentation of the financial condition, results of operations, and cash flows. The operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

     LIQUIDITY

     The Company incurred a loss of $629,044 in 1996. Notes payable to banks as of December 31, 1996 contractually terminate March 31, 1997 and May 31, 1997. Subsequent to December 31, 1996 the Company acquired two additional entities in exchange for the assumption of indebtedness and entered into two new debt agreements which contractually terminate in fiscal 1997.

COYOTE SPORTS, INC.  AND SUBSIDIARIES

--------------------------------------------------------------------------------


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (CONTINUED)

     Management believes that the combination of positive cash flows from operations, extending the due dates of debt agreements, entering into new debt agreements and the sale of equity will provide sufficient cash to meet its obligations as they come due. However, there can be no assurance that operations will generate positive cash flows, that the debt agreements will be extended, and that new debt or equity will be sold. If the Company is unable to secure additional financing or refinance existing debt, cash flows from operations might not be sufficient to cover the Company's financial obligations during 1997.

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of all subsidiaries in which a controlling interest is held, including Apollo Sports Holdings Ltd. and its subsidiaries, Apollo Golf, Inc. and ICE*USA LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

     TRADE RECEIVABLES

     Prior to the year ended December 31, 1996, the Company had not recorded a provision for doubtful accounts. During the year ended December 31, 1996, the Company recorded a provision of approximately $33,000 and the remaining $307,000 represents provisions for doubtful accounts carried over from the Apollo acquisition.


     INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out method) or market.

     PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost. Maintenance and repairs are charged to expense as incurred. Depreciation is computed using the straight-line method based on estimated useful lives of the assets, which range from 3 to 20 years.

     INTANGIBLE ASSETS

     Intangible assets represent the rights to specific products, trade names, customer lists and are amortized on a straight-line basis over the expected period to be benefitted of 15 years. The Company reviews the impairment of intangible assets as well as other long-lived assets whenever changes in circumstances indicate that the carrying amount of such assets may have been impaired which is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets.

     REVENUE RECOGNITION

     The Company recognizes sales upon shipment to customers.

COYOTE SPORTS, INC.  AND SUBSIDIARIES

--------------------------------------------------------------------------------


    RESEARCH AND DEVELOPMENT EXPENSES

    Expenditures relating to the development of new products and processes, including significant improvements and refinements to existing products, are expensed as incurred. The amount charged against operations in 1996 was approximately $220,000, which is included in selling, general and administrative expenses.

    TAXES PAYABLE

    Taxes payable consist of employee withheld payroll taxes for employees based in the United Kingdom. Additionally, as a part of the purchase agreement of the Apollo entities (note 2) the Company is obligated to pay income taxes for the entities domiciled in the United Kingdom for earnings prior to the acquisition.

    INCOME TAXES

    The Company accounts for income taxes under the asset and liability method whereby deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    ADVERTISING

    The Company expenses advertising costs when incurred. Advertising expenses recognized in the year ended December 31, 1996 approximated $335,000 and are included in selling, general and administrative expenses.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    FOREIGN EXCHANGE RISK AND FINANCIAL INSTRUMENTS

    The accounts of the Company's foreign subsidiaries and affiliates are measured using the local currency as the functional currency. For those operations, assets and liabilities are translated at period end exchange rates. Revenue and expense accounts are translated at average monthly exchange rates. Net gains or losses resulting from translation are excluded from results of operations and accumulated as a separate component of stockholders' equity. Gains and losses from foreign currency transactions are included in operations as incurred.

COYOTE SPORTS, INC.  AND SUBSIDIARIES

--------------------------------------------------------------------------------

    The Company enters into forward foreign exchange contracts on certain foreign forward delivery commitments. Generally, open forward delivery commitments are marked to market at the end of each accounting period and corresponding gains and losses are recognized in other income (expense).

    NET LOSS PER SHARE

    Net loss per share is computed using the weighted average number of shares outstanding during the year as adjusted for subsequent stock splits.

(2) ACQUISITIONS

    On September 18, 1996, the Company acquired three affiliated entities, TI Apollo Limited, a United Kingdom company, TI Reynolds 531 Limited, a United Kingdom company, and Apollo Golf, Inc., a United States company, (the "Apollo Entities") and a manufacturing facility for total consideration of 3,284,702 Pound Sterling (PS) ($5,135,305 U.S.) in cash. The transaction was accounted for by the purchase method. The purchase price was allocated to monetary current assets and liabilities based on the fair values and the remainder to property, plant and equipment, which resulted in property, plant and equipment being recorded at less than the appraised value. Accordingly, no goodwill was recorded from this acquisition. According to the purchase agreement, the seller has indemnified the Company for five years for environmental obligations and related costs up to 500,000 PS.

    Also, on September 18, 1996, the Company entered into an agreement to acquire certain assets of Expedition Trading Company, LLC, a Utah Limited Liability Company (Expedition). The Company established ICE*USA LLC, a Colorado Limited Liability Company (ICE), in order to purchase certain intangible assets from Expedition in exchange for consideration of $1.5 million, in the form of a note, and a 20% interest in ICE.

    The $1.5 million obligation is payable to Expedition over six years, and has been discounted which present value is $815,000 as of December 31, 1996.

    Certain assets and liabilities of the acquired entities have been stated at management's best estimate of fair value and settlement value which may be adjusted once better information becomes available. Once determined, the purchase price and related allocations may be adjusted.

    On March 27, 1997, the Company established a new entity, Sierra Materials, LLC ("Sierra"). Sierra is 80% owned by the Company and 20% owned by two individuals. Sierra was established to acquire Cape Composites, Inc. (d/b/a Sierra Materials). Sierra Materials is a supplier of graphite and other advanced composite materials for use in the sports and recreational markets. This acquisition of Sierra Materials coincided with the formation of Sierra on March 27, 1997. The shares of Sierra Materials are pledged as collateral for certain outstanding debt of Sierra Materials which must be paid or the personal guarantees of the prior stockholders of Sierra Materials must be removed by the Company prior to September 30, 1997 or the Shares of Sierra Materials will revert back to the previous owners of Sierra Materials.

    The following unaudited pro forma financial information for the years ended December 31, 1996 and 1995 present the combined results of operations of the Company and the Apollo Entities as if the acquisition had occurred as of the beginning of 1996 and 1995, after giving effect to certain adjustments, including amortization of intangible assets, reduced depreciation expense, and related income tax effects. The following unaudited pro forma financial information for the three months ended March 31, 1997 presents the combined results of operations of the Company and Sierra Materials as if the acquisition had occurred as of January 1, 1997, after giving effect to additional depreciation expense. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company the Apollo Entities, and Sierra Materials constituted a single entity during such periods.


                                                                                     Three months
                                                 Year ended December 31,            ended March 31,
                                               ---------------------------       ---------------------
                                                    1995          1996            1996           1997
                                                   ------        ------          ------         ------
                                                       (unaudited)                     (unaudited)
        Net sales                                 $22,280,546   20,240,169       4,873,876       6,308,866
                                               ============== ============       =========       =========
        Net loss                                     (325,264)    (718,104)       (307,505)       (559,263)
                                               ============== ============       =========       =========
        Net loss per share                        $     (0.09)       (0.21)          (0.09)          (0.16)
                                               ============== ============       =========       =========


COYOTE SPORTS, INC.  AND SUBSIDIARIES

--------------------------------------------------------------------------------


(3) INVENTORIES

    Inventories consist of the following:

                                  December 31,
                                      1996
                                      ----

    Raw materials and supplies      $  857,831
    Work-in-process                    940,000
    Finished goods                   3,184,519
                                   -----------
                                     4,982,350
    Valuation allowance               (741,723)
                                   -----------
                                    $4,240,627
                                   ===========

(4) NOTES PAYABLE TO STOCKHOLDER

    The Company has outstanding notes payable to one of its stockholders in the amount of $112,861 at December 31, 1996. The notes are unsecured and bear interest rates ranging from 12% to 25% per annum. Interest is payable monthly on the notes and any principal amounts outstanding are due in August 1998.

(5) NOTES PAYABLE TO BANKS

    Notes payable consist of the following:

                                                                                    December 31,
                                                                                       1996
                                                                                       ----
        Note payable under line of credit, variable interest rate of 1.5% over the bank's prime rate (7.5% at December 31, 1996), interest payable
        quarterly                                                                   $  738,000

        Note payable under line of credit, variable interest rate equal to the bank's prime rate (8.25% at December 31, 1996), interest payable
        monthly                                                                        300,000
                                                                                --------------
                                                                                    $1,038,000
                                                                                ==============

    In September 1996, the Company entered into a Credit Facility Agreement ("credit facility") which provides for borrowings under a foreign line of credit up to 750,000 PS ($1,285,000 U.S.) with an interest rate of 1.5% over the bank's prime rate. The credit facility also provides for borrowings of up to 400,000 PS ($685,000 U.S.) for spot and forward foreign exchange transactions and borrowings of up to 120,000 PS ($205,000 U.S.) for customs bonds. Amounts outstanding on the credit facility are secured by substantially all Apollo Sports Holdings Ltd.'s assets. As of December 31, 1996, $431,000 PS ($738,000 U.S.) was outstanding under the credit facility. The credit facility formally terminated March 31, 1997 and the debt was due on demand. The debt agreement was subsequently extended to July 31, 1997.

COYOTE SPORTS, INC.  AND SUBSIDIARIES

--------------------------------------------------------------------------------


    In December 1996, the Company entered into a Loan and Security Agreement ("line of credit") which provides for borrowings under a line of credit up to a maximum of $500,000, with an interest rate equal to the bank's prime rate. Amounts outstanding on the line of credit are secured by substantially all assets of Apollo Golf, Inc. As of December 31, 1996, $300,000 was outstanding under this line of credit. The line of credit expires on May 31, 1998.

(6) LEASES

    The Company has noncancelable operating leases for offices and equipment that expire in various years through 2001. Lease expense on these operating leases amounted to approximately $61,000 and $14,669 for the years ended December 31, 1996 and 1995, respectively.

    At December 31, 1996, future minimum lease payments for operating leases are as follows:

                     1997                        $250,000
                     1998                         190,000
                     1999                          90,000
                     2000                           6,000
                                               ----------
                                                 $536,000
                                               ==========

(7) INCOME TAXES

    Income tax expense (benefit) is comprised of the following for the years ended:
                                           December 31,
                                         ----------------
                                           1995     1996
                                           ----     ----
       Current:
           U.S. Federal                   $   -        -
           United Kingdom                     -  (16,000)
           State                              -        -
                                         ------  -------
                                              -  (16,000)
                                         ------  -------

       Deferred:
           U.S. Federal                       -        -
           United Kingdom                     -   16,000
           State                              -        -
                                         ------  -------
                                              -   16,000
                                         ------  -------
                                          $   -        -
                                         ======  =======

COYOTE SPORTS, INC.  AND SUBSIDIARIES

--------------------------------------------------------------------------------



      Actual income tax expense (benefit) differs from the amounts computed using the U.S. statutory tax rate of 34% as follows:

                                                                  December 31,
                                                             ---------------------
                                                                1995       1996
                                                                ----       ----

      Computed tax at the expected statutory rate            $(126,000)  (214,000)
      Increase (decrease) in income taxes resulting from:
          State tax, net of federal benefit and state tax
          credits                                              (12,000)   (21,000)
          Increase in valuation allowance                      137,000    267,000
          Other, net                                             1,000    (32,000)
                                                             --------- ----------
              Income tax expense                             $       -          -
                                                             ========= ==========

      The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are presented below:

                                                                     December 31,
                                                                ----------------------
                                                                   1995       1996
                                                                   ----       ----
      Deferred tax assets:
        Net operating loss carryforwards                        $ 142,000    332,000
        Bad debts and inventory allowances                              -    111,000
                                                                ---------   --------
           Total deferred tax assets                              142,000    443,000
        Valuation allowance                                      (142,000)  (409,000)
                                                                ---------   --------
           Net deferred tax assets                                      -     34,000
                                                                ---------   --------
      Deferred tax liability -
        difference in book and tax bases of property, plant
        and equipment from acquisition                                  -   (460,000)

                                                                ---------   --------
           Net deferred tax liability                           $       -   (426,000)
                                                                =========   =========


      At December 31, 1996, the Company has net operating loss carryforwards for U.S. federal income tax purposes of $332,000 which are available to offset future federal taxable income and expire in the following years:

                     2009     $  5,000
                     2010      137,000
                     2011      190,000
                              --------
                              $332,000

      At December 31, 1996, management does not believe it is more likely than not that the Company will realize the benefits of a substantial portion of its deferred tax assets and recognized a valuation allowance.

COYOTE SPORTS, INC.  AND SUBSIDIARIES

--------------------------------------------------------------------------------


(8)  COMMON STOCK AND PREFERRED STOCK

     On June 11, 1997, the stockholders approved an increase in the authorized number of shares of common stock from 1,000,000 shares to 25,000,000 shares. Also on that date, the Board of Directors of the Company declared a 3,450 to 1 stock split of the Company's common stock. In the accompanying financial statements, all numbers of common shares and per share amounts have been adjusted to reflect the common stock split retroactively. The stockholders also authorized preferred stock. The total amount of preferred stock authorized is 4,000,000 shares with none issued or outstanding.

(9)  EMPLOYEE BENEFIT PLAN

     Two of the Company's acquired subsidiaries participate in a multi-employer defined benefit pension plan. The plan provides defined benefits to substantially all salaried and hourly employees in these two subsidiaries. Amounts charged to pension expense and contributed to the plan in 1996 were $208,000. The Company is required to implement its own defined benefit plan during 1997. In accordance with the purchase agreement on the transfer date of the newly formed defined benefit plan, the amount of assets transferred from the multi-employer plan will be equal to the benefit obligation of the Company's employees based upon an actuarial report to be performed as of the transfer date.

(10) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of financial instrument equals the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amounts of certain of the Company's financial instruments, including cash, trade accounts receivable and accounts payable approximate fair value because of their short maturity. The fair value of notes payable approximate the carrying value because of the short maturity of these notes and because the notes bear interest at variable interest rates which approximate market rates.

     FOREIGN CURRENCY INSTRUMENTS

     The fair value of the Company's foreign exchange contracts is estimated based on quoted market prices of comparable contracts.

                                                       December 31, 1996
                                                     ---------------------
                                                      Carrying     Fair
                                                       amount      value
                                                       ------      -----
             Foreign exchange contracts                $191,306   $191,306
                                                     ==========  =========

COYOTE SPORTS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

(11) OPERATING INFORMATION BY GEOGRAPHIC REGION

     The Company's operations are summarized by geographic region as follows:

                                               Year ended
                                              December 31,
                                                  1996
                                                  ----
        Net sales:
            Europe, Asia and Australia         $ 2,606,000
            United States                        2,847,117
                                            --------------
                                               $ 5,453,117
                                            ==============
        Net loss:
            United Kingdom                     $   (16,000)
            United States                         (613,044)
                                            --------------
                                               $  (629,044)
                                            ==============
        Identifiable assets:
            United Kingdom                     $ 7,984,943
            United States, including
              corporate                          3,121,104
                                            --------------
                                               $11,106,047
                                            ==============

(12) COMMITMENTS AND CONTINGENCIES

     LITIGATION

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

     UNION AGREEMENTS

     Substantially all of the employees of Apollo Sports Holdings Ltd. and its subsidiaries are unionized under various contracts which are periodically renegotiated.

(13) SUBSEQUENT EVENTS

     On March 27, 1997, the Company established a new entity, Sierra Materials, LLC ("Sierra"). Sierra is 80% owned by the Company and 20% owned by two individuals. Sierra was established to acquire Cape Composites, Inc. (d/b/a "Sierra Materials"). The shares of Sierra Materials are pledged as collateral for certain outstanding debt of approximately $650,000 of Sierra Materials which must be paid or the personal guarantees of the prior stockholders of Sierra Materials must be removed prior to September 30, 1997 or the shares of Sierra Materials will revert to the previous owners of Sierra Materials.

     On April 1, 1997, the Company acquired all of the outstanding stock of Pentiumatics Sdn. Bhd. ("Pentiumatics"), a Southeast Asian entity whose principal operations have not commenced. Pentiumatics is in the process of completing the purchase of land machinery and equipment from a third party pursuant to an agreement dated April 4, 1997. The Company is awaiting confirmation from Southeast Asian counsel as to the amount of the purchase price and terms of such purchase agreement and that this transaction has been completed. The principal

COYOTE SPORTS, INC.  AND SUBSIDIARIES

--------------------------------------------------------------------------------

(13) SUBSEQUENT EVENTS (CONTINUED)

     operations of Pentiumatics will be the extrusion of various metals which will be sold to third parties, primarily for the manufacture of sporting goods. The consideration for Pentiumatics was equal to approximately $ 3.8 million, which was comprised of cash and the assumption of liabilities. The transaction will be accounted for as a purchase and operations of Pentiumatics will be included in the Company's consolidated financial statements beginning April 1, 1997.

     On April 4, 1997, the Company entered into two secured promissory notes with lenders. The amounts of the notes are $1,355,000 and $145,000 and are due on June 16, 1997, or they may be extended to the earlier of December 31, 1997 or five days subsequent to the Company completing an initial public offering. The interest rates on the notes are 8% and may be increased if the Company defaults on the terms of the notes. As additional consideration for the lenders making the notes, the Company will also issue shares of the Company's common stock for no additional consideration and warrants subsequent to the Company's initial public offering, if any, of its common stock. The terms and quantities of the shares and warrants vary, depending on the timing of the Company's public offering of its common stock. The notes are secured by a Stock Pledge Agreement whereby the assets of the Company in Apollo Golf, Inc. and in Apollo Sports Holdings are pledged as collateral. In addition, the notes are secured by the personal guaranty of two of the stockholders of the Company.

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



THE BOARD OF DIRECTORS
COYOTE SPORTS, INC.


We have audited the accompanying combined balance sheets of TI Apollo Limited, Apollo Golf, Inc. and TI Reynolds 531 Limited (collectively the Apollo Entities) as of December 31, 1995 and September 30, 1996, and the related combined statements of operations, stockholders' equity and cash flows and for the year ended December 31, 1995 and for the nine months ended September 30, 1996. These combined financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of TI Apollo Limited, Apollo Golf, Inc. and TI Reynolds 531 Limited (collectively the Apollo Entities) as of December 31, 1995 and September 30, 1996, and the results of their operations and their cash flows for the year ended December 31, 1995 and for the nine months ended September 30, 1996, in conformity with generally accepted accounting principles.



                                                KPMG PEAT MARWICK LLP

Boulder, Colorado
June 5, 1997

TI APOLLO LIMITED, APOLLO GOLF, INC.
AND TI REYNOLDS 531 LIMITED

COMBINED BALANCE SHEETS

DECEMBER 31, 1995 AND SEPTEMBER 30, 1996

----------------------------------------------------------------------------------------------------------

                                                                              December 31,   September 30,
                                                                                  1995            1996
ASSETS                                                                        ------------   -------------
------
Current assets:
     Cash                                                                     $  1,214,407     $   114,757
     Trade accounts receivable, less allowance for doubtful accounts             2,736,164       3,086,843
        of  $265,000 in 1995 and $125,000 in 1996
     Inventories                                                                 3,941,519       3,475,001
     Prepaid expenses and other assets                                             282,939         204,761
                                                                              ------------     -----------
             Total current assets                                                8,175,029       6,881,362
                                                                              ------------     -----------
Property, plant and equipment:
     Machinery and equipment                                                    10,269,054      10,438,190
     Furniture and fixtures                                                        578,000         582,000
                                                                              ------------     -----------
                                                                                10,847,054      11,020,190
     Less accumulated depreciation                                              (7,843,819)     (8,320,485)
                                                                              ------------     -----------
             Net property, plant and equipment                                   3,003,235       2,699,705
                                                                              ------------     -----------
                                                                              $ 11,178,264     $ 9,581,067
                                                                              ============     ===========

                                                                     (Continued)

TI APOLLO LIMITED, APOLLO GOLF, INC.
AND TI REYNOLDS 531 LIMITED

COMBINED BALANCE SHEETS, CONTINUED
December 31, 1995 and September 30, 1996

-------------------------------------------------------------------------------------------------------------
                                                            December 31,   September 30,
                                                                1995            1996
LIABILITIES AND STOCKHOLDERS EQUITY                             ----            ----
-------------------------------------
Current liabilities:
     Notes payable to Former Parent                         $   688,000       1,138,000
     Accounts payable                                         2,505,197       1,623,546
     Taxes payable                                              947,000         575,000
     Accrued expenses                                           942,111       1,398,577
     Dividends payable                                          832,000               -
                                                            -----------   -------------
     Total current liabilities                                5,914,308       4,735,123
                                                            -----------   -------------

Deferred tax liability                                          540,000         525,000
                                                            -----------   -------------
     Total liabilities                                        6,454,308       5,260,123

Stockholders' equity
     Common stock                                             1,872,878       2,652,878
     Additional paid-in capital                               4,208,122       3,440,122
     Accumulated deficit                                     (1,344,044)     (1,777,056)
     Foreign currency translation adjustment                    (13,000)          5,000
                                                            -----------   -------------
     Total stockholders equity                                4,723,956       4,320,944
                                                            -----------   -------------
Commitments and contingencies (notes 3, 4, 6 and 9)
                                                            $11,178,264       9,581,067
                                                            ===========   =============

See accompanying notes to combined financial statements.

TI APOLLO LIMITED, APOLLO GOLF, INC.
AND TI REYNOLDS 531 LIMITED

COMBINED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 1995 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996

--------------------------------------------------------------------------------------

                                                      Year ended    Nine months ended
                                                     December 31,     September 30,
                                                         1995              1996
                                                         ----              ----

Net sales                                            $ 22,280,546          14,787,052
Cost of goods sold                                    (13,516,961)         (8,914,428)
                                                     ------------   -----------------
    Gross profit                                        8,763,585           5,872,624

Selling, general and administrative expenses           (8,319,276)         (5,872,959)
                                                     ------------   -----------------
    Operating income (loss)                               444,309                (335)
                                                     ------------   -----------------
Other income (expense):
 Interest expense, net                                   (224,305)           (238,677)
 Gains (losses) on forward exchange contracts, net       (126,000)             54,000
                                                     ------------   -----------------
                                                         (350,305)           (184,677)
                                                     ------------   -----------------
 Income (loss) before income taxes                         94,004            (185,012)

Income tax expense                                       (507,000)           (248,000)
                                                     ------------   -----------------
   Net loss                                          $   (412,996)           (433,012)
                                                     ============   =================

See accompanying notes to combined financial statements.

TI APOLLO LIMITED, APOLLO GOLF, INC.
AND TI REYNOLDS 531 LIMITED

COMBINED STATEMENTS OF STOCKHOLDERS EQUITY

FOR THE YEAR ENDED DECEMBER 31, 1995 AND THE NINE MONTHS ENDED
SEPTEMBER 30, 1996

--------------------------------------------------------------------------------

                                                                                                          Foreign
                                                                              Additional                  currency        Total
                                        Common       Common       Common       paid-in    Accumulated   translation   stockholders
                                        stock(1)     stock(2)     stock(3)     capital      deficit      adjustment      equity
                                        ------      ---------      ------      -------      -------      ----------      ------
BALANCES JANUARY 1, 1995                 1,000     1,450,678   $   421,200   4,246,017     (931,048)       (5,000)    5,182,847
Contributed Capital                          -             -             -     808,105            -             -       808,105
Dividends declared                           -             -             -    (846,000)           -             -      (846,000)
Net loss                                     -             -             -           -     (412,996)            -      (412,996)
Foreign currency translation
 adjustment                                  -             -             -           -            -        (8,000)       (8,000)
                                        ------     ---------   -----------  ----------    ---------     ---------    ----------
BALANCES DECEMBER 31, 1995               1,000     1,450,678       421,200   4,208,122   (1,344,044)      (13,000)    4,723,956
                                        ======     =========   ===========  ==========    =========     =========    ==========

Contributed capital                          -       780,000             -     (76,000)           -             -       704,000
Dividends declared                           -             -             -    (692,000)           -             -      (692,000)
Net loss                                     -             -             -           -     (433,012)            -      (433,012)
Foreign currency translation
 adjustment                                  -             -             -           -            -        18,000        18,000
                                        ------     ---------   -----------  ----------    ---------     ---------    ----------

BALANCES SEPTEMBER 30, 1996              1,000     2,230,678   $   421,200   3,440,122   (1,777,056)        5,000     4,320,944
                                        ======     =========   ===========  ==========    =========     =========     =========

------------
(1) Common stock, no par value. Authorized 1,000 shares, 100 issued and outstanding.

(2) Common stock, .25 Pound Sterling (PS) ($.39 at December 31, 1995 and September 30, 1996) par value. Authorized 5,800,000 shares, 3,719,688 and 5,719,688 shares issued and outstanding at December 31, 1995 and September 30, 1996, respectively.

(3) Common stock, .02 PS ($.03 at December 31, 1995 and September 30, 1996) par value. Authorized 14,040,040 shares, 14,040,000 shares issued and outstanding.










See accompanying notes to combined financial statements.

TI APOLLO LIMITED, APOLLO GOLF, INC.
AND TI REYNOLDS 531 LIMITED

COMBINED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 1995 AND  THE NINE MONTHS ENDED  SEPTEMBER 30, 1996
------------------------------------------------------------------------------------
                                                                          Nine months
                                                           Year ended        ended
                                                          December 31,   September 30,
                                                              1995            1996
                                                              ----            ----

Cash flows from operating activities:
Net loss                                                   $  (412,996)       (433,012)
 Adjustments to reconcile net loss to net cash
      used in operating activities:
           Depreciation                                        395,600         476,666
           Deferred income taxes                                (4,000)        (15,000)
           Changes in operating assets and liabilities:
               Trade accounts receivable, net                  540,928        (350,679)
               Inventories                                    (124,189)        466,518
               Prepaid expenses and other assets              (174,032)         78,178
               Accounts payable                               (305,427)       (881,651)
               Taxes payable                                  (179,000)       (372,000)
               Accrued expenses                               (692,636)        456,466
                                                           -----------     -----------
                   Net cash used in operating activities      (955,752)       (574,514)
                                                           -----------     -----------

Cash flows used in investing activities -
      purchase of property, plant and equipment               (192,144)      (173,136)

Cash flows from financing activities:
 Proceeds from notes payable to Former Parent                  688,000         450,000
 Dividends paid                                             (1,962,000)       (832,000)
 Capital contributions                                         808,105          12,000
                                                           -----------     -----------
                   Net cash used in financing activities      (465,895)       (370,000)
                                                           -----------     -----------

Effect of exchange rate changes on cash                         (8,000)         18,000
                                                           -----------     -----------
                   Net decrease in cash                     (1,621,791)     (1,099,650)
                                                           -----------     -----------
Cash at beginning of period                                  2,836,198       1,214,407
                                                           -----------     -----------
Cash at end of period                                        1,214,407         114,757
                                                           ===========     ===========
Supplemental disclosures of cash flow information:
Cash paid during the period for:
      Interest                                             $    11,050          53,788
                                                           ===========     ===========
      Income taxes                                         $ 1,191,768           -
                                                           ===========     ===========

See accompanying notes to combined financial statements.

TI APOLLO LIMITED, APOLLO GOLF, INC.
AND TI REYNOLDS 531 LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 1995 AND SEPTEMBER 30, 1996

--------------------------------------------------------------------------------
(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES AND BASIS OF PRESENTATION

    NATURE OF BUSINESS AND BASIS OF PRESENTATION

    TI Apollo Limited (TAL), Apollo Golf, Inc. (AGI) and TI Reynolds 531 Limited
    (TRL) (collectively, the "Apollo Entities", or Company) formerly wholly owned subsidiaries of TI Group plc (Former Parent) are engaged in the manufacture and sales of sporting goods products. These sporting good products include steel golf shafts (under the name Apollo) and bicycle frame tubes (under the name Reynolds). The Company sells its golf shafts and bicycle frame tubes in wholesale markets and to assemblers of finished products primarily in Europe and the United States. The Company's golf shaft business accounted for approximately 88% of the Company's revenue for the nine months ended September 30, 1996. If the demand for golf products were to experience a significant change it could have a significant impact on the financial performance of the Apollo Entities.

    The Apollo Entities have been combined as a result of the acquisition of these entities by Coyote Sports, Inc. as described in note 10. These combined financial statements are presented on a historical cost basis and do not include the effects of purchase accounting. The purchase price paid by Coyote Sports, Inc., for the Apollo Entities was less than the net book value recorded in the combined financial statements.

    All significant intercompany balances and transactions have eliminated in combination.

    ACCOUNTS RECEIVABLE

    The provision for doubtful accounts was $269,167 and $101,003 and uncollectible accounts charged to the allowance were $262,189 and $240,787 for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively. The allowance for doubtful accounts was $258,661 as of December 31, 1994.

    INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out method) or market.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is stated at cost. Maintenance and repairs are charged to expense as incurred. Depreciation is computed using the straight-line method based on estimated useful lives of the assets, which range from 3 to 20 years.

    REVENUE RECOGNITION

    The Company recognizes sales upon shipment to customers.

TI APOLLO LIMITED, APOLLO GOLF, INC.
AND TI REYNOLDS 531 LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS, CONTINUED

--------------------------------------------------------------------------------

      RESEARCH AND DEVELOPMENT EXPENSES

      Expenditures relating to the development of new products and processes, including significant improvements and refinements to existing products, are expensed as incurred. The amount charged against operations during the year ended December 31, 1995 and the nine months ended September 30, 1996 was approximately $676,000 and $407,000, respectively, which is included in selling, general and administrative expenses.

      INCOME TAXES

      The Apollo Entities account for income taxes under the asset and liability method whereby deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      ADVERTISING

      The Apollo Entities expense advertising costs when incurred. Advertising expense recognized in the year ended December 31, 1995 and the nine months ended September 30, 1996 approximated $313,000 and $249,000, respectively, and is included in selling, general and administrative expenses.

      USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      FOREIGN EXCHANGE RISK AND FINANCIAL INSTRUMENTS

      The accounts of TAL and TRL are measured using the local currency (Pound Sterling) as the functional currency. For those operations, assets and liabilities are translated at period end exchange rates. Revenue and expense accounts are translated at average monthly exchange rates. Net gains or losses resulting from translation are excluded from results of operations and accumulated as a separate component of stockholder's equity. Gains and losses from foreign currency transactions are included in operations as incurred.

      The Company enters into forward foreign exchange contracts on certain foreign forward delivery commitments. Generally, open forward delivery commitments are marked to market at the end of each accounting period and corresponding gains and losses are recognized in other income (expense).

TI APOLLO LIMITED, APOLLO GOLF, INC.
AND TI REYNOLDS 531 LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS, CONTINUED
--------------------------------------------------------------------------------

(2)    INVENTORIES

       Inventories consist of the following:

                                     December 31,   September 30,
                                         1995            1996
                                    -------------   -------------

       Raw materials and supplies      $1,218,119       2,352,094
       Work-in-progress                   933,689          89,239
       Finished goods                   2,717,595       2,047,552
                                    -------------   -------------
                                        4,869,403       4,488,885
       Valuation allowance               (927,884)     (1,013,884)
                                    -------------   -------------

                                       $3,941,519       3,475,001
                                    =============   =============

(3)    NOTES PAYABLE TO FORMER PARENT

       The Former Parent had a senior bank facility which was used to fund the working capital needs of the Apollo Entities, similar to a line of credit. Amounts outstanding on the facility were the obligation of the Former Parent. Amounts payable by the Apollo Entities were payable to the Former Parent. These amounts were paid prior to the completion of the acquisition in note 10.

(4)    LEASES

       The Company has noncancelable operating leases for offices and equipment that expire in various years through 2000. Lease expense on these operating leases amounted to approximately $193,000 and $134,000 for the year ended December 31, 1995 and the nine months ended September 30, 1997, respectively.

TI APOLLO LIMITED, APOLLO GOLF, INC.
AND TI REYNOLDS 531 LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS, CONTINUED
--------------------------------------------------------------------------------


         At September 30, 1996, future minimum lease payments for operating leases are as follows:

                              1997.................   $ 204,415
                              1998.................     327,507
                              1999.................     239,463
                              2000.................      93,549
                              2001.................       6,350
                                                      ---------
                                                      $ 871,284
                                                      =========
(5)      INCOME TAXES

         Income tax expense (benefit) is comprised of the following for the years ended:

                                        December 31,       September 30,
                                            1995              1996
                                            ----              ----
                    Current:
                    U.S. Federal        $         -                -
                    United Kingdom          543,000          263,000
                    State                         -                -
                                        -----------        ---------
                                            543,000          263,000
                                        -----------        ---------

                    Deferred:
                    U.S. Federal                  -                -
                    United Kingdom          (36,000)         (15,000)
                    State                         -                -
                                        -----------        ---------
                                            (36,000)         (15,000)
                                        -----------        ---------
                                        $   507,000          248,000
                                        ===========        =========

TI APOLLO LIMITED, APOLLO GOLF, INC.
AND TI REYNOLDS 531 LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS, CONTINUED
--------------------------------------------------------------------------------

             Actual income tax expense (benefit) differs from the amounts computed using the U.S. statutory tax rate of 34% as follows:

                                                                 December 31,  September 30,
                                                                    1995           1996
                                                                 ------------  -------------
             Computed tax at the expected statutory
                rate                                             $     32,000        (63,000)
             Increase (decrease) in income taxes
                from:
                    State tax, net of federal benefit and tax
                       credits                                        (16,000)       (20,000)
                    Meals and entertainment expenses                   22,000         19,000
                    Correction of a previously filed tax return            --         80,000
                    Increase in valuation allowance                   448,000        264,000
                    Other, net                                         21,000        (32,000)
                                                                 ------------  -------------
                           Income tax expense                    $    507,000        248,000
                                                                 ============  =============


             Income tax expense is a result of income generated in the United Kingdom without the benefit of utilization of net operating losses generated in the United States.


             The tax effects of temporary differences which give rise to significant portions of deferred tax assets and deferred tax liabilities are presented below:


                                                       December 31,  September 30
                                                             1995        1996
                                                       ------------  ------------

             Deferred tax assets:
                Net operating loss carryforwards          $ 294,000     524,000
                Bad debts and inventory allowances          201,000     227,000
                                                          ---------   ---------

                       Total deferred tax assets            495,000     751,000

             Valuation allowance                           (448,000)   (712,000)
                                                          ---------   ---------

                       Net deferred tax assets               47,000      39,000
                                                          ---------   ---------

             Deferred tax liability -
                difference in book and tax basis of
                    property, plant and equipment from
                    acquisition                            (587,000)   (564,000)
                                                          ---------   ---------

                       Net deferred tax liability         $(540,000)   (525,000)

                                                          =========   =========

             At September 30, 1996, management does not believe it is more likely than not that the Apollo Entities will realize the benefits of a substantial portion of its deferred tax assets and recognized a valuation allowance.



TI APOLLO LIMITED, APOLLO GOLF, INC.
AND TI REYNOLDS 531 LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS, CONTINUED

--------------------------------------------------------------------------------


(6)  EMPLOYEE BENEFIT PLAN

     The Apollo Entities participate in a multi-employer defined benefit pension plan. The plan provides defined benefits to substantially all salaried and hourly employees in these two subsidiaries. Amounts charged to pension expense and contributed to the plan during the year ended December 31, 1995 and the nine months ended September 30, 1996 were $ 31,996 and $ 20,250, respectively.

(7)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of a financial instrument equals the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amounts of certain of the Apollo Entities' financial instruments, including cash, trade accounts receivable and accounts payable approximate fair value because of their short maturity.

     FOREIGN CURRENCY INSTRUMENTS

     The fair value of the Apollo Entities' foreign exchange contracts is estimated based on quoted market prices of comparable contracts.

                                                    September  30, 1996
                                                 -------------------------
                                                 Carrying            Fair
                                                  amount             value
                                                  ------             -----
            Foreign exchange contracts           $80,252           $80,252
                                                 =======           =======

TI APOLLO LIMITED, APOLLO GOLF, INC.
AND TI REYNOLDS 531 LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS, CONTINUED

--------------------------------------------------------------------------------

(8)  OPERATING INFORMATION BY GEOGRAPHIC REGION

     The Apollo Entities' operations are summarized by geographic region as follows:

                                                          Nine months
                                                             ended
                                                         September 30,
                                                             1996
                                                         -------------
              Net Sales:
                   Europe, Asia and Australia            $   6,788,333
                   United States                             7,998,719
                                                         -------------
                                                            14,787,052
                                                         =============
              Net income (loss):
                   United Kingdom                              286,000
                   United States                              (719,012)
                                                         -------------
                                                              (433,012)
                                                         =============
              Identifiable assets:
                   United Kingdom                            6,321,000
                   United States                             3,260,067
                                                         -------------
                                                         $   9,581,067
                                                         =============

(9)  COMMITMENTS AND CONTINGENCIES

     LITIGATION

     The Apollo Entities are involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Apollo Entities' combined financial position, results of operations or liquidity.

     UNION AGREEMENTS

     Substantially all of the employees of TAL and TRL are unionized under various contracts which are periodically renegotiated.

(10) ACQUISITION BY COYOTE SPORTS, INC.

     On September 18, 1996, all of the outstanding shares of the Apollo Entities were sold to Coyote Sports, Inc. In addition to these shares of the Apollo Entities, Coyote Sports, Inc. acquired a manufacturing facility which is used by TI Apollo Limited to manufacture golf shafts.

     No dealer, salesperson or any other person has been authorized to give information or making any representation not contained in this Prospectus in connection with the offer made by this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell, or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the affairs of the Company since that date hereof or the information herein is correct as of any time subsequent to the date of this Prospectus.

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Prospectus Summary...........................................................3
Risk Factors.................................................................7
Use of Proceeds.............................................................14
Dividend Policy.............................................................16
Dilution....................................................................17
Selected Financial Data.....................................................18
Management's Discussion and Analysis of Financial Condition & Results
  of Operations.............................................................20
Business....................................................................25
Management..................................................................37
Certain Transactions........................................................41
Principal Stockholders......................................................43
Description of Securities...................................................44
Shares Eligible for Future Sale.............................................46
Underwriting................................................................48
Legal Matters...............................................................49
Experts.....................................................................50
Available Information.......................................................50

--------------------------------------------------------------------------------

     Until ____ , 1997, all dealers effecting transactions in Securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.





                        1,150,000 Shares of Common Stock
                             and 1,150,000 Warrants





                               COYOTE SPORTS, INC.






                                 --------------

                                   PROSPECTUS

                                 --------------



                            Cohig & Associates, Inc.




                                     , 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.          Indemnification of Directors and Officers.

         The Articles of Incorporation and Bylaws of the Company provide that the Company shall indemnify to the fullest extent permitted by Nevada law any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company in any capacity and in any other corporation, partnership, joint venture, trust or other enterprise. The
Nevada Business Corporation Act (the "Nevada Act") permits the Company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company or, if such officer or director was not acting in an official capacity for the Company, he or she reasonably believed the conduct was not opposed to the best interests of the Company. Indemnification is mandatory if the officer or director was wholly successful, on the merits or otherwise, in defending such proceeding. Such indemnification (other than as ordered by a court) shall be made by the Company only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors or of a committee of at least two disinterested directors, or by independent legal counsel or by the shareholders.

         In addition, the Articles of Incorporation provide for the elimination, to the extent permitted by Nevada law, of personal liability of directors to the Company and its shareholders for monetary damages for breach of fiduciary duty as directors. The Nevada Act provides for the elimination of personal liability of directors for damages occasioned by breach of fiduciary duty, except for liability based on the director's duty of loyalty to the Company, liability for acts or omissions not made in good faith, liability for acts or omissions involving intentional misconduct, liability based on payments of improper dividends, liability based on violations of state securities laws, and liability for acts occurring prior to the date such provision was added.

         See the second and third paragraphs of Item 28 below for information regarding the position of the Securities and Exchange Commission with respect to the effect of any indemnification for liabilities arising under the Securities Act.

Item 25.          Other Expenses of Issuance and Distribution.

         The following table sets forth the estimated costs and expenses to be borne by the Company in connection with the offering described in the Registration Statement, other than the underwriting discount and the Representative's nonaccountable expense allowance.

      Registration Fee..........................................  $   5,284
      National Association of Securities Dealers, Inc. Fee......      2,262
      Non-Accountable Expense Allowance.........................    224,164
      Legal Fees and Expenses...................................    150,000
      Accounting Fees and Expenses..............................    170,000
      Printing and Engraving Expenses...........................     40,000
      Blue Sky Fees and Expenses................................      5,000
      Underwriters' Legal Fees for Blue Sky.....................     10,000
      Transfer Agent's and Registrar's Fees.....................      1,000
      Nasdaq Listing Fees.......................................     10,000
      Miscellaneous Expenses....................................     12,290
                                                                   --------
        Total...................................................  $ 630,000
                                                                   ========

Item 26.     Recent Sales of Unregistered Securities.

         The Registrant sold the following unregistered securities during the past three fiscal years.

         The Company sold 1,000 shares of its Common Stock to its two founders in October 1994. Subsequently, the two founders sold a total of 150 shares of the Company's Common Stock to a third founder of the Company who was an officer and director of the Company since its inception. On June 11, 1997, the Company effected a 3,450 to 1 forward stock split of its Common Stock which resulted in a total of 3,450,000 shares issued and outstanding as of that date and registered in the names of the three such founders. The Company believes that the transactions were private in nature and were exempt from the registration requirements of Section 5 of the Securities Act of 1933 (the "Securities Act") by virtue of the exemptions contained in Section 4(2) of the Securities Act and the so called 4(1 1/2) exemption under the Securities Act.


Item 27.          Exhibits


Exhibit
Number       Description of Exhibit
------       ----------------------
1.1      Form of Underwriting Agreement. *
1.2      Representative's Warrant Agreement. *
3.1      Restated Articles of Incorporation of the Company, as amended.
3.2      Bylaws of the Company, as amended. *
4.1      Form of certificate for shares of Common Stock. *
5.1      Opinion of Chrisman, Bynum & Johnson, P.C.
10.1     TI Group plc and Apollo Sports Holding Ltd. and Coyote Sports Inc.
         Agreement for the sale and purchase of the whole of the issued share capitals of TI Apollo Limited, Apollo Golf Inc. and TI Reynolds 531
         Limited, dated September 18, 1996.
10.2     ICE*USA LLC Agreement between Coyote Sports, Inc. And Expedition
         Trading Company dated September 18, 1996.
10.3     Agreement between David B. Abrams, Coyote Sports, Inc. And Mark H.
         Snyder (regarding Sierra Materials, Inc), dated March 27, 1997. *
10.4     Mel S. Stonebraker Employment Agreement. *
10.5     Mel S. Stonebraker Change in Control Agreement. *
10.6     James M. Probst Employment Agreement. *
10.7     James M. Probst Change in Control Agreement. *
10.8     James A. Pfeil Employment Agreement. *
10.9     Paul Andrew Taylor Employment Agreement
10.10    1997 Stock Option Plan
10.11    Transfer of Oldbury Property located in UK from TI Reynolds Limited to
         Apollo Sports Holdings Limited dated September 18, 1996.
10.12    Agreement for Sale and Purchase of Freehold Property at Oldbury, West
         Midlands, dated September 17, 1996, between TI Reynolds Limited and TI
         Group plc. *
10.13    Amended and Restated Secured Promissory Note between Deere Park Capital
         Management, Inc. and Coyote Sports, Inc. dated May 4, 1997
10.14    Amended and Restated Secured Promissory Note between Steve Kerr and
         Coyote Sports, Inc. dated May 4, 1997
10.15    Unlimited Continuing Guaranty between Deere Park Capital Management,
         Inc. and Apollo Sports Holdings Limited dated May 4, 1997
10.16    Unlimited Continuing Guaranty between Deere Park Capital Management,
         Inc. and Mel Stonebraker dated April 4, 1997
10.17    Unlimited Continuing Guaranty between Steve Kerr and Apollo Sports
         Holdings Limited dated May 4, 1997
10.18    Stock Pledge Agreement between Deere Park Capital Management, Inc.,
         Steve Kerr and Mel Stonebraker dated April 4, 1997.
10.19    Stock Pledge Agreement between Deere Park Capital Management, Inc.,
         Steve Kerr and Coyote Sports, Inc. dated April 4, 1997.
10.20    Lease between Hamann-Chambers-Rumsey-Burns and Apollo Golf, Inc.
         located in El Cajun, Diego,

         California. *
10.21    Lease between American National Bank and Trust Company of Chicago and
         TI Steel Tube (USA) Inc. located in Cook County, Illinois. *
10.22    Lease between Coyote Sports, Inc. and Accent Properties located in
         Boulder, Colorado. *
10.23    Lease between Hamann-Chambers-Rumsey-Burns and Apollo Golf, Inc.
         located in San Diego, California. *
21.1     List of Subsidiaries of Company.
                  ICE*USA LLC, a Colorado limited liability company
                  Sierra Materials, LLC (formerly known as Cape Composites,
                  LLC), a Colorado limited liability company
                  Pentiumatics SDN, BHD, a Malaysian company
                  Apollo Golf, Inc., a New Jersey corporation
                  Apollo Sports Holdings Ltd., a United Kingdom company
                  Reynolds Cycle Technology, Ltd., a United Kingdom company
                  Apollo Sports Technologies, Limited, a United Kingdom company
23.1     Consent of KPMG Peat Marwick LLP
23.2     Consent of KPMG Peat Marwick LLP
23.3 Consent of Chrisman, Bynum & Johnson, P.C. (included in its opinion filed as Exhibit 5.1).
24.1     Power of Attorney (included in signature page of original filing).

-------------------
*To be filed by Amendment.

Item 28.       Undertakings.

         The undersigned small business issuer will provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned small business issuer will:

         (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

         (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.